UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Vectrus, Inc.

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2015
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

VECTRUS, INC.

VECTRUS
TRUE TO YOUR MISSION

March 31, 2015

Vectrus, Inc.

655 Space Center Drive

Colorado Springs, CO 80915

Dear Fellow Shareholders:

Enclosed are the Notice of Annual Meeting and Proxy Statement for the Vectrus, Inc. 2015 Annual Meeting of Shareholders. This year’s meeting is intended to address only the business included on the agenda. Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement which provides information required by applicable laws and regulations.

Your vote is important and we encourage you to vote whether you are a registered owner or a beneficial owner. In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Because we are using the Internet, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. This notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. We believe use of the Internet makes the proxy distribution process more efficient, less costly and helps in conserving natural resources.

If you are the registered owner of Vectrus common stock, you may vote your shares by making a toll-free telephone call or using the Internet. Details of these voting options are explained in the Proxy Statement. If you choose to receive paper copies of our proxy materials, you can vote by completing and returning the enclosed proxy card by mail as soon as possible.

If you are a beneficial owner and someone else, such as your bank, broker or trustee is the owner of record, the owner of record will communicate with you about how to vote your shares.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. If you are a registered owner of Vectrus common stock and do not plan to vote in person at the Annual Meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting of Shareholders.

Sincerely,

Kenneth W. Hunzeker

Chief Executive Officer and President

Louis J. Giuliano

Non-Executive Chairman of the Board of Directors

March 31, 2015

Notice of 2015 Annual Meeting of Shareholders

Time:	8:00 a.m. Mountain Time, on Friday, May 15, 2015

Place:	Cheyenne Mountain Resort, 3225 Broadmoor Valley Road, Colorado Springs, CO 80906

Items of Business:	1.	To elect three Class I Directors as members of the Board of Directors for a three-year term, each as named in the attached Proxy Statement.

	2.	To ratify the appointment of Deloitte & Touche LLP as the Vectrus, Inc. Independent Registered Public Accounting Firm for 2015.

	3.	To approve, on an advisory basis, the compensation paid to our named executive officers, as described herein.

	4.	To determine, on an advisory basis, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

	5.	To transact such other business as may properly come before the meeting.

Who May Vote:	You can vote if you were a shareholder at the close of business on March 18, 2015, the record date.

Annual Report to Shareholders and Annual Report on Form 10-K:	Copies of our Annual Report to Shareholders and 2014 Annual Report on Form 10-K are provided to shareholders.

Mailing or Availability Date:	Beginning on or about March 31, 2015, this Notice of Annual Meeting of Shareholders and the 2015 Proxy Statement are being mailed or made available, as the case may be, to shareholders of record on March 18, 2015.

About Proxy Voting:	Your vote is important. Proxy voting permits shareholders unable to attend the Annual Meeting of Shareholders to vote their shares through a proxy. By appointing a proxy, your shares will be represented and voted in accordance with your instructions. If you do not provide instructions on how to vote, the proxies will vote as recommended by the Board of Directors. Most shareholders will not receive paper copies of our proxy materials and can vote their shares by following the Internet voting instructions provided on the Notice of Internet Availability of Proxy Materials. If you are a registered owner and requested a paper copy of the proxy materials, you can vote your shares by completing and returning your proxy card or by following the Internet or telephone voting instructions provided on the proxy card. Beneficial owners who received or requested a paper copy of the proxy materials may vote their shares by completing and returning their voting instruction form or by following the Internet or telephone voting instructions provided on the voting instruction form. You can change your voting instructions or revoke your proxy at any time prior to the Annual Meeting of Shareholders by following the instructions on page 6 of this proxy statement and on the proxy card.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Friday, May 15, 2015 at 8:00 a.m. Mountain Time at the Cheyenne Mountain Resort, 3225 Broadmoor Valley Road, Colorado Springs, CO 80906. The Company’s 2015 Proxy Statement, 2014 Annual Report on Form 10-K and Annual Report to Shareholders are available online at www.proxyvote.com.

If you want to receive a paper or email copy of these documents, you must request a copy. There is no charge to you for requesting a copy. Please make your request for a copy as instructed in this proxy statement on or before April 30, 2015 to facilitate timely delivery.

By order of the Board of Directors,

Michele L. Tyler
Senior Vice President,
Chief Legal Officer and Corporate Secretary

i

ii

Vectrus Quick Facts

Annual Meeting of Shareholders Information
Date:	May 15, 2015
Time:	8:00 a.m. Mountain Time
Location:	Cheyenne Mountain Resort, 3225 Broadmoor Valley Road, Colorado Springs, CO 80906
Record Date:	March 18, 2015
Transfer Agent:	Computershare
Corporate Headquarters:	655 Space Center Drive, Colorado Springs, CO 80915
Corporate Website:	www.vectrus.com
Investor Relations Website:	http://investors.vectrus.com/phoenix.zhtml?c=253463&p=irol-irhome
Annual Report on Form 10-K:	http://services.corporate- ir.net/SEC.Enhanced/SecCapsule.aspx?c=253463&fid=9998474
Annual Report to Shareholders:	http://investors.vectrus.com/phoenix.zhtml?c=253463&p=irol-reportsannual
Code of Conduct:	http://media.corporate- ir.net/media_files/IROL/25/253463/Code%20of%20Conduct% 20Book%20Final%2024%20Jul%2014.pdf

Annual Meeting of Shareholders Agenda Items to be Voted On
Management Recommendation
1.	To elect Class I Directors: • Bradford J. Boston • Kenneth W. Hunzeker • Phillip C. Widman	FOR EACH CLASS I DIRECTOR
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2015.	FOR
3.	To approve, on an advisory basis, the compensation of our named executive officers, as described in the 2015 Proxy Statement.	FOR
4.	To determine, on an advisory basis, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years.	ONE YEAR

Directors Standing for Election
	Independent	Committee Assignment
Bradford J. Boston	yes	Compensation and Personnel Committee, Chair
Kenneth W. Hunzeker	no	none
Phillip C. Widman	yes	Audit Committee, Audit Committee Financial Expert; Compensation and Personnel Committee

Board and Committee Information
Board Meetings in 2014	3

Committee Meetings in 2014
Compensation and Personnel Committee Meetings in 2014	4
Nominating and Governance Committee Meetings in 2014	3
Audit Committee Meetings in 2014	3

Independent Non-Executive Chair
Louis J. Giuliano

Director Compensation Information
Director Share Ownership Guidelines	5X the Annual Retainer Amount

Annual Director Compensation
Cash Retainer	$75,000
Restricted Stock Units	$75,000
Audit Committee Chair – Incremental Compensation	$15,000 Cash Retainer
Compensation and Personnel Committee Chair – Incremental Compensation	$10,000 Cash Retainer
Nominating and Governance Committee Chair – Incremental Compensation	$10,000 Cash Retainer
Non-Executive Chair – Incremental Compensation	$50,000 Cash Retainer and $50,000 in Restricted Stock Units

Board Size following the 2015 Annual Meeting of Shareholders
9 Directors

Key Governance Principles
• Independent Chairman of the Board
• Committees 100% Independent
¡ Audit ¡ Compensation and Personnel ¡ Nominating and Governance
• Majority Vote Standard in Uncontested Elections
• Limited Perquisites
• No tax gross-ups in change of control
• Policy Against Hedging, Pledging or Speculating in Company Stock
• Share Ownership Guidelines for Directors and Officers
• Clawback Policy
• Compensation Tied to Performance

We do:
• Use an independent compensation consultant.
• Pay for performance.
• Have share ownership guidelines.
• Recommend that we have an annual Say-on-Pay vote.
• Mitigate compensation risk through oversight, controls and appropriate incentives in our balanced compensation programs.
• Have change of control provisions that only trigger upon consummation of the change in control transaction.
• Provide for annual vesting over a three-year period for our restricted stock unit and stock option awards.
• For 2015, the Company implemented a relative total shareholder return component that represents 50% of the long term incentives. The awards are subject to a three-year performance period.
We do not:
• Reprice stock options.
• Provide tax gross-ups for any perquisites or in connection with payments made in the event of change of control.
• Have Directors or executive officers who have pledged shares.
• Guarantee minimum bonus payments.

2015 Proxy Statement

Introduction

Your vote is very important. For this reason, the Board of Directors of Vectrus, Inc. (“Vectrus” or the “Company”) is requesting that you allow your common stock to be represented at the Annual Meeting of Shareholders by the proxies named on the proxy card. This statement is being sent or made available to you in connection with this request and has been prepared for the Board of Directors by our management team.

Separation from Exelis Inc.

Vectrus is composed of Exelis’ former military and government services business provider of infrastructure management, logistics and supply chain management, and information technology and network communication services worldwide. On September 27, 2014 (the “Distribution Date”), Vectrus, Inc. became an independent, publicly traded company (the “Separation” or “Spin-Off”) as a result of Exelis Inc.‘s (“Exelis”) distribution of its shares of Vectrus to Exelis shareholders and its stock began trading “regular way” under the ticker symbol “VEC” on the New York Stock Exchange (“NYSE”) on September 29, 2014. The Vectrus 2015 Proxy Statement provides information related to Vectrus’ partial year as an independent, publicly traded company. References to Exelis are included only as needed to explain necessary historical information.

Information about the Proxy Statement and Voting

Why did I receive these proxy materials?

Beginning on or about March 31, 2015, this Proxy Statement is being mailed or made available, as the case may be, to shareholders who were Vectrus shareholders as of the March 18, 2015 record date (the “Record Date”), as part of the Board of Directors’ solicitation of proxies for the Vectrus 2015 Annual Meeting of Shareholders and any postponements or adjournments thereof. This Proxy Statement, the CEO Annual Report Letter, and the 2014 Annual Report on Form 10-K (which have been furnished to shareholders eligible to vote at the 2015 Annual Meeting of Shareholders) contain information that the Board of Directors believes offers an informed view of Vectrus and meets the regulations of the U.S. Securities and Exchange Commission (the “SEC”) for proxy solicitations.

Who is entitled to vote?

You can vote if you owned shares of the Company’s common stock as of the close of business on March 18, 2015, the record date.

What items of business will I be voting on?

You are voting on the following items of business:

1.	To elect three Class I Directors as members of the Board of Directors for a three-year term, each as named in this Proxy Statement.

2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s Independent Registered Public Accounting Firm for 2015.

3.	To approve, on an advisory basis, the compensation paid to our named executive officers, as described herein.

4.	To determine, on an advisory basis, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

5.	To transact such other business as may properly come before the meeting.

How do I vote?

If you are a registered owner, you can either vote in person at the Annual Meeting of Shareholders or by proxy, whether or not you attend the Annual Meeting of Shareholders. If you are a beneficial owner, you may vote by submitting voting instructions to your bank, broker, trustee or other nominee. If you are a beneficial owner and your shares are held in a bank or brokerage account, you will need to obtain a proxy, executed in your favor, from your bank or broker to be able to vote in person at the Annual Meeting of Shareholders. If you hold shares through the Vectrus 401(k) Plan, your shares held in the Vectrus 401(k) Plan will be voted by Evercore Trust Company, N.A., an independent fiduciary appointed for purposes of voting such shares. As an independent fiduciary, Evercore will act solely in the interest of the plan and the plan’s participants and beneficiaries.

What are the proxy voting procedures?

If you vote by proxy, you can vote by following the voting procedures on the proxy card. You may vote:

•	By the Internet,

•	By Telephone, if calling from the United States, or

•	By Mail.

Why does the Board solicit proxies from shareholders?

Since it is impractical for all shareholders to attend the Annual Meeting of Shareholders and vote in person, the Board of Directors recommends that you appoint the two people named on the accompanying proxy card to act as your proxies at the 2015 Annual Meeting of Shareholders.

How do the proxies vote?

The proxies vote your shares in accordance with your voting instructions. If you appoint the proxies but do not provide voting instructions, they will vote as recommended by the Board of Directors, except as discussed below under “What is a broker non-vote?” If any other matters not described in this Proxy Statement are properly brought before the meeting for a vote, the proxies will use their discretion in deciding how to vote on those matters.

How many votes do I have?

You have one vote for every share of Vectrus common stock that you owned on the Record Date.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends a vote “FOR” the election of each of the Class I Director nominees of the Board of Directors (Item 1), “FOR” the ratification of the appointment of Deloitte as the

Vectrus Independent Registered Public Accounting Firm for 2015 (Item 2), “FOR” the advisory approval of the compensation of our named executive officers (Item 3) and “ONE YEAR” with respect to how frequently an advisory vote to approve the compensation of our named executive officers should occur (Item 4).

What if I change my mind?

You can revoke your proxy at any time before it is exercised by mailing a new proxy card with a later date or casting a new vote via the Internet or by telephone, as applicable. You can also send a written revocation to the Corporate Secretary at the Vectrus Corporate Headquarters, 655 Space Center Drive, Colorado Springs, CO 80915. If you come to the Annual Meeting of Shareholders, you can ask that the proxy you submitted earlier not be used.

What is a “broker-non vote”?

The NYSE has rules that govern brokers who have record ownership of listed company stock held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may cast a vote on behalf of a beneficial owner from whom the broker has not received instructions with regard to discretionary matters but not non-discretionary matters. The broker’s inability to vote with respect to the non-discretionary matters to which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote.” Under current NYSE interpretations, agenda Item 2, the ratification of Deloitte as the Company’s Independent Registered Public Accounting Firm, is considered a discretionary item. Your broker does not have discretion to vote your shares held in street name on Items 1, 3 or 4, each of which is considered a non-discretionary item.

Under Indiana law, the law of the state where the Company is incorporated, broker non-votes and abstentions are counted to determine whether there is a quorum present but an abstention or broker non-vote will have no effect on the outcome of the proposals. There are four formal items scheduled to be voted upon at the Annual Meeting of Shareholders as described in this Proxy Statement. As of the date of this Proxy Statement, the Board of Directors is not aware of any business other than as described in this Proxy Statement that will be presented for a vote at the 2015 Annual Meeting of Shareholders.

How many votes are required to elect Directors or approve a proposal? How many votes are required for an agenda item to pass?

The Amended and Restated Articles of Incorporation and By-Laws provide that in uncontested elections, Directors shall be elected by a majority of the votes cast (that is, the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee). The By-Laws provide that in uncontested elections, any Director nominee who fails to be elected by a majority, but who also is a Director at the time, shall promptly provide a written resignation, as a holdover Director, to the Chairman of the Board or the Corporate Secretary. The Nominating and Governance Committee (or the equivalent committee then in existence) shall promptly consider the resignation and all relevant facts and circumstances concerning any vote and the best interests of the Company and its shareholders. The Board will act on the Nominating and Governance Committee’s recommendation no later than its next regularly scheduled Board meeting or within 90 days after certification of the shareholder vote, whichever is earlier, and the Board will promptly publicly disclose its decision and the reasons for its decision. Cumulative voting in the election of directors is not permitted.

Items 2, 3 and 4 are advisory in nature and are non-binding. Item 2 and Item 3 of the proposed agenda items will be considered to have passed if the votes cast in favor of the proposal exceed the votes cast against the proposal. Item 4 will be determined by which of the options (i.e. every year, every two years, every three years) receives a majority of the votes cast.

How many shares of Vectrus stock are outstanding?

As of the Record Date, 10,528,031 shares of Vectrus common stock were outstanding and entitled to vote at the Annual Meeting of Shareholders.

How many holders of Vectrus outstanding shares must be present to hold the Annual Meeting of Shareholders?

In order to conduct business at the Annual Meeting of Shareholders it is necessary to have a quorum. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting of Shareholders. In the event of abstentions or broker non-votes, the shares represented will be considered present for quorum purposes.

What is the difference between a beneficial owner and a registered owner?

If shares you own are held in the Vectrus 401(k) Plan, a stock brokerage account, bank or by another holder of record, you are considered the “beneficial owner” because someone else holds the shares on your behalf. If the shares you own are registered in your name directly with Computershare, our transfer agent, you are the registered owner and the “shareholder of record.”

Can I vote shares I hold in the Vectrus 401(k) Plan?

No. Your shares held in the Vectrus 401(k) Plan will be voted by Evercore Trust Company, N.A., an independent fiduciary appointed for purposes of voting such shares. As an independent fiduciary, Evercore Trust will act solely in the interest of the plan and the plan’s participants and beneficiaries. Evercore Trust does not have any role in connection with the vote of any shares you may hold outside of the Vectrus 401(k) Plan.

How many shares are held by participants in the Vectrus 401(k) Plan?

As of the Record Date, Prudential, as the trustee for the Vectrus 401(k) Plan, held 1,917 shares of Vectrus common stock for the Vectrus 401(k) Plan (approximately 0.018%).

Who counts the votes? Is my vote confidential?

A representative from Broadridge counts the votes. A representative of Broadridge will act as an Inspector of Election for the 2015 Annual Meeting of Shareholders. The Inspector of Election monitors the voting and certifies whether the votes of shareholders are kept in confidence in compliance with the Vectrus confidential voting policy.

Who pays for the proxy solicitation cost?

Vectrus pays the full cost of soliciting proxies from registered owners, and has appointed Okapi Partners LLC to help with the solicitation effort. Vectrus will pay Okapi Partners LLC a fee of $7,500 plus reimbursement of expenses, to assist with the solicitation and reimburse brokers, nominees, custodians and other fiduciaries for their costs in sending proxy materials to beneficial owners.

Who solicits proxies?

Directors, officers or other regular employees of Vectrus may solicit proxies from shareholders in person or by telephone, facsimile transmission or other electronic communication.

How can I submit a proposal for the 2016 Annual Meeting of Shareholders?

Rule 14a-8 of the Securities Exchange Act of 1934, or the “Exchange Act,” establishes the eligibility requirements and the procedures that must be followed for a shareholder proposal to be included in a public company’s proxy materials. If you want us to consider including a shareholder proposal in next year’s proxy statement, you must deliver such proposal, in writing, to Michele L. Tyler, our Chief Legal Officer and Corporate Secretary, at our principal executive offices on or before December 2, 2015 and comply with applicable eligibility requirements and procedures. Any other matters proposed to be submitted for consideration at next year’s Annual Meeting of Shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended) must be given in writing to our Corporate Secretary and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date we first sent or made these proxy materials available to shareholders.

Therefore, to be presented at our 2016 Annual Meeting of Shareholders, such a proposal must be received on or after December 2, 2015 but not later than January 2, 2016. Although the 90 day mark is technically January 1, 2016, the Company will honor any requests for proposals received on January 2, 2016 as January 1 is a federally recognized holiday on which mail will not be delivered. The proposal must contain specific information required by our By-Laws, which are on file with the Securities and Exchange Commission and may be obtained from our Corporate Secretary upon written request. If a shareholder proposal is received before or after the range of dates specified above, our proxy materials for the next Annual Meeting of Shareholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.

Can a shareholder nominate Director Candidates?

In accordance with procedures and requirements set forth in our By-Laws, shareholders may propose nominees for election to the Board of Directors only after providing timely written notice, as set forth in the preceding section. To be timely, notice of Director nomination or any other business for consideration at the shareholders’ meeting must be received by our Corporate Secretary at our principal executive offices no less than 90 days nor more than 120 days prior to the date we released our Proxy Statement to shareholders in connection with last years’ Annual Meeting of Shareholders. Therefore, to be presented at our 2016 Annual Meeting of Shareholders, such a proposal must be received on or after December 2, 2015 but not later than January 2, 2016. The nomination and notice must meet all other qualifications and requirements of the Company’s Corporate Governance Principles, By-Laws and Regulation 14A of the Exchange Act. The nominee will be evaluated by the Nominating and Governance Committee of the Board using the same standards as it uses for all Director nominees.

These standards are discussed in further detail below under “Information about the Board of Directors-Director Selection, Composition, and Diversity.” No one may be nominated for election as a Director after he or she has reached 72 years of age unless the Board of Directors waives the age requirement. You can request a copy of the nomination requirements from the Corporate Secretary of Vectrus.

Where can I find the voting results of the Annual Meeting of Shareholders?

We will announce preliminary voting results at the 2015 Annual Meeting of Shareholders and will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the 2015 Annual Meeting of Shareholders. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the 2015 Annual Meeting of Shareholders, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K with the SEC to disclose the final voting results.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be sending householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You can request prompt delivery of a copy of the proxy materials by writing to: Corporate Secretary, Vectrus, Inc., 655 Space Center Drive, Colorado Springs, CO 80915 or by calling 719-591-3600.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q, and 8-K. To access these filings, go to our website (www.vectrus.com) and click on “SEC Filings” under the “Investors” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements and schedules thereto, filed with the SEC, are also available without charge to shareholders upon written request addressed to: Corporate Secretary, Vectrus, Inc., 655 Space Center Drive, Colorado Springs, CO 80915.

Internet Availability of Proxy Materials

In accordance with SEC rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Because we are using the Internet, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement, Annual Report to Shareholders and 2014 Annual Report on Form 10-K, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Share Ownership Guidelines

Historically The Exelis Board of Directors’ share ownership guidelines provided for share ownership levels at five times the annual cash retainer amount for Non-Management Directors. Guidelines for the corporate officers were set as follows: for the chief executive officer at five times annual base salary; chief financial officer at three times annual base salary; executive vice presidents at three times annual base salary; senior vice presidents at two times annual base salary; and all other corporate vice presidents at one times annual base salary.

Following the Distribution The Vectrus Board of Directors established similar share ownership guidelines, as set forth below, for our Non-Management Directors and corporate officers that are consistent with general market practices. Share ownership guidelines for Non-Management Directors and corporate officers were first approved by the Vectrus Board of Directors in December 2014. The share ownership guidelines provide for share ownership levels at five times the annual cash retainer amount for the Non-Management Directors of the Company. Non-Management Directors receive a portion of their retainer, and the Non-Executive Chairman of the Board receives a portion of his Chairman fee, in restricted stock units (also referred to as “RSUs”), which are paid in shares when the restricted stock units vest. Non-Management Directors are encouraged to hold such shares until their total share ownership meets or exceeds the ownership guidelines.

The approved guidelines require share ownership, expressed as a multiple of base salary, for all senior corporate officers. The guidelines specify the desired levels of Company stock ownership and encourage a set of behaviors for each corporate officer to reach the guideline levels. Specifically the guidelines apply as follows: chief executive officer at five times annual base salary; chief financial officer at three times annual base salary; executive vice presidents at three times annual base salary; senior vice presidents at two times annual base salary; and corporate vice presidents at one times annual base salary. In achieving these ownership levels, shares owned outright, Vectrus restricted stock and restricted stock units and shares held in the Vectrus 401(k) Plan are considered.

With respect to corporate officers, to attain the ownership levels set forth in the guidelines, it is expected that any restricted shares or restricted stocks units paid in shares when the restricted stock units vest will be held, and that all shares acquired through the exercise of stock options will be held, except, in all cases, to the extent necessary to meet tax obligations. Compliance with the guidelines is monitored periodically. Non-Management Directors and corporate officers are afforded five years to meet the guidelines. The Company has taken individual tenure, the recent Spin-Off transaction resulting in Vectrus’ listing as a new publicly traded company, and Non-Management Directors and corporate officer share ownership levels into account in determining compliance with the guidelines. As of February 9, 2015, our Non-Management Directors and corporate officers have attained levels that will permit attainment of share ownership at the guideline levels within five years.

Share Ownership Guidelines Summary

Non-Management Directors	5 X Annual Cash Retainer Amount
CEO	5 X Annual Base Salary
CFO	3 X Annual Base Salary
Executive Vice Presidents	3 X Annual Base Salary
Senior Vice Presidents	2 X Annual Base Salary
Corporate Vice Presidents	1 X Annual Base Salary

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of February 9, 2015, the beneficial ownership of Vectrus common stock and options exercisable within 60 days of that date by each Director, by each of the executive officers named in the Summary Compensation Table on page 59, and by all Directors and executive officers as a group, as well as each person known to us to beneficially own more than 5% of our outstanding common stock. In addition, we have provided information about ownership of options and restricted stock units that provide economic linkage to Vectrus common stock but do not represent actual beneficial ownership of shares.

The number of shares beneficially owned by each Non-Management Director or executive officer has been determined under the rules of the SEC, which provide that beneficial ownership includes any shares as to which a person has the right to acquire beneficial ownership within 60 days through the exercise of any option or other right. Unless otherwise indicated, each Non-Management Director or executive officer has sole voting and dispositive power or shares those powers with his or her spouse.

The information regarding persons owning more than 5% of our outstanding common stock is based solely on the most recent Schedule 13D or 13G filings with the SEC on behalf of such person. Each person or entity has reported sole voting and investment power with respect to the shares beneficially owned by that person or entity, except as otherwise indicated. This information does not include holdings by the trustee with respect to individual participants in the Vectrus 401(k) Plan. The percentages below for the beneficial owners holding more than 5% are based on the number of shares of our common stock issued and outstanding as of December 31, 2014.

There were 10,484,974 shares of Vectrus common stock outstanding on February 9, 2015.

Security Ownership of Certain Beneficial Owners and Management

	Amount and Nature of Beneficial Ownership				Additional Economic Linkage Information
Name and Address of Beneficial Owner	Shares Owned (1)	Right to Acquire (2)	Total Shares Beneficially Owned	Percent Beneficially Owned	Total RSUs	Total Options
5% Stockholders
BlackRock, Inc. (3)	669,131	—	669,131	6.4%	—	—
First Trust Portfolios, L.P. (4) First Trust Advisors, L.P. The Charger Corporation	659,814	—	659,814	6.3%	—	—
Grantham, Mayo, Van Otterloo & Co. LLC (5)	599,321	—	599,321	5.7%	—	—
Directors and Named Executive Officers (6)
Louis J. Giuliano	—	—	—	*	4,049	—
Bradford J. Boston	—	—	—	*	2,425	—
Mary L. Howell	—	—	—	*	2,425	—
William F. Murdy	—	—	—	*	2,425	—
Melvin F. Parker	—	—	—	*	2,425	—
Eric M. Pillmore	—	—	—	*	2,425	—
Stephen L. Waechter	5,000	—	5,000	*	2,425	—
Phillip C. Widman	—	—	—	*	2,425	—
Kenneth W. Hunzeker	11,342	109,692	121,034	*	71,381	218,502
Theodore R. Wright	—	7,649	7,649	*	41,928	30,684
Matthew M. Klein	22	18,391	18,413	*	35,933	41,343
Janet L. Oliver	—	24,084	24,084	*	24,639	39,337
Kelvin R. Coppock	—	17,297	17,297	*	22,087	32,045
All current executive officers and Directors as a group (16 persons)	16,739	214,080	230,819	2.2%	284,586	424,965

* Less than 1% of the outstanding shares of common stock.

(1)	Includes shares for which the named person has sole voting and investment power or shared voting and investment power with a spouse. Excludes shares that may be acquired through stock option exercises.
(2)

Shares of common stock subject to options currently exercisable or exercisable within 60 days of February 9, 2015 and restricted stock units that will become vested within 60 days of February 9, 2015 are deemed outstanding and beneficially owned by the person holding such options or restricted stock units for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.
(3)	As reported on a Schedule 13G filed on February 2, 2015, BlackRock, Inc. has sole voting power with respect to 563,704 shares, shared voting power with respect to 0 shares of common stock, shared dispositive power with respect to 0 shares of common stock and sole dispositive power with respect to 669,131 shares of common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.
(4)	As reported on a Schedule 13G filed on January 20, 2015: First Trust Portfolios, L.P. has sole voting and dispositive power with respect to 0 shares of common stock, shared voting power with respect to 0 shares of common stock and shared dispositive power with respect to 194,093 shares of common stock; First Trust Advisors, L.P. has sole voting and dispositive power with respect to 0 shares of common stock, shared voting power with respect to 465,721 shares of common stock and shared dispositive power with respect to 659,814 shares of common stock; The Charger Corporation has sole voting and dispositive power with respect to 0 shares of common stock, shared voting power with respect to 465,721 shares of common stock and shared dispositive power with respect to 659,814 shares of common stock. The address for First Trust Portfolios, L.P., First Trust Advisors, L.P. and The Charger Corporation is 120 East Liberty Drive, Suite 400, Wheaton, IL 60187.
(5)	As reported on a Schedule 13G filed on January 27, 2015, Grantham, Mayo, Van Otterloo & Co. LLC has sole voting and dispositive power with respect to 599,321 shares of common stock and shared voting and dispositive power with respect to 0 shares of common stock. The address for Grantham, Mayo, Van Otterloo & Co. LLC is 40 Rowes Wharf, Boston, MA 02110.
(6)	The address of each of the Directors and NEOs listed is c/o Vectrus, Inc., 655 Space Center Drive, Colorado Springs, CO 80915.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s executive officers and Directors, and any persons beneficially owning more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC within specified time periods. To the Company’s knowledge, based upon a review of the copies of the reports furnished to the Company and written representations that no other reports were required, all filing requirements were satisfied in a timely manner for the year ended December 31, 2014.

Proposals to be Voted on at the 2015 Annual Meeting of Shareholders

Election of Directors

Our Amended and Restated Articles of Incorporation provides for a classified Board of Directors divided into three classes designated Class I, Class II and Class III, each serving staggered three-year terms. The terms of the Class I Directors expire at the 2015 Annual Meeting of Shareholders. The terms of the Class II and Class III Directors will expire at the 2016 and 2017 Annual Meeting of Shareholders, respectively. Directors elected by the shareholders at an Annual Meeting of Shareholders to succeed those Directors whose terms expire at such meeting are of the same class as the Directors they succeed and are elected for a term to expire at the third Annual Meeting of Shareholders after their election and until their successors are duly elected and qualified.

The election of Directors requires the affirmative vote of a majority of the votes cast at the Annual Meeting of Shareholders. Accordingly, abstentions and broker non-votes will not have any effect on the election of a Director.

The full Board of Directors has considered and nominated three Class I nominees for election as Directors at the 2015 Annual Meeting of Shareholders, to serve for a three-year term. The qualifications and attributes considered by the Board when selecting each of these directors for nomination are described under the heading “Additional Qualifications” in the respective director’s biography below. Each of the Class I nominees is currently serving as a Director of Vectrus and has agreed to continue to serve if elected until the earlier of his or her retirement, resignation or death. If unforeseen circumstances arise before the 2015 Annual Meeting of Shareholders and a nominee becomes unable to serve, the Board of Directors could reduce the size of the Board or nominate another candidate for election.

If the Board of Directors nominates another candidate, the proxies could use their discretion to vote for that nominee.

PROPOSAL 1

Election of Three Class I Director Nominees for a Term of Three Years

The following information describes the biographical information, offices held, other business directorships, additional director experience, qualifications, attributes and skills and the class and term of each nominee. Beneficial ownership of equity securities of the nominees is described in the discussion of “Security Ownership of Certain Beneficial Owners and Management.”

Class I - Directors Standing for Election Whose Terms Expire in 2015

Bradford J. Boston

Mr. Boston serves as a Director. Mr. Boston is currently the President and Chief Executive Officer of NetNumber Inc., a provider of next-generation centralized addressing, routing and database solutions to the global communications industry. He was Senior Vice President of Global Government Solutions & Corporate Security Programs Office of Cisco Systems, Inc. from 2006 to 2012, where he was responsible for engineering, business development and advanced services groups in support of defense customers in the United States, NATO and elsewhere and led all Cybersecurity coordination efforts with various governments around the world. Before that, he was Chief Information Officer of Cisco Systems, Inc. from 2001 to 2006. He also held senior positions at Corio, Inc., Sabre Holdings Corporation, American Express Company and Visa International from 1993 to 2001. Mr. Boston currently serves on the Board of Directors of NetNumber Inc. and is Chairman of the Board of Directors of Aap3 Inc. He is also Chairman of the Compensation Committee and a member of the Audit Committee of Aap3 Inc. Mr. Boston received a Bachelor’s degree from the University of Illinois.

Age:	61

Director Since:	2014

Committee Assignments:	Compensation and Personnel Committee, Chair

Additional Qualifications:	Mr. Boston has extensive leadership and management experience in delivery technology solutions, including to defense industry customers. He has also served in various senior management positions at both public and private companies.

Class I - Directors Standing for Election Whose Terms Expire in 2015 (cont.)

Kenneth W. Hunzeker

Lieutenant General (Ret.) Kenneth W. Hunzeker serves as our Chief Executive Officer and President, and Director. Mr. Hunzeker previously served as Executive Vice President, Exelis and President of the Mission Systems business. Prior to his position with Exelis, he was the President and General Manager of ITT Mission Systems, ITT Corporation. Mr. Hunzeker joined ITT Corporation in September 2010 as Vice President, Government Relations for ITT Defense and Information Solutions after 35 years of distinguished service in the U.S. Army, most recently serving as Deputy Commander, United States Forces - Iraq. He was appointed President of the Mission Systems business in April 2011. Mr. Hunzeker is responsible for the management and overall operation of all facilities and projects of the Mission Systems business. Mr. Hunzeker has more than 20 years of defense community experience in program management, strategy development and finance and has worked with key decision makers within the Army, Department of Defense, Office of Management and Budget, and Congress. Mr. Hunzeker holds a Bachelor’s degree from the U.S. Military Academy at West Point and two Master’s degrees.

Age:	62

Director Since:	2014

Committee Assignments:	None

Additional Qualifications:	Mr. Hunzeker brings his perspective and experience as Chief Executive Officer and President of the Company. He has significant management and operational experience as a Lieutenant General with the U.S. Army, and has an extensive background and leadership in the government services sector.

Class I - Directors Standing for Election Whose Terms Expire in 2015 (cont.)

Phillip C. Widman

Mr. Widman serves as a Director. From 2002 to his retirement in 2013, Mr. Widman was Senior Vice President and Chief Financial Officer of Terex Corporation, a global manufacturer delivering customer-driven solutions for a wide range of commercial applications, including the construction, infrastructure, quarrying, mining, manufacturing, transportation, energy and utility industries. From 2001 to 2002, he was an independent consultant, and from 1998 to 2001, he served as Executive Vice President and Chief Financial Officer of Philip Services Corporation, an integrated environmental and industrial service corporation. Prior to joining Philip Services Corporation, Mr. Widman spent 11 years at Asea Brown Boveri Ltd. and 12 years at UNISYS Corporation in various financial and operational capacities. Mr. Widman currently serves as a director of Sturm, Ruger & Co., Inc., where he is the Chairman of the Audit Committee and a member of the Risk Oversight Committee, and as a director of Harsco Corporation, where he is a member of the Audit Committee. He was a director of Lubrizol Corporation from November 2008 until its acquisition by Berkshire Hathaway in September 2011, where he served as a member of the Nominating and Governance Committee and Chairman of the Audit Committee. Mr. Widman received a BBA from the University of Michigan and an MBA from Eastern Michigan University.

Age:	60

Director Since:	2014

Committee Assignments:	Audit Committee, Financial Expert; Compensation and Personnel Committee, Member

Additional Qualifications:	Mr. Widman has an extensive financial and management background and has experience serving as a Chief Financial Officer and senior executive of several companies. Mr. Widman has also served as a Director of other public companies, including service as member and Chair of several audit committees.

The Board of Directors recommends you vote “FOR” the election of each of the proposed three Class I nominees listed above to the Vectrus Board of Directors.

Continuing Members of the Board of Directors

The following information describes the offices held, biographical information, other business directorships, additional director experience, qualifications, attributes and skills, and the class and term of each director whose term continues beyond the 2015 Annual Meeting of Shareholders and who is not subject to election this year. Beneficial ownership of equity securities of continuing members of the Board of Directors is described in the discussion of “Security Ownership of Certain Beneficial Officers and Management.”

Class II - Directors Whose Terms Expire in 2016

Louis J. Giuliano

Mr. Giuliano serves as our Non-Executive Chairman. He currently serves as a senior advisor to The Carlyle Group. Mr. Giuliano retired as Chairman, CEO, and President of ITT Corporation in December 2004. Mr. Giuliano joined ITT Corporation in 1988 as vice president of Defense Operations and became president of ITT Defense and Electronics in 1991. Before joining ITT Corporation, Mr. Giuliano spent 20 years with Allied-Signal where he held numerous positions within the Aerospace Group. He is on the Board of Accudyne Industries, and is the Chairman of the Board of Meadowkirk Retreat Center. He is an active member of the CEO Forum and the Advisory Board for the Princeton University Faith and Work Initiative, and a founder of Workforce Ministries. Mr. Giuliano was named a governor of the U.S. Postal Service by President George W. Bush in November 2004. He was confirmed by the Senate in June 2005, for a term that expires in December 2015. He served as vice chairman of United States Post Office Board of Governors from February 2009 to January 2010, and as chairman of the United States Post Office Board of Governors from January 2010 until December 2011. Prior Board positions include Engelhard Corp., ServiceMaster, and JMC Steel Group. He is a graduate of Syracuse University with a Bachelor of Arts degree in chemistry and a Master’s of Business Administration.

Age:	68

Director Since:	2014

Committee Assignments:	None

Additional Qualifications:	Mr. Giuliano has an extensive background in management and finance, as well as experience as the former Chairman, CEO and President of ITT Corporation, a global diversified manufacturing company and former parent of Exelis.

Class II - Directors Whose Terms Expire in 2016 (cont.)

Mary L. Howell

Ms. Howell serves as a Director. Ms. Howell is currently the Chief Executive Officer of Howell Strategy Group, an international consulting firm. Previously, Ms. Howell served as Executive Vice President of Textron Inc. from 1995 until her retirement in 2009. She served as an officer of Textron Inc. for 24 years, serving on the Textron Management Committee for over 15 years. Ms. Howell currently serves on the Board of Directors of Esterline Corporation and serves on the Audit Committee and Strategy and Technology Committee and chairs the Regulatory Compliance Sub-committee. She also serves on the executive committee of the Board of the Atlantic Council as well as serving on the Board of The Phillips Collection and chairing its Development Committee. In 2008, Ms. Howell received the Charles Ruch Semper Fidelis Award and in 2010 became an Honorary Marine. Ms. Howell received a Bachelor’s degree from the University of Massachusetts at Amherst.

Age:	62

Director Since:	2014

Committee Assignments:	Audit Committee, Member; Compensation and Personnel Committee, Member

Additional Qualifications:	Ms. Howell has extensive management experience in the aerospace and defense industry. She has served as a Director of another public company that also serves government and defense customers.

Eric M. Pillmore

Mr. Pillmore serves as a Director. From 2010 to July 2014, Mr. Pillmore served as senior advisor to the Center for Corporate Governance of Deloitte LLP, which provides board governance services to global clients. Mr. Pillmore was Senior Vice President of Corporate Governance of Tyco International Corporation from 2002 to 2007. Mr. Pillmore also held CFO positions at Multilink Technology Corporation, McData Corporation and General Instrument Corporation from 1996 to 2002. Before that, he spent 17 years with General Electric Company and four years as a naval officer. Mr. Pillmore is currently a Board member of Cardone Industries, Friends of Tenwek and Focus on the Family. He received a Bachelor’s degree from the University of New Mexico and an Executive Masters of Business Administration degree from Villanova University.

Age:	61

Director Since:	2014

Committee Assignments:	Nominating and Governance Committee, Chair

Additional Qualifications:	Mr. Pillmore has extensive corporate governance and financial experience, which includes advising boards of private and public companies on corporate governance and serving as Chief Financial Officer of several companies.

Class III - Directors Whose Terms Expire in 2017

William F. Murdy

Mr. Murdy serves as a Director. Mr. Murdy has served as Chairman of the Thayer Hotel since April 2009 and as Chairman of the Thayer Leader Development Group since May 2010. Mr. Murdy retired as the Chairman of Comfort Systems USA, a provider of heating, ventilation, air conditioning installation and services in the commercial/industrial/institutional sector, in May 2014. From 2000 to 2011, Mr. Murdy was Chairman and Chief Executive Officer of Comfort Systems USA. Prior to that, he was President and Chief Executive Officer of Club Quarters, a membership hotel chain. From 1997 to 1999, he was Chairman, President, Chief Executive Officer and Co-Founder of LandCare USA, Inc., a leading commercial landscape and tree services company, which later merged with ServiceMaster. Mr. Murdy also held management positions in the investment sector, including as Managing General Partner of the Morgan Stanley Venture Capital Fund and President of its associated management company from 1981 to 1989. From 1974 to 1981 he served in a number of positions including Chief Operating Officer of Pacific Resources. He served in the United States Army from 1964 to 1974. Currently, Mr. Murdy serves on the Board of Directors, Audit Committee and is Chair of the Compensation Committee of UIL Holdings; the Board of Directors, Governance Committee and is Chair of the Compensation Committee of Kaiser Aluminum; the Board of Directors, the Compensation Committee and the Strategic Committee of LSB Industries, Inc.; and is a civilian aide to the Secretary of the Army. He received a Bachelor’s degree from the U.S. Military Academy at West Point and a Master’s degree from Harvard Business School.

Age:	73

Director Since:	2014

Committee Assignments:	Audit Committee, Member; Nominating and Governance Committee, Member

Additional Qualifications:	Mr. Murdy has strong industry background and extensive management and leadership experience as Chairman and Chief Executive Officer of several public companies. Mr. Murdy has also served as a Director of other public companies providing additional relevant experience.

Class III - Directors Whose Terms Expire in 2017 (cont.)

Melvin F. Parker

Mr. Parker serves as a Director. From 2012 to December 2014, Mr. Parker served as President of North America for the Brink’s Company, a major provider of armored transportation services in North America. Before joining Brink’s in 2012, Mr. Parker served as Vice President and General Manager of the North America Consumer and Small Business Division at Dell, Inc. from 2010 to 2012 and as Executive Director and General Manager of US Small Business - Small and Medium Business - Americas at Dell, Inc. from 2009 to 2010. From 1994 until 2009, he held numerous senior leadership roles at multiple Fortune 500 Companies, including PepsiCo., Corporate Express (Staples) and Newell Rubbermaid. Mr. Parker is a decorated combat veteran and graduate of the U.S. Army Ranger and Airborne School. He served with distinction in the 82nd Airborne Division at Fort Bragg, N.C. He currently serves as a director on the Board of the National Black MBA Association. He is also a member of the Executive Leadership Council and was named to the Savoy Top 100 Most Influential Blacks in Corporate America for 2012 and 2014. Mr. Parker received a Bachelor’s degree from the U.S. Military Academy at West Point.

Age:	47

Director Since:	2014

Committee Assignments:	Compensation and Personnel Committee, Member; Nominating and Governance Committee, Member

Additional Qualifications:	Mr. Parker has extensive management and leadership experience as a senior executive for a number of public companies.

Class III - Directors Whose Terms Expire in 2017 (cont.)

Stephen L. Waechter

Mr. Waechter serves as a Director. From 2008 to 2014, Mr. Waechter was Vice President of Business Operations and Chief Financial Officer of ARINC Incorporated, a provider of communications, engineering and integration solutions for commercial, defense and government customers worldwide. From 1999 to 2007, he was Executive Vice President and Chief Financial Officer of CACI International, Inc., one of the largest government information technology contractors. Before joining CACI, Mr. Waechter served as Chief Financial Officer for a number of high-technology companies including Government Technology Services, Inc., Vincam Human Resources, Inc. and Applied Bioscience International. Mr. Waechter’s early career includes 19 years at GE, most recently as Vice President, Finance for GE Information Services. Mr. Waechter currently serves as Chair of the Audit Committee of Social & Scientific Systems, Inc., and is Chair of the Audit Committee and a member of the Executive Committee, Strategic Planning Committee and Nominating Committee of CareFirst, Inc. He is also a member of the Board of Trustees of Christian Brothers University and former Chair of the Finance Committee of Choral Arts Society of Washington, D.C. Mr. Waechter received a Bachelor’s degree from Christian Brothers College and a Master’s degree in Business Administration from Xavier University.

Age:	64

Director Since:	2014

Committee Assignments:	Audit Committee, Chair

Additional Qualifications:	Mr. Waechter has extensive financial and leadership experience as Chief Financial Officer of several government contractors. Mr. Waechter has also served as a director and as audit committee member of several private companies.

PROPOSAL 2

Ratification of Appointment of the Independent Registered Public Accounting Firm for 2015

The Audit Committee has appointed Deloitte as the Vectrus independent registered public accounting firm for 2015. Shareholder ratification is not required for making such appointment for the fiscal year ending December 31, 2015 because the Audit Committee has responsibility for the appointment of our independent registered public accounting firm. The appointment is being submitted to shareholders for ratification with a view toward soliciting the opinion of shareholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board of Directors or the Audit Committee would take if shareholders do not ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of Vectrus and its shareholders. We expect that representatives of Deloitte will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions. Deloitte is a registered public accounting firm as provided by the Public Company Accounting Oversight Board (“PCAOB”). Representatives of Deloitte attended all regularly scheduled meetings of the Audit Committee during 2014. The Audit Committee annually reviews and considers Deloitte’s performance of the Company’s audit.

Performance factors reviewed include Deloitte’s:

• Independence	• Financial strength	• Peer review program
• Experience	• Industry insight	• Commitment to quality report
• Technical capabilities	• Leadership	• Appropriateness of fees charged
• Client service assessment	• Non-audit services	• Compliance and ethics programs
• Responsiveness	• Management structure

The Audit Committee also reviewed the terms and conditions of Deloitte’s engagement letter. The Audit Committee discussed these considerations as well as Deloitte’s fees and services with Deloitte and Company management. The Audit Committee also determined that the Company did not incur additional costs for any non-audit services (services other than those described in the annual audit services engagement letter) provided by Deloitte in fiscal year 2014. The Committee determined that future non-audit services will be evaluated to confirm that the services were permitted under the rules and regulations concerning auditor independence promulgated by the SEC and rules promulgated by the PCAOB in Rule 3526.

Independent Registered Public Accounting Firm Fees

For the year ended December 31, 2014, following the Spin-Off on September 27, 2014, we paid Deloitte fees totaling $1,056,920, which are categorized below. Prior to the Spin-Off, Exelis paid any audit, audit-related, tax and other fees of Deloitte. As a result, the amounts reported below are not necessarily representative of the fees we expect to pay Deloitte in future years. Aggregate fees billed to Vectrus represent fees billed by the member firms of Deloitte Touche Tohmatsu and their respective affiliates.

	Fiscal Year Ended
	2014 ($)	2013($)(1)
Audit Fees(2)	1,056,920	N/A
Audit-Related Fees(3)	-	N/A
Tax Fees(4)	-	N/A
All Other Fees(5)	-	N/A
Total	1,056,920	N/A

(1)	Exelis paid any audit, audit-related, tax and other fees of Deloitte prior to the Spin-Off.
(2)	Fees for audit services billed in 2014 consisted of:
•	Audit of the Company’s annual consolidated financial statements;
•	Reviews of the Company’s quarterly financial statements; and
•	Consents and other services related to SEC matters.
(3)	Fees for audit related services billed in 2014:
•	Deloitte performed no audit-related services in 2014 for Vectrus.
(4)	Fees for tax services, including tax compliance and tax planning, billed in 2014:
•	Deloitte performed no tax services in 2014 for Vectrus.
(5)	All Other Fees:
•	No other fees were billed to Vectrus for services performed in 2014.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee pre-approves audit and permitted non-audit services provided by Deloitte. The Audit Committee has also adopted a policy on pre-approval of permitted audit related and non-audit services provided by Deloitte and permitted certain non-audit services provided by outside internal audit service providers. The purpose of the policy is to identify thresholds for services, project amounts and circumstances where Deloitte and any outside internal audit service providers may perform permitted non-audit services. A second level of review and approval by the Audit Committee is required when such permitted non-audit services, project amounts, or circumstances exceed specified amounts.

The Audit Committee has determined that, where practical, all permitted non-audit services shall first be placed for competitive bid prior to selection of a service provider. Management may select the party deemed best suited for the particular engagement, which may or may not be Deloitte. Providers other than Deloitte shall be preferred in the selection process for permitted non-audit service-related work. The policy and its implementation are reviewed and reaffirmed on a regular basis to assure conformance with applicable rules.

The Audit Committee has approved specific categories of audit, audit-related and tax services incremental to the normal auditing function, which Deloitte may provide without further Audit Committee pre-approval. These categories include among others, the following:

1.	Professional services rendered for the audits of the consolidated and combined financial statements, statutory audits, reviews of the quarterly consolidated financial statements and assistance with review of documents filed with the SEC. Due diligence, closing balance sheet audit services, purchase price dispute support and other services related to mergers, acquisitions and divestitures;
2.	Employee benefit plan independent audits and preparation of tax returns for the Company’s defined contribution, defined benefit and health and welfare benefit plans, and preparation of the associated tax returns;
3.	Tax compliance and certain tax planning; and
4.	Accounting consultations and support related to new or existing accounting standards.

The Audit Committee has also approved specific categories of audit-related services, including the assessment and review of internal controls and the effectiveness of those controls, which outside internal audit service providers may provide without further approval.

If fees for any pre-approved non-audit services provided by either Deloitte or any outside internal audit service provider exceed a pre-determined threshold during any calendar year, any additional proposed non-audit services provided by that service provider must be submitted for second-level approval by the Audit Committee. Other audit, audit-related and tax services which have not been pre-approved are subject to specific prior approval. The Audit Committee reviews the fees paid or committed to Deloitte on at least a quarterly basis.

The Company may not engage Deloitte to provide the services described below:

1.	Bookkeeping or other services related to the accounting records or financial statements of the Company;
2.	Financial information systems design and implementation;
3.	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;
4.	Actuarial services;
5.	Internal audit outsourcing services;
6.	Management functions or human resources services;
7.	Broker-dealer, investment adviser or investment banking services; or
8.	Legal services and other expert services unrelated to the audit.

Employees of Deloitte who are senior manager level or above, including lead or concurring partners or other significant audit partners and who have been involved with the Company in the independent audit, shall not be employed by the Company in any capacity for a period of five years after the termination of their activities on the Company account.

The Board of Directors recommends you vote “FOR” the ratification of appointment of the Company’s Independent Registered Public Accounting Firm for 2015.

PROPOSAL 3

Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulations S-K. The text of the resolution in respect of Proposal No. 3 is as follows:

“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”

In considering their vote, shareholders may wish to review with care the information on the Company’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis.

In particular, shareholders should note that the Company’s Compensation and Personnel Committee (the “Compensation Committee”) bases its executive compensation decisions on the following key objectives:

•	align executive and shareholder interests by providing incentives linked to operating income, revenue, operating cash flow, and return on invested capital;

•	achieve long-term shareholder value creation without undue business risk;

•	create a link between an executive’s compensation and his or her individual contribution and performance;

•	attract and retain the most creative and talented industry leaders, recognizing the extremely competitive nature of the industries in which we operate; and

•	maintain compensation programs and practices that are competitive with and comparable to the compensation programs and practices of peer companies in the industries in which we operate and other comparable companies.

While the results of the vote not binding on the Board of Directors but are only advisory in nature, the Board of Directors intends to carefully consider the results of the vote.

The Board of Directors recommends that you vote “FOR” the approval of the compensation of our named executive officers.

PROPOSAL 4

Non-Binding Advisory Vote on whether a Shareholder Vote to Approve the Compensation of our Named Executive Officers should occur every one, two or three years.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to recommend, in a non-binding advisory vote, whether a non-binding advisory shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years.

The text of the resolution in respect of Proposal No. 4 is as follows:

“RESOLVED, that the shareholders recommend, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executives as set forth in the Company’s proxy statement should be every one year, every two years, or every three years.”

In considering their vote, shareholders may wish to review with care the information presented in connection with Proposal No. 3, as well as the information on the Company’s compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis.

Our Board of Directors has determined that a non-binding advisory shareholder vote on executive compensation that occurs every year is the most appropriate frequency for Vectrus at this time. In formulating its recommendation, our Board of Directors recognized that the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance. However, because executive compensation disclosures are made annually, the Board of Directors considered that an annual advisory vote on executive compensation will allow shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

If the non-binding advisory vote on executive compensation will occur every year, a resolution subject to a non-binding shareholder vote to approve the compensation of our named executive officers will be presented in the proxy materials for the 2016 Annual Meeting of Shareholders.

For the reasons stated above, the Board of Directors is recommending a vote for a one-year frequency for the non-binding advisory shareholder vote to approve the compensation of our named executive officers. Note that shareholders are not voting to approve or disapprove the recommendation of the Board of Directors with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three year frequency or shareholders may abstain from voting on the proposal.

Your vote on this proposal will be non-binding on us and the Board of Directors, and it will not be construed as overruling a decision by us or the Board of Directors. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors. However, the Board of Directors values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future decisions on the inclusion of such proposals in the proxy materials as it deems appropriate.

The Board of Directors recommends that you vote for the option of “ONE YEAR” as the preferred frequency for advisory votes on the compensation of our named executive officers.

Equity Compensation Plan Information

The following table sets forth information concerning the shares of common stock that may be issued under equity compensation plans as of December 31, 2014.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights (Millions)	(b) Weighted-Average Exercise Price Of Outstanding Options, Warrants And Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (Millions)
Equity Compensation Plans Approved by Security Holders(1)(2)	0.45(3)	17.43(4)	1.74(5)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	0.45	17.43	1.74

(1)	Equity compensation plans approved by shareholders include the ITT 2003 Equity Incentive Plan (the “ITT 2003 Plan”), the Amended and Restated Exelis 2011 Omnibus Incentive Plan and the Vectrus 2014 Omnibus Incentive Plan (the “2014 Plan”), which were approved by Exelis as the sole shareholder for Vectrus.
(2)	Since the approval of the 2014 Plan currently in effect, no additional awards, including awards of restricted stock, will be granted under the other plans referred to in footnote (1) above. Under the 2014 Plan currently in effect, restricted stock units may be awarded up to a maximum aggregate grant of 430,000 shares or units in any one plan year to any one participant.
(3)	The weighted-average remaining contractual life of the total number of outstanding options was 8.70 years as disclosed in Note 13 to the Consolidated and Combined Financial Statements in the Company’s 2014 Annual Report on Form 10-K. Vectrus has 0.42 million restricted stock unit awards outstanding as of December 31, 2014. When added to the 0.45 million options outstanding, Vectrus has awards outstanding as of December 31, 2014 covering a total of 0.87 million shares.
(4)	The weighted-average exercise price pertains only to 0.45 million of outstanding options and excludes outstanding restricted stock units.
(5)	As of December 31, 2014, the number of shares available for future issuance under the 2014 Plan with respect to options and restricted stock unit awards was approximately 1.74 million shares, which is included in the total above.

Information about the Board of Directors

Structure of the Board of Directors

Our Amended and Restated Articles of Incorporation provide that the Vectrus Board of Directors is divided into three classes that are as nearly equal in number as possible. The initial terms of the Class I, Class II and Class III Directors will expire at the Annual Meeting of Shareholders in 2015, 2016 and 2017, respectively, and in each case, when any successor has been duly elected and qualified. Upon the expiration of each initial term, Directors will subsequently serve three-year terms if they are renominated and reelected. The Class I Directors nominated for a three-year term include Bradford J. Boston, Kenneth W. Hunzeker and Phillip C. Widman. The Class II Directors include Louis J. Giuliano, Mary L. Howell and Eric M. Pillmore and the Class III Directors include William F. Murdy, Melvin F. Parker and Stephen L. Waechter.

During 2014, there were three regularly scheduled Vectrus Board meetings, three meetings of each of the Audit and Nominating and Governance Committees, and four meetings of the Compensation and Personnel Committee. All Directors attended at least 80% of all meetings of the Vectrus Board and standing Committees on which they served. In conjunction with the regular meetings, those Directors who are not employees of Vectrus met privately (without management) following each Board meeting during the year. The Non-Executive Chairman presides over these private meetings. It is Company practice that all Directors attend the Company’s Annual Meeting of Shareholders. For 2015, the Board has scheduled five regular meetings.

Director Independence

The Company’s Corporate Governance Principles require that a majority of the Directors must be independent directors. Additionally, the Company’s Non-Management Directors must meet the independence standards of the NYSE and the Company’s Corporate Governance Principles. The Charters of the Audit, Compensation and Personnel and Nominating and Governance Committees require all members of those committees to be independent directors, subject to any applicable transition periods, in accordance with the rules of the NYSE.

Each year, the Company’s Directors and executive officers complete annual questionnaires designed to elicit information about potential related person transactions. Additionally, Directors and executive officers must promptly advise the Corporate Secretary if there are any changes to the information previously provided.

The Nominating and Governance Committee annually reviews and considers all relevant facts and circumstances with respect to independence for each Director standing for election prior to recommending selection as part of the slate of Directors presented to the shareholders for election at the Company’s Annual Meeting of Shareholders. The Nominating and Governance Committee reviews its recommendations with the full Board, which separately considers and evaluates the independence of Directors standing for re-election using the standards described above.

In February 2015, the Board considered whether there were any regular commercial sales and payments in the ordinary course of business as well as whether there were any charitable contributions with respect to each of the Non-Management Directors, including the Class I Directors standing for election at the Company’s 2015 Annual Meeting of Shareholders. In particular, the Board determined that there were no sales to Vectrus or purchases by Vectrus with respect to companies where any of the Directors serve as an employee, Executive Officer or Director.

In no instance was a Director a current employee, or was an immediate family member of a Director or current executive officer of a company that has made payments to, or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of each respective company’s consolidated gross revenues. The Board determined that there were no Company charitable contributions to any non-profit organizations affiliated with any of the Non-Management Directors served as an executive officer. Accordingly, no contribution exceeded the greater of $1 million or 2% of the consolidated gross revenues of any non-profit organization. In addition, with respect to each Non-Management Director, Vectrus made no contribution of $120,000 or greater to any charitable or non-profit organization.

In affirmatively determining the independence of Directors who serve on the Compensation Committee, the Board also considered other factors it considered relevant to determining whether any such Director has a relationship to the Company which is material to that Director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including among other things, the source of compensation of each such Director, including any consulting, advisory or other compensatory fees paid by the Company, and whether the Director has an affiliate relationship with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company.

Based on its review, the Board of Directors has affirmatively determined, after considering all relevant facts and circumstances, that each of Messrs. Boston, Giuliano, Murdy, Parker, Pillmore, Waechter and Widman, and Ms. Howell is independent and none has a material relationship with the Company and that all Non-Management Directors, including all members of the Audit, Compensation and Nominating and Governance Committees meet NYSE corporate governance rules and independence standards for listed companies, which is also the independence standard for Directors as set forth in the Company’s Corporate Governance Principles. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. Mr. Hunzeker is the Chief Executive Officer and President of Vectrus and is not an independent Director.

The following are the independent Directors standing for election at the 2015 Annual Meeting of Shareholders: Messrs. Boston and Widman.

Responsibilities of the Board of Directors

The Board of Directors sets policy for Vectrus and advises and counsels the Chief Executive Officer and the Executive Officers who manage the Company’s business and affairs. The Board of Directors is responsible for assuring that:

•	the Company’s business is conducted in conformity with applicable laws and regulations;
•	the Company’s systems of financial reporting and internal controls are adequate and properly implemented and the Company has appropriate risk management structures in place;
•	there is continuity in the leadership of the Company;
•	management develops sound business strategies;
•	adequate capital and managerial resources are available to implement the business strategies;
•	the Company’s long-term strategies, significant investments in new businesses, joint ventures and partnerships and significant business acquisitions, including assessment of balance sheet impacts and other financial matters, are reviewed and approved; and
•	the Company’s operating plans, capital, research and development and engineering budgets are reviewed and approved.

Governance Principles

The Board of Directors has adopted the Corporate Governance Principles and Charters for each of its standing committees. The Corporate Governance Principles provide, among other things, that the Board of Directors is responsible for selecting the Chairman of the Board of Directors and the Chief Executive Officer in any way it considers in the best interests of the Company. The Board of Directors of the Company has determined that the Chairman should be a non-executive Chair, to provide additional guidance, advice, and counsel and to allow the Chief Executive Officer and President to focus on managing Vectrus businesses and strategy. The non-executive Chair presides at regularly scheduled private sessions of the non-management Directors and, with input from the Chief Executive Officer, establishes the agenda for meetings of the Board of Directors. The Corporate Governance Principles further provide that Directors must be able to devote the requisite time for preparation and attendance at regularly scheduled Board of Directors and Board of Directors Committee meetings, as well as be able to participate in other matters necessary for good corporate governance. To help assure that Directors are able to fulfill their commitments to the Company, the Corporate Governance Principles provide that Directors who are chief executive officers of publicly traded companies may serve on not more than two public company boards (including the Vectrus Board of Directors) in addition to service on their own board and other Directors who are not chief executive officers of publicly traded companies may not serve on more than four public company boards (including the Vectrus Board of Directors). The Corporate Governance Principles and Committee charters are reviewed by the Board at least annually and posted on the Company’s website at http://media.corporate-ir.net/media_files/IROL/25/253463/Corporate%20Governance%20Principles_.pdf. A copy of the Corporate Governance Principles will be provided, free of charge, to any shareholder upon request to the Corporate Secretary of Vectrus.

Leadership Structure

The Board of Directors believes that the decision as to whether to combine or separate the Chief Executive Officer and Chairman of the Board of Directors positions will depend on the facts and circumstances facing the Company at a given time and could change over time. In today’s challenging economic and regulatory environment, Directors, more than ever, are required to spend a substantial amount of time and energy in successfully navigating a wide variety of issues and in guiding the policies and practices of the companies they oversee. To that end, although we do not have a formal policy with respect to separation of the Chairman and Chief Executive Officer positions, we believe that, having a separate Chairman, whose sole job is to lead the Board, allows our Chief Executive Officer and President to focus his time and energy on running the day-to-day operations of our Company. The Board believes that the Company’s current leadership structure does not adversely affect the Board’s role in risk oversight of the Company.

Communication with the Board of Directors

Interested parties, including security holders, may contact the Non-Executive Chairman, all outside Directors as a group, the entire Board of Directors, a committee of the Board of Directors or an individual Director by submitting a letter to the desired recipient in a sealed envelope labeled “Non-Executive Chairman,” “Outside Directors,” “Board of Directors”, or with the name of the Board Committee or a specific director. This sealed envelope should be placed in a larger envelope and mailed to the Corporate Secretary, Vectrus, Inc. 655 Space Center Drive, Colorado Springs, CO, 80915, USA. The Corporate Secretary will forward the sealed envelope to the designated recipient.

Board and Committee Roles in Risk Oversight

The Board of Directors has primary responsibility for overall risk oversight, including the Company’s risk profile and management controls. The Audit Committee of the Board monitors the Company’s operational and regulatory risk management and risk assessment program, including risk mitigation processes. The Head of Internal Audit has responsibility for assessing, monitoring and auditing the Company’s global risk profile, reports directly to the Audit Committee and reports on a functional basis to the Chief Financial Officer. The Audit Committee and the Board of Directors monitors financial liquidity and financing risk. The Compensation Committee reviews and assesses compensation and incentive program risks to ensure that the Company’s compensation programs encourage innovation and balance appropriate business risk and rewards without encouraging risk-taking behaviors which may have a material adverse effect on the Company. The Compensation Committee structures compensation so that unnecessary or excessive risk-taking behavior is discouraged and behaviors correlated with long-term value creation are encouraged. The Board and its Audit and Compensation Committees receive regular reports with respect to the Company’s risk profile and risk management controls.

Director Selection, Composition and Diversity

Directors of the Company must be persons of integrity, with significant accomplishments and recognized business stature. The Nominating and Governance Committee desires that the Board of Directors be diverse in terms of its viewpoints, professional experience, education and skills as well as race, gender and national origin. In addition, the Vectrus Corporate Governance Principles state that, as part of the membership criteria for new Board members, individuals must possess such attributes and experiences as are necessary to provide a broad range of personal characteristics including diversity, management skills, and technological, business and international experience.

On an annual basis, the Board of Directors assesses whether the mix of Directors is appropriate for the Company. In addition, the Nominating and Governance Committee assesses the effectiveness of these criteria by referring to the criteria when it periodically assesses the composition of the Board. To be considered by the Nominating and Governance Committee as a Director candidate, a nominee must meet the requirements of the Corporate Governance Principles.

The Board of Directors believes that the Company’s Directors, in the aggregate, provide the broad range of personal characteristics, attributes and experiences appropriate for the Company. Following the 2015 Annual Meeting of Shareholders, assuming all Director nominees are elected, the Board will continue to include Directors from diverse professional backgrounds, including information technology, global communications, engineering, transportation services, security and manufacturing industries as well as governmental and non-governmental agencies. When it has a vacancy to fill, the Board of Directors considers diverse candidates for membership on the Board and includes diversity as a specific factor when conducting any search. As part of its process in identifying new candidates to join the Board of the Directors, the Nominating and Governance Committee considers whether and to what extent a candidate’s attributes and experiences will individually and collectively complement the existing Board, recognizing that the Vectrus businesses and operations are diverse and global in nature.

In addition to these minimum qualifications, the Nominating and Governance Committee evaluates each nominee’s skills to determine if those skills are complementary to the skills demonstrated by current Board members. The Nominating and Governance Committee also evaluates the Board’s needs for operational, technical, management, financial, international or other expertise.

Prior to recommending nominees for election as Directors, the Company’s Nominating and Governance Committee engages in a deliberative, evaluative process to ensure each nominee possesses the skills and attributes that individually and collectively will contribute to an effective Board of Directors. Biographical information for each candidate for election as a Director is evaluated and candidates for election participate in interviews with existing Board members and management. Each candidate is subject to thorough background checks. Director nominees must be willing to commit the requisite time for preparation and attendance at regularly scheduled Board and Committee meetings and participation in other matters necessary for good corporate governance.

The Nominating and Governance Committee identifies Director candidates through a variety of sources including search firms, personal references and business contacts. The Nominating and Governance Committee will consider Director nominees recommended by shareholders for election to the Company’s Board who meet the qualification standards described above (See the Nominating and Governance Charter at http://media.corporate-ir.net/media_files/IROL/25/253463/Nominating%20and%20Governance%20Committee%20Charter_.pdf). The Nominating and Governance Committee also evaluates and makes recommendations to the Board of Directors concerning appointment of Directors to Board Committees, selection of Board Committee Chairs, Committee member qualifications, Committee member appointment and removal, Committee structure and operations and proposal of the Board slate for election at the Annual Meeting of Shareholders, consistent with criteria approved by the Board of Directors.

Non-Management Director Compensation

The Board of Directors typically reviews Non-Management Director compensation on a biennial basis. Non-Management Director compensation was last reviewed in 2014 in connection with the Spin-Off. In support of the Board’s review, Pay Governance LLC (“Pay Governance” or the “Compensation Consultant”) compared Non-Management Director compensation components and total Non-Management Director compensation paid with Director compensation components and total Director compensation paid for a sample of aerospace and defense companies with median revenue comparable to Vectrus’ revenue.

Upon the recommendation of Pay Governance and after review by the Vectrus Compensation Committee, the Vectrus Nominating and Governance Committee recommended, and the full Board of Directors of Vectrus approved, a total annual compensation level of $150,000 for Vectrus Non-Management Directors effective following the Spin-Off comprised of $75,000 in cash and $75,000 in restricted stock units for the full-year tenure. The full-year tenure runs from the date of the Annual Meeting of Shareholders to the day prior to the next Annual Meeting of Shareholders. Additional incremental pay for the full-year tenure includes a cash payment for the Audit Committee Chair in the amount of $15,000, and a cash payment of $10,000 for each of the Compensation Committee Chair and the Nominating and Governance Committee Chair. The Non-Executive Chairman of the Board receives an additional $100,000 comprised of $50,000 in cash and $50,000 in restricted stock units for the full-year tenure as described below. The incremental payments for the Committee Chairs and the Non-Executive Chairman were based on the significant responsibilities involved with these positions and reflect current competitive data.

Non-Management Director compensation is determined by our Board of Directors with the assistance of its Nominating and Governance Committee. In 2014, Vectrus Non-Management Directors received only a portion of their annual compensation for their service as Non-Management Directors of Vectrus from the Distribution Date through May 14, 2015, the day prior to the 2015 Vectrus Annual Meeting of Shareholders.

Interim Directors

Mr. Giuliano was appointed by Exelis to serve as a Director of Vectrus as of 11:59 p.m. New York time, on the date immediately prior to the when-issued trading date. He was not compensated by Vectrus or Exelis for his service as an interim Director. Prior to the Spin-Off, Exelis also appointed Janet L. McGregor, Rachel L. Semanchik and Alfonso J. Procopio to serve as interim Directors. Ms. McGregor, Ms. Semanchik and Mr. Procopio each tendered their resignation as Directors of the Company effective immediately prior to 12:01 a.m. New York time on the Distribution Date and did not receive any fees for their service as an interim director.

Non-Management Director Post Spin-Off Compensation

On October 10, 2014, all of our Non-Management Directors elected as of the Distribution Date received $100,000, comprised of $50,000 as a cash retainer and $50,000 in restricted stock units, for their service on the Board of Directors from the Distribution Date until May 14, 2015, the day prior to the 2015 Annual Meeting of Shareholders. An additional $10,000 cash retainer was paid to the Audit Committee chair, $6,700 to the Compensation Committee chair, $6,700 to the Nominating and Governance Committee chair, and the Non-Executive Chairman received an incremental payment of $67,000, which was comprised of $33,500 as a cash retainer and $33,500 in restricted stock units. Mr. Hunzeker, as a management Director, received no director compensation. Restricted stock units granted to Non-Management Directors vest on the business day immediately prior to the next Annual Meeting date. The grant date fair value of restricted stock unit awards is provided in footnote (2) to the table below.

The table below summarizes the compensation received by our non-employee Directors for the year ended December 31, 2014. The cash amounts have been prorated for the period from the Spin-Off through December 31, 2014.

Director Compensation Table

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Louis J. Giuliano (3)	51,313	83,500	134,813
Bradford J. Boston (4)	21,263	50,004	71,267
Mary L. Howell	18,750	50,004	68,754
William F. Murdy	18,750	50,004	68,754
Melvin F. Parker	18,750	50,004	68,754
Eric M. Pillmore (5)	21,263	50,004	71,267
Stephen L. Waechter (6)	22,500	50,004	72,504
Phillip C. Widman	18,750	50,004	68,754

(1)	Consists of the following, as applicable: consulting fees, director annual cash retainer of $18,750 for three months of 2014, incremental retainer for committee chairs and the annual Non-Executive Chairman retainer.
(2)	Represents the aggregate grant date fair value of RSUs, computed in accordance with Accounting Standards Codification issued by the Financial Accounting Standards Board, Topic 718, labeled “Compensation – Stock Compensation” (“ASC Topic 718”). The grant date fair value for restricted stock units was $20.62 per unit, the closing price of Vectrus stock on the grant date, which was October 10, 2014.
(3)	Mr. Guiliano received $20,000 in consulting fees for services rendered in 2014 prior to the Spin-Off per the consulting agreement with Exelis. He also received an incremental $12,563 cash retainer for his service as Non-Executive Chairman of the Vectrus Board of Directors through December 31, 2014. He received an additional restricted stock unit award with a grant date fair value of $33,500 as part of his Non-Executive Chairman retainer.
(4)	Mr. Boston received an incremental $2,513 cash retainer for his service as the Compensation Committee Chair through December 31, 2014.
(5)	Mr. Pillmore received an incremental $2,513 cash retainer for his service as the Nominating & Governance Committee Chair through December 31, 2014.
(6)	Mr. Waechter received an incremental $3,750 cash retainer for his service as the Audit Committee Chair through December 31, 2014.

Restricted Stock Unit Awards Outstanding at 2014 Fiscal Year-End

The table below represents restricted stock units outstanding as of December 31, 2014 for our Non-Management Directors.

Name	Restricted Stock Unit Awards
Louis J. Giuliano	4,049
Bradford J. Boston	2,425
Mary L. Howell	2,425
William F. Murdy	2,425
Melvin F. Parker	2,425
Eric M. Pillmore	2,425
Stephen L. Waechter	2,425
Phillip C. Widman	2,425

All Vectrus Non-Management Directors were granted restricted stock units under the 2014 Plan on October 10, 2014. For the equity component of the annual retainer, the number of restricted stock units was determined by dividing $50,000 by $20.62, the closing price per share of Vectrus, Inc. common stock on the grant date. The resulting number of restricted stock units was rounded to 2,425, the nearest whole number of units. Mr. Giuliano received 4,049 restricted stock units, representing $50,000 for the equity component of the annual retainer plus $33,500 for the equity component of the annual Non-Executive Chairman fee. The resulting number of restricted stock units was rounded to 4,049, the nearest whole number of units.

Director Expenses

Vectrus reimburses Non-Management Directors for expenses they incur to travel to and from Board of Director, Committee and shareholder meetings and for other Company-business related expenses (including travel expenses of spouses if they are specifically invited to attend an event for appropriate business purposes). Director airfare is reimbursed at no greater than first-class travel rates.

Indemnification and Insurance

As permitted by its By-Laws, Vectrus indemnifies its Directors to the full extent permitted by law and maintains insurance to protect the Directors from liabilities, including certain instances where it could not otherwise indemnify them.

Policies for Approving Related Person Transactions

The Company and the Board have adopted formal written policies for evaluation of potential related person transactions, as those terms are defined in the SEC’s rules for executive compensation and related person disclosure, which provide for review and pre-approval of transactions which may or are expected to exceed $120,000 involving Non-Management Directors, Executive Officers, beneficial owners of five percent or more of the Company’s common stock or other securities and any immediate family of such persons. The Company’s policy generally groups transactions with related persons into two categories: (1) transactions requiring the approval of the Nominating and Governance Committee and (2) certain transactions, including ordinary course transactions below established financial thresholds, that are deemed pre-approved by the Nominating and Governance Committee. In reviewing related person transactions that are not deemed pre-approved for approval or ratification, the Nominating and Governance Committee considers the relevant facts and circumstances, including:

•	Whether terms or conditions or the transaction are generally available to third-parties under similar terms or conditions;
•	Levels of interest or benefit to the related person;
•	Availability of alternative suppliers or customers; and
•	Benefit to the Company.

The Nominating and Governance Committee is deemed to have pre-approved certain transactions identified in Item 404(a) of Regulation S-K that are not required to be disclosed even if the amount involved exceeds $120,000. In addition, any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director and/or beneficial owner of less than 10% of that company’s shares is deemed pre-approved; provided, however, that with respect to directors, if a director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, such transaction shall be reviewed by the Nominating and Governance Committee and not be considered appropriate for automatic pre-approval. Regardless of whether a transaction is deemed pre-approved, all transactions in any amount are required to be reported to the Nominating and Governance Committee. Subsequent to the adoption of the written procedures above, the Company has followed these procedures regarding all reportable related person transactions. The Company’s Related Person Transaction Policy is posted on the Company’s website at: http://investors.vectrus.com/phoenix.zhtml?c=253463&p=irol-govhighlights.

Code of Conduct

The Company has adopted the Vectrus Code of Conduct which applies to all employees, including the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer and, where applicable, to its Non-Management Directors. The Code of Conduct is posted on the Company’s website at: http://investors.vectrus.com/phoenix.zhtml?c=253463&p=irol-govhighlights.

The Company discloses any changes or waivers from the Code of Conduct for the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, its Non-Management Directors and other Executive Officers on its website. In addition, the Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K. There were no substantive change in or waivers of the Code of Conduct granted to the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, or persons performing similar functions in 2014. A copy of the Code of Conduct will be provided, free of charge, to any shareholder upon request to the Corporate Secretary of Vectrus.

Committees of the Board of Directors

Director	Independent	Audit	Compensation and Personnel	Nominating and Governance
Bradford J. Boston	■		■*
Louis J. Giuliano	■
Mary L. Howell	■	■	■
William F. Murdy	■	■		■
Melvin F. Parker	■		■	■
Eric M. Pillmore	■			■*
Stephen L. Waechter	■	■*
Phillip C. Widman	■	■	■

*= Committee Chair

Prior to the Distribution, the Board of Directors of the Company’s parent, Exelis, engaged in an internal restructuring to effectuate a Spin-Off of Vectrus into an independent publicly traded company. On September 11, 2014 the Vectrus Interim Board of Directors established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee (collectively, the “Committees”) as Committees of the Board, effective as 11:59 p.m., New York time, on the date immediately prior to September 16, 2014, the when-issued trading date. The Committees are the current standing Committees of the Board of Directors.

Audit Committee Responsibilities

The Audit Committee has responsibility to, among other things, meet periodically with management and with both our independent registered public accounting firm and head of internal audit to review audit results and the adequacy of and compliance with our system of internal controls. In addition, the Audit Committee will appoint or discharge our independent auditor, and review and approve auditing services, audit related services and permissible non-audit services to be provided by the independent auditor in order to evaluate the impact of undertaking such added services on the independence of the auditor. The responsibilities of the Audit Committee are more fully described in our Audit Committee charter. The Board of Directors has affirmatively determined that each of the members of the Audit Committee is independent and financially literate. Further, the Board of Directors has determined that Mr. Waechter, Mr. Murdy, Mr. Widman and Ms. Howell possess accounting or related financial management expertise within the meaning of the NYSE listing standards. Although the Board determined that more than one member on the committee qualifies as an “audit committee financial expert” defined under the applicable SEC rules, Mr. Widman has been designated as the Committee’s “financial expert.”

Compensation Committee Responsibilities

The Compensation Committee oversees all compensation and benefit programs and actions that affect our senior executive officers, including the named executive officers. The Compensation Committee also provides strategic direction for our overall compensation structure, policies and programs and oversees and approves the continuity planning process. The responsibilities of the Compensation Committee are more fully described in the Compensation Committee charter.

Each member of the Compensation Committee is a Non-Management Director. The Board has reviewed the background, experience, financial interests, employment, commercial, charitable, familial and other relationships of each of Messrs. Boston, Parker, Widman and Ms. Howell, and has determined that, each such person is (i) a “Non-Employee Director” of the Company as defined under Rule 16b-3 of the Exchange Act and (ii) an “outside director” as defined under Treasury Regulation Section 1.162-27(e)(3)(i) of the Internal Revenue Code of 1986, as amended.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks involving any members of the Compensation Committee. None of the members of the Compensation Committee during fiscal year 2014 or as of the date of this Proxy Statement has been an officer or employee of the Company and no executive officer of the Company served on the Compensation Committee or board of any company that employed any member of the Compensation Committee or Board of Directors.

Nominating and Governance Committee Responsibilities

The Nominating and Governance Committee is responsible for, among other things, developing and recommending to the Board of Directors criteria for identifying and evaluating director candidates; identifying, reviewing the qualifications of and proposing candidates for election to the Board of Directors; and assessing the contributions and independence of incumbent directors in determining whether to recommend them for re-election to the Board of Directors. The Nominating and Governance Committee also reviews and recommends action to the Board of Directors on matters concerning transactions with related persons and matters involving corporate governance and, in general, oversees the evaluation of the Board of Directors. The responsibilities of the Nominating and Governance Committee are more fully described in the Nominating and Governance Committee Charter.

Audit Committee

2014 Audit Committee Members:

Stephen L. Waechter, Chair

Mary L. Howell

William F. Murdy

Phillip C. Widman

Meetings in 2014:            4

Audit Committee Responsibilities

•	Subject to any action that may be taken by the full Board, the Audit Committee has the ultimate authority and responsibility to determine Deloitte’s (our independent registered public accounting firm) qualifications, independence and compensation, and to appoint (or nominate for shareholder ratification), evaluate, and where appropriate, consider rotation or replacement of Deloitte.
•	Review and discuss with management and the independent auditors the audited financial statements of the Company including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Conditions and Results of Operations and make a recommendation regarding whether the annual audited financial statements should be included in any public filing including the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K).
•	Review and discuss with management, the independent registered public accountants and the head of internal audit the quarterly consolidated financial statements of the Company, including a discussion of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the independent registered public accountants’ review of those statements prior to the Company’s filing of each Form 10-Q with the SEC.
•	Review and consider with Deloitte matters required to be discussed by Statement of Auditing Standards (“SAS”) PCAOB Auditing Standard No. 16 (the framework for effective communication between the independent auditor and the Company in relation to the audit of financial statements).
•	Review with management and Deloitte the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.
•	As a whole, or through the Audit Committee Chair, review and discuss with Deloitte the Company’s interim financial results to be included in the Company’s earnings report or quarterly reports to be filed with the SEC, including discussion of the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of its Form 10-Q with the SEC, or release of any earnings report.
•	Review and discuss with management the types of information to be disclosed and the types of presentations to be made with respect to the Company’s earnings press releases and financial information and earnings guidance provided to financial analysts and rating agencies.
•	Discuss with management and Deloitte the quality and adequacy of the Company’s internal controls and their effectiveness, and meet regularly and privately with the head of the internal audit function.
•	Annually request from Deloitte a formal written statement delineating all relationships between Deloitte and the Company, consistent with the PCAOB Rule 3526T. With respect to such relationships, the Audit Committee shall:
¡	Discuss with Deloitte any disclosed relationships and the impact of the relationship on Deloitte’s independence; and

¡	Assess and recommend appropriate action in response to the Deloitte report to satisfy itself of the auditor’s independence.
•	Pre-approve or delegate to one or more independent members, when appropriate, to pre-approve the retention of the independent auditor for audit related and permitted non-audit services. Other tax related consulting and special projects and fees for any other services to be provided by the independent auditor and internal audit service providers must be submitted to the Audit Committee consistent with the Company’s Audit Services, Audit Related Services and Non-Audit Services Policy.
•	Confirm the scope of audits to be performed by Deloitte and the internal audit function, monitor progress and review results. Review fees and expenses charged by Deloitte and any party retained to provide internal audit services.
•	On an annual basis, discuss with Deloitte its internal quality control procedures, material issues raised in quality control or peer review and any inquiries by governmental or professional authorities within the last five years (and any steps taken to deal with issues raised) regarding the firm’s independent audits of other clients.
•	Review significant findings or unsatisfactory internal audit reports or audit problems or difficulties encountered by Deloitte, in the course of the audit work, including any restrictions on the scope of its activities or on access to requested information, and any significant disagreements with management, and monitor management’s response to such matters. Without excluding other possibilities, the Audit Committee may wish to review with the independent registered public accounting firm (i) any accounting adjustments that were noted or proposed by such firm but were “passed” (as immaterial or otherwise), (ii) any communications regarding auditing or accounting issues and (iii) any “management” or “internal control” letter issued or proposed to be issued by Deloitte.
•	Provide oversight and discuss with management, head of internal audit and Deloitte, the adequacy and effectiveness of the Company’s overall risk assessment and risk management process, including all risk mitigation processes. The Audit Committee shall review at least annually, policies with respect to risk assessment and risk management and in accordance with regulatory requirements, approve at least annually, any decision of the Company to enter into uncleared swaps.
•	Review the Company’s capital structure including stock repurchases, debt offering and other financings and dividends.
•	Review the Company’s rating agencies reviews.
•	Review the Company’s capital allocation including capital expenditures and research and development.
•	Review its performance and Charter at least annually and make recommendations to the Board of Directors for approval and adoption of its Charter.
•	Review regularly and consider the Company’s reserves.
•	Review expense accounts of senior executives.
•	Update the Board of Directors on a regular basis with respect to matters coming to its attention that may have a significant impact on the Company’s financial condition or affairs; the Company’s compliance with legal or regulatory requirements and the performance and independence of Deloitte and the internal audit function.
•	Review major issues regarding accounting principles and financial statement presentations, significant changes to the Company’s selection or application of accounting principles and major issues relating to the Company’s internal controls including any specifically required steps to correct identified major internal control issues. The Audit Committee also reviews management or Deloitte’s analyses regarding significant financial reporting issues and judgments made in preparing financial statements including analyses of alternative GAAP methods as well as the effect of regulatory and accounting initiatives and off-balance sheet structures, if any, on the Company’s financial statements.

•	In conjunction with the Board of Directors, evaluate the qualifications of its members and its own performance on an annual basis.
•	Meet separately, on a regular basis, with Deloitte, head of internal audit, and members of management, as well as privately as a Committee.
•	Establish policies regarding the Company’s employment and retention of current or former employees of Deloitte.
•	With respect to complaints concerning accounting, internal accounting controls or auditing matters:
¡	Review and approve procedures for receipt, retention and treatment of complaints received by the Company; and
¡	Establish procedures for the confidential, anonymous submission of complaints to the Audit Committee.
•	Establish levels for payment by the Company of fees to Deloitte, and ordinary administrative expenses of the Audit Committee and any advisors retained by the Audit Committee.
•	Receive regular reports from the Chief Executive Officer, the Chief Financial Officer and from the Company’s disclosure control committee representative on the status of the Company’s disclosure controls and related certifications, including disclosure of any material weaknesses or significant deficiencies in the design or operation of internal controls and any fraud that involves management or other employees with a significant role in internal controls.
•	Prepare the Report of the Audit Committee for the Company’s Proxy Statement.

Although more than one member of the Board of Directors satisfies the requirements of an audit committee financial expert, the Board of Directors has identified Phillip C. Widman as the Company’s Audit Committee financial expert. A copy of the Audit Committee Charter is available on the Company’s website at: http://media.corporate-ir.net/media_files/IROL/25/253463/Audit%20Committee%20Charter_.pdf. The Company will provide, free of charge, a copy of the Audit Committee Charter to any shareholder, upon request to the Corporate Secretary of Vectrus.

Compensation Committee

2014 Compensation Committee Members:

Bradford J. Boston, Chair

Mary L. Howell

Melvin F. Parker

Phillip C. Widman

Meetings in 2014:            4

Compensation Committee Responsibilities

•	The Committee’s primary objective is to establish a competitive executive compensation program that links executive compensation to business performance and shareholder return, without excessive enterprise risk.
•	Approve and oversee administration of the Company’s employee compensation program, including incentive plans and equity-based compensation plans.
•	Evaluate senior management and Chief Executive Officer performance, evaluate enterprise risk and other risk factors with respect to compensation objectives, set annual performance objectives for the Chief Executive Officer and approve individual compensation actions for the Chief Executive Officer and officers at the corporate vice president level and above, as well as certain other positions.
•	Oversee the establishment and administration of the Company’s benefit programs and executive severance policies.

•	Prepare the Compensation Committee Report for the Company’s Proxy Statement.
•	Review its performance and Charter at least annually and make recommendations to the Board of Directors for approval and adoption of its Charter.

Detail regarding the processes and procedures used to determine executive compensation is found in the Compensation Discussion and Analysis. A copy of the Compensation Committee Charter is available on the Company’s website at: http://media.corporate-ir.net/media_files/IROL/25/253463/Compensation%20and%20Personnel%20Committee%20Charter_.pdf. The Company will provide, free of charge, a copy of the Compensation Committee Charter to any shareholder, upon request to the Corporate Secretary of Vectrus.

Nominating and Governance Committee

2014 Nominating and Governance Committee Members:

Eric M. Pillmore, Chair

William F. Murdy

Melvin F. Parker

Meetings in 2014:            3

Nominating and Governance Committee Responsibilities

•	Develop, annually review, update and recommend to the Board of Directors corporate governance principles for the Company.
•	In the event it is necessary to select a new chief executive officer, lead the process for candidate evaluation, consideration and screening. The full Board of Directors has the final responsibility to select the Company’s chief executive officer.
•	Evaluate and make recommendations to the Board of Directors concerning the composition, governance and structure of the Board.
•	Make recommendations to the Board of Directors concerning the qualifications, compensation and retirement of Directors.
•	Administer the Board of Directors’ annual evaluation process.
•	Consider questions of independence and possible conflicts of interest of members of the Board of Directors and executive officers and ensure compliance with the rules of the NYSE and the Clayton Antitrust Act.
•	Review and recommend to the full Board matters and agenda items relating to the Company’s Annual Meeting of Shareholders.
•	Review the form of Annual Report to Shareholders, Proxy Statement and related materials.
•	Review the Company’s business continuity and disaster recovery programs and plans.
•	Review the Company’s communication and advertising program and other activities involving community relations, major charitable contributions and promotion of the Company’s public image.
•	Determine desired Board and Director skills and attributes and conduct searches for prospective board members whose skills and attributes reflect those desired for the Board of Directors.
•	Identify, evaluate and propose nominees for election to the Board of Directors.
•	Make recommendations to the Board of Directors concerning the appointment of Directors to Board Committees and the selection of Board Committee Chairs.
•	Evaluate and make recommendations regarding senior management requests for approval to accept membership on outside boards.
•	Review its performance and Charter at least annually and make recommendations to the Board of Directors for approval and adoption of its Charter.

As described on page 29 the Nominating and Governance Committee will consider Director nominees recommended by shareholders for election to the Company’s Board who meet the qualification standards. A copy of the Nominating and Governance Committee Charter is available at the Company’s website: http://media.corporate-ir.net/media_files/IROL/25/253463/Nominating%20and%20Governance%20Committee%20Charter_.pdf. The Company, will provide, free of charge, a copy of the Nominating and Governance Committee Charter to any shareholder, upon request to the Corporate Secretary of Vectrus.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Role of the Audit Committee.    The Audit Committee of the Board of Directors provides oversight on matters relating to the Company’s financial reporting process and ensures that the Company develops and maintains adequate financial controls and procedures, and monitors compliance with these processes. This includes responsibility for, among other things:

•	determination of qualifications, performance and independence of Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm;
•	the appointment, compensation, retention, audit and oversight work of Deloitte in preparing or issuing audit reports and related work;
•	review of financial reports and other financial information provided by the Company, its systems of internal accounting and financial controls, and the annual independent audit of the Company’s financial statements;
•	oversight and review of procedures developed for consideration of accounting, internal accounting controls and auditing-related complaints;
•	review of risk assessment and risk management processes on a company-wide basis; and
•	adoption of and monitoring the implementation and compliance with the Company’s Audit Services, Audit-Related Services and Non-Audit Services Policy.

The Audit Committee has oversight responsibility for confirming the scope and monitoring the progress and results of internal audits conducted by the Company’s internal auditor. The Audit Committee discussed with the Company’s internal auditors and Deloitte the plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, and discussed results of their examinations, their evaluation of the Company’s internal controls, and the Company’s financial reporting.

The Company’s management has primary responsibility for the financial statements, including the Company’s system of disclosure and internal controls. The Audit Committee may investigate any matter brought to its attention. In that regard, the Audit Committee has full access to all books, records, facilities and personnel of the Company and the Audit Committee may retain outside counsel, auditors or other independent experts to assist the Committee in performing its responsibilities. Any individual may also bring matters to the Audit Committee confidentially or on an anonymous basis, by submitting the matter in a sealed envelope addressed to the “Audit Committee” to the Corporate Secretary who then forwards the sealed envelope to the Audit Committee.

Sarbanes-Oxley Act of 2002 (“SOX”) Compliance.    The Audit Committee has responsibility for monitoring all elements of the Company’s compliance with Sections 302 and 404 of SOX relating to internal control over financial reporting.

Audit Committee Charter.    The Board of Directors has adopted a written charter for the Audit Committee, which the Board of Directors and the Audit Committee review, and at least annually update and reaffirm. The Charter sets out the purpose, membership and organization, and key responsibilities of the Audit Committee.

Composition of the Audit Committee.    The Audit Committee is composed of four members of the Company’s Board. The Board of Directors has determined that each Audit Committee member meets the independence standards set out in the requirements of the NYSE currently in effect, including the Audit Committee independence requirements of Rule 10A-3 of the Exchange Act. No member of the Audit Committee has any relationship with the Company that may interfere with the exercise of independence from management and the Company. All members of the Audit Committee, in the business judgment of the full Board of Directors, are financially literate and several have accounting or related financial management expertise.

Regular Review of Financial Statements.    The Audit Committee reviewed and discussed the Company’s audited financial statements with management. The Audit Committee, management and Deloitte reviewed and discussed the Company’s unaudited financial statements before the release of a quarter’s earnings report and filing on Form 10-Q, and the Company’s audited financial statements before the annual earnings release and filing of the Company’s 2014 Form 10-K.

Communications with Deloitte.    The Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16 Communications with Audit Committees, issued by the PCAOB. The Audit Committee met privately with Deloitte three times during 2014.

Independence of Deloitte.    Deloitte is directly accountable to the Audit Committee and the Board of Directors. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence from management and the Company, any disclosed relationships and the impact of those relationships on Deloitte’s independence.

Recommendation Regarding Annual Report on Form 10-K.    In performing its oversight function with regard to the 2014 financial statements, the Audit Committee relied on financial statements and information prepared by the Company’s management. It also relied on information provided by the internal audit staff as well as Deloitte. The Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2014. Based on these discussions, and the information received and reviewed, the Audit Committee recommended to the Company’s Board of Directors and the Board of Directors has approved including the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Audit Committee’s responsibility is to monitor and oversee the audit and financial reporting processes. However, the members of the Audit Committee are not practicing certified public accountants or professional auditors and rely, without independent verification, on the information provided to them and on the representations made by management, and the report issued by the independent registered public accounting firm.

This report is furnished by the members of the Audit Committee.

Stephen L. Waechter, Chair

Mary L. Howell

William F. Murdy

Phillip C. Widman

Compensation Committee Report

The following Report of the Compensation Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Board of Directors approves and oversees administration of the Company’s executive compensation program and senior leadership development and continuity programs. The Compensation Committee’s primary objective is to establish a competitive executive compensation program that clearly links executive compensation to business performance and shareholder return. The Compensation Committee considers appropriate risk factors in structuring compensation to discourage unnecessary or excessive risk-taking behaviors and encourage long-term value creation.

Recommendation Regarding Compensation Discussion and Analysis

In performing its oversight function during 2014 with regard to the Compensation Discussion and Analysis prepared by management, the Compensation Committee relied on statements and information prepared by the Company’s management. It also relied on information provided by Pay Governance LLC, the independent compensation consultant to the Compensation Committee. The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2014 and this Proxy Statement.

This report is furnished by the members of the 2014 Vectrus Compensation Committee.

Bradford J. Boston, Chair

Mary L. Howell

Melvin F. Parker

Phillip C. Widman

Executive Compensation -

Compensation Discussion and Analysis

Introduction

Prior to the Spin-Off from Exelis on September 27, 2014, we were a wholly-owned subsidiary of Exelis Inc. September 2014, we formed our own Compensation and Personnel Committee (the “Vectrus Compensation Committee”) that is responsible for our executive compensation philosophy and programs prospectively, which may be different from the compensation programs that were in place for 2014 prior to the Spin-Off. The Vectrus Compensation Committee has the flexibility to establish appropriate compensation policies to attract, motivate and retain our executives in the industry in which we operate.

Prior to the Spin-Off from Exelis, each of our named executive officers (“NEOs” or “Named Executive Officers”) was employed by Exelis. Our Named Executive Officers for 2014 were Kenneth W. Hunzeker, Chief Executive Officer and President and formerly Executive Vice President, Exelis and President of the Mission Systems business; Theodore R. Wright, Executive Vice President and Chief Operating Officer and formerly Executive Vice President and Chief Operating Officer of the Mission Systems business; Matthew M. Klein, Senior Vice President and Chief Financial Officer and formerly Vice President and Chief Financial Officer of the Mission Systems business; Janet L. Oliver, Senior Vice President, Business Development and formerly Vice President and Director of Business Development of the Mission Systems business; and Kelvin R. Coppock, Senior Vice President, Contracts and formerly Vice President, Contracts, of the Mission Systems business.

Our historical compensation strategy was primarily determined by the Compensation Committee of Exelis (the “Exelis Compensation Committee”), which approved and oversaw the administration of Exelis’ executive compensation program, which covered our NEOs during the first nine months of calendar year 2014 until the Spin-Off and initially determined 2015 compensation levels for our NEOs. As a newly independent public company, the Vectrus Compensation Committee reviewed and approved the Company’s executive compensation for the months of October, November and December 2014 and will determine executive compensation for 2015 and beyond. Since the information presented in this document relates to the full 2014 fiscal year, this Compensation Discussion and Analysis describes Exelis’ compensation programs and decisions with respect to the period prior to the Spin-Off, including all elements of Exelis’ executive compensation program as determined by the Exelis Compensation Committee. Our compensation philosophy for the last three months of 2014 was similar to Exelis’ compensation philosophy for the preceding nine months. We expect that the Vectrus 2015 compensation philosophy will reflect Vectrus’ industry and peers going forward.

Executive Summary

2014 Compensation Highlights

Vectrus’ Named Executive Officers for 2014:

•	Kenneth W. Hunzeker, Chief Executive Officer and President;

•	Theodore R. Wright, Executive Vice President and Chief Operating Officer;

•	Matthew M. Klein, Senior Vice President and Chief Financial Officer;

•	Janet L. Oliver, Senior Vice President, Business Development; and

•	Kelvin R. Coppock, Senior Vice President, Contracts

Company Highlights

•	Successful completion of the Spin-Off from Exelis on September 27, 2014
•	Successful in winning approximately $1.4 billion in new contracts since August 2014
•	Recent contract wins helped diversify customer base and geographic footprint
•	New relative performance-based component represents 50% of the long-term incentives for 2015

Compensation Philosophy

As a business within Exelis Inc. for much of 2014, our executive compensation program in 2014 and the general parameters of the program for 2015 were consistent with what was approved by the Exelis Compensation Committee.

Building on this general framework, the Vectrus Compensation Committee adopted a compensation philosophy to support Vectrus’ business strategy within principles of competitiveness, full disclosure, and consistent alignment with long-term value creation. Our philosophy encourages individual and group behaviors that balance risk and reward while supporting sustained growth and earnings performance. A substantial portion of executive compensation is tied to the Company’s internal business and financial performance and share price performance. If internal business and financial performance or share price performance falls below identified thresholds, at-risk incentive compensation is reduced or not paid at all.

Pay for Performance

Compensation for our NEOs ties a large portion of compensation to performance. For instance, based on the elements of 2014 compensation for the CEO and the CFO, at-risk compensation represented approximately 65% and 56% of total compensation.

Pay components for 2014 include salary, Annual Incentive Plan (“AIP”) awards, and long-term awards, including RSUs and stock options.

•	The 2014 AIP provides a cash payout if certain financial metrics, including revenue, operating cash flow, operating income and return on invested capital, are met. The 2014 goals, targets, and achievements are described in the table below:

Pay Component	Performance During 2014	Actual Payout
2014 Annual Incentive Plan (AIP)

•  Operating Income = $50.0 million (versus the Vectrus Committee-approved target of $51.0 million) (weighted 30%)

•  Revenue = $1.172 billion (versus the Vectrus Committee-approved target of $1.152 billion) (weighted 30%)

•  Operating Cash Flow = $70.2 million (versus the Vectrus Committee-approved target of $60 million) (weighted 20%)

•  Return on Invested Capital = 15.1% (versus 16.6% target) (weighted 20%)

Actual bonus achieved = 115.25% of target Management recommended and the Vectrus Committee approved an actual bonus paid = 100% of target

•	The values of RSU and option grants provide alignment with the growth or decline in Vectrus share price.
•	For 2014 long-term incentive awards, the Exelis Compensation Committee determined that it would not be appropriate to grant Exelis Inc. total shareholder return awards to executives of Vectrus in contemplation of the Spin-Off. However, the Vectrus Long-Term Incentive Program for 2015 includes a new relative performance-based component that represents 50% of the total long-term incentive award.

Key Governance Policies Related to Compensation:
We Do:
• use an independent compensation consultant
• pay for performance
• mitigate compensation risk through oversight, controls and appropriate incentives in our balanced compensation programs
• have change of control provisions that only trigger upon consummation of the change of control transaction
• have limited perquisites which do not include an auto allowance
• recommend that we have an annual Say-on-Pay vote
• have a clawback policy
• have an anti-hedging and anti-pledging policy
• have stock ownership guidelines
• provide for annual vesting over a three-year period for our RSU and stock option awards
• For 2015, the Company implemented a relative total shareholder return component that represents 50% of the long term incentive awards. The awards are subject to a three-year performance period.
We Do Not:
• reprice stock options
• provide tax gross ups for any perquisites or in connection with payments made in the event of change of control
• guarantee minimum bonus payments

2014 NEO Pay

Historically During 2014, Exelis’ Chief Executive Officer and senior human resources executive made recommendations to the Exelis Compensation Committee regarding executive compensation actions and incentive awards. During 2014, the Exelis Compensation Committee reviewed each compensation element for Mr. Hunzeker and made the final determination regarding executive compensation for him using the processes described for Exelis in this Compensation Discussion and Analysis. The Exelis Compensation Committee also set and approved the 2014 long-term incentive awards for Mr. Hunzeker and the other Vectrus NEOs. In addition, the Exelis Compensation Committee determined and approved the value of the individual Founders’ Grants, consisting of restricted stock units (“RSUs”) and stock options (the “Founders’ Grants”), for the Vectrus NEOs to be granted by Vectrus following the Spin-Off.

Following the Distribution Following the Spin-Off, the Vectrus Compensation Committee approved the value of individual Founders’ Grants for the NEOs as previously determined by the Exelis Compensation Committee. In addition, The Vectrus Compensation Committee approved RSUs for the Vectrus NEOs representing the uncompleted portion of the performance period of the outstanding

2013 Exelis Total Shareholder Return (“TSR”) awards, according the treatment for such awards as determined by the Exelis Committee prior to the Spin-Off. A discussion of the treatment of the Exelis TSR awards is presented on page 63 of this Proxy Statement.

The Vectrus Compensation Committee delegated to the Senior Vice President and Chief Human Resources Officer responsibility for administering the executive compensation program.

Individual Executive Positions - Compensation Comparisons

Historically In setting compensation for Messrs. Hunzeker, Wright and Klein, the Exelis Compensation Committee used the following peer group, along with other qualitative information described below:

• AECOM Technology Corporation • Booz Allen Hamilton Holding Corp. • CACI International Inc. • CAE, Inc. • Dynamics Research Corp. • Engility Holdings • Exelis Inc. • ICF International, Inc.	• Kratos Defense & Security Solutions, Inc. • ManTech International Corp. • MAXIMUS, Inc. • Michael Baker Corp. • NCI Inc. • SAIC, Inc. • Unisys Corporation • VSE Corporation

Other NEOs’ compensation, as well as the compensation for other executive officers, were established by reviewing survey norms established by comparably-sized defense industry companies.

The Exelis Compensation Committee determined that it was appropriate to set NEO compensation approximating the 25th percentile of competitive practice to reflect their new positions in a public company.

Individual Executive Positions - 2014 Compensation Information

Historically The chart below sets out Mr. Hunzeker’s and other NEOs 2014 target compensation for annual base salary, annual incentive and long-term incentives. The Exelis Compensation Committee set compensation for Mr. Hunzeker and the other NEOs as to base salary for 2014 for the months prior to the Spin-Off and effective at the Spin-Off as well as the target 2014 annual incentive award percentage and the 2014 long-term incentive award values as set out below:

Named Executive Officer	2014 Base Salary Pre-Spin ($)	2014 Base Salary Post-Spin ($)	Target 2014 Annual Incentive Award (% of Base Salary)	2014 Long-Term Incentive Target Award ($)
Kenneth W. Hunzeker, Chief Executive Officer and President	400,000	600,000	100%	500,000
Theodore R. Wright, Executive Vice President and Chief Operating Officer	350,000	350,000	75%	350,000
Matthew M. Klein, Senior Vice President and Chief Financial Officer	275,000	325,000	65%	200,000
Janet L. Oliver, Senior Vice President, Business Development	275,000	280,000	50%	160,000
Kelvin R. Coppock, Senior Vice President, Contracts	260,000	270,000	50%	150,000

Following the Distribution The Vectrus Compensation Committee adopted a similar approach to evaluating and determining target and actual compensation provided to each of our NEOs based on general industry market data. General industry market data were reviewed and size adjusted via regression analysis to estimate the competitive market pay levels for a company of our revenue size. (See “Vectrus Competitive Compensation Data” below.) The Vectrus Compensation Committee determined that target compensation approximating the 25th percentile of competitive practice was appropriate immediately following the Spin-Off. Over time, it is expected that total compensation for our NEOs will move toward the median of competitive practice, as our NEOs gain experience in their roles and increases are appropriate given business and individual performance.

Founders’ Grants and Transaction Success Incentives (“TSIs”)

The Exelis Compensation Committee developed and approved a Founders’ Grant program to be offered to Vectrus NEOs and other employees in positions deemed critical to the establishment and future success of Vectrus. Founders’ Grants are special, one-time equity grants associated with the establishment of Vectrus as a new public company. As such, Founders’ Grants are not part of the regular annual long-term incentive value granted to the NEOs.

The Founders’ Grants are intended to closely align the economic interests of the recipients with those of Vectrus shareholders. These grants promote and enhance stock ownership among Vectrus executives, as well as support the retention of key executives. The Exelis Compensation Committee set the value of the Founders’ Grants at 1.5 times the value of the planned 2015 Long-Term Incentive Award for each of the NEOs. It was the Exelis Compensation Committee’s assessment that this valuation would appropriately incentivize the Vectrus NEOs and align their interests with those of Vectrus shareholders while also providing a retention incentive. On October 10, 2014, the Vectrus Compensation Committee approved Founders’ Grants, consisting of RSUs and stock options.

The Founders’ Grants for the NEOs were structured to address equity ownership and retention considerations while still being efficient in the use of shares under the equity plan. As a result, for NEOs other than Mr. Hunzeker, the value of the Founders’ Grants was weighted 80% in RSUs and 20% in non-qualified stock options. The Vectrus Committee determined that Mr. Hunzeker’s Founders’ Grant be weighted equally between RSUs and options to more strongly align his awards with the value created for our shareholders. The RSUs vest in one-third annual installments on the first, second and third anniversaries of the grant date. Non-qualified stock options vest in one-third cumulative annual installments on the first, second and third anniversaries of the grant date and expire ten (10) years from the grant date. The option exercise price is the closing price of Vectrus common shares on October 10, 2014, the grant date.

In addition, as recognition for the additional responsibilities during 2014 associated with the successful completion of the Spin-Off from Exelis, the Exelis Compensation Committee developed and approved a cash transaction success incentive (“TSI”) for selected Vectrus executives. These TSI awards were independently assessed and approved by the Exelis Compensation Committee prior to the Spin-Off. Messrs. Wright, Klein and Coppock and Ms. Oliver received TSI payments in October 2014, following completion of the transaction. Mr. Hunzeker did not receive a TSI award because of the significant Founders’ Grant awarded to him in connection with the Spin-Off.

Following the Spin-Off, the Vectrus Compensation Committee reviewed and approved the Founders’ Grants and payment of the TSI awards consistent with the analysis and determination of the Exelis Compensation Committee. The approved awards are provided below:

Named Executive Officer	Grant Date Fair Value of Founders’ Grants	Transaction Success Incentive Awards
Kenneth W. Hunzeker	$1,350,000	—
Theodore R. Wright	$787,500	$175,000
Matthew M. Klein	$615,000	$137,500
Janet L. Oliver	$300,000	$137,500
Kelvin R. Coppock	$300,000	$130,000

Independent Compensation Consultant

Historically During 2014, the Exelis Compensation Committee retained Pay Governance as its independent compensation consultant. Pay Governance provided independent consulting services in support of the Exelis Compensation Committee’s charter. Additionally, Pay Governance provided analyses to Exelis’ Nominating and Governance Committee and the full Board of Directors on Non-Management Director compensation.

Following the Distribution The Vectrus Compensation Committee retained Pay Governance as its independent compensation consultant effective with the Spin-Off and going forward. The Compensation Consultant’s engagement leader provides objective expert analyses, assessments, research and recommendations for executive compensation programs, incentives, perquisites and compensation standards. In this capacity, the Compensation Consultant provides services that related solely to work performed for and at the direction of the Vectrus Compensation Committee, including analysis of material prepared by Vectrus’ human resources, finance and legal departments for the Vectrus Compensation Committee’s review. The Compensation Consultant provided no other services to Vectrus during 2014 other than those for and at the direction of the Vectrus Compensation Committee.

The Vectrus Compensation Committee is directly responsible for the appointment, compensation, and oversight of the Compensation Consultant.

In connection with the engagement of the Compensation Consultant, the Vectrus Compensation Committee considered various factors bearing on the independence of the Compensation Consultant, including, but not limited to, the following:

•	Provision of other services to Vectrus by the Compensation Consultant;
•	Relationships of the Compensation Consultant with members of the Compensation Committee or with executive officers, including business and personal relationships;
•	The Compensation Consultant’s policies and procedures to prevent conflicts of interest;
•	Stock ownership of Vectrus by the Compensation Consultant’s engagement leader; and
•	The amount of fees received by the Compensation Consultant.

The Vectrus Compensation Committee affirmatively determined the Compensation Consultant was independent and has no conflicts of interest with the Company or the Board of Directors.

In 2014 the Compensation Consultant also acted as an advisor to the Nominating and Governance Committee in connection with Non-Management Director pay. In 2014, Vectrus’ human resources, finance and legal functions supported the work of the Vectrus Compensation Committee, provided information, answered questions and responded to requests from the Compensation Consultant.

Vectrus Competitive Compensation Data

The Vectrus Compensation Committee considered competitive market data for general industry companies that were available in the 2014 Towers Watson U.S. Compensation Databank General Industry Executive Compensation Survey Report (“CDB”), Towers Watson’s compensation survey database in addition to recommendations from Vectrus’ Chief Executive Officer and Senior Vice President, Chief Human Resources Officer in determining executive compensation.

The competitive compensation data used for compensation comparison consists of companies in the general industry classification that were available in the 2014 CDB. The Compensation Committee considers the CDB as most representative of the companies that comprise the marketplace in which Vectrus competes for business talent. Data from these companies were adjusted, using a regression analysis, to reflect Vectrus’ annual revenue. Data reviewed included competitive market information for each compensation component and total compensation.

Our Compensation Cycle

Historically Exelis’ compensation was reviewed in detail every year during the first quarter. This review included:

•	Annual performance reviews for the prior year;
•	Base salary merit increases - normally provided in March;
•	AIP target awards; and
•	Long-term incentive target awards (including stock options and RSUs).

The actual award date of stock options and RSUs was generally determined on the date the Exelis Compensation Committee approved these awards, which is typically the March meeting of the Compensation Committee. (Meeting dates for the following year’s regular Exelis Board and Committee meetings are scheduled during the prior year.) Participants in the Long-Term Incentive Award Program receive notification of their award as soon as reasonably practical after the grant date.

Following the Distribution The Vectrus Compensation Committee will review, decide and award compensation to our NEOs following a similar annual cycle. The actual award date of stock options, RSUs and target TSR awards is generally the date on which the Vectrus Compensation Committee approves these awards, which is typically the March meeting of the Compensation Committee. Meeting dates for the following year’s regular Vectrus Board of Directors and Committee meetings are scheduled during the prior year. Target TSR awards reflect a performance period starting on January 1 of the year in which the Vectrus Compensation Committee approves the TSR award. RSUs, TSR and stock option award recipients receive communication of the award as soon as reasonably practical after the grant date. The Vectrus Compensation Committee reviewed and assessed the performance of the Vectrus NEOs for 2014 and will continue to review and assess the performance of the Chief Executive Officer and all senior executives and authorize compensation actions it believes are appropriate, commensurate with relevant competitive data and the approved compensation program. The Vectrus Compensation Committee reviewed and assessed the performance of the NEOs during 2014.

Qualitative Considerations

Historically Exelis considered individual performance, and qualitative performance factors, in addition to the quantitative measures discussed in this Compensation Discussion and Analysis.

Following the Distribution The Vectrus Compensation Committee considered similar qualitative factors relevant to Vectrus business in making compensation decisions following the Spin-Off. These qualitative performance factors may change to reflect our business focus and strategy.

Consideration	Objective
Winning New Business	Align strategies and resources around competing for and winning new business
Operational Excellence	Focus on continuous improvement, lean thinking and creative problem solving
Customer Satisfaction	Be the customers’ first choice and most trusted partner
Culture	Optimize organization around Vectrus Vision and Values

Compensation Program Objectives

Compensation Objectives, Principles and Approaches:

Historically Exelis’ compensation program objectives, principles and approaches reflect Exelis business needs and strategy.

Following the Distribution The Vectrus Compensation Committee generally adopted similar compensation objectives, principles, and approaches, as detailed below:

Objective	General Principle	Specific Approach
Attract and retain well-rounded, capable leaders.	Design an executive compensation program to attract and retain high performing executives.	Target total direct compensation approximating the 25th percentile of competitive practice. Over time, target total direct compensation toward the competitive median of general industry companies in the CDB, as adjusted for revenue size.
Align at-risk compensation with business performance.	The measures of performance in our compensation programs must be aligned with measures key to the success of our business. If our business succeeds, our shareholders will benefit.	Provide annual and long-term incentive opportunity based on business performance to drive shareholder value.
Align at-risk compensation with levels of executive responsibility.	As executives advance in the Company, the leverage of at-risk pay relative to fixed pay increases.	Structure NEO compensation so that a substantial portion of compensation is at risk for executives with greater levels of responsibility.

Primary Compensation Components

NEO Compensation	=	Base Salary	+	Annual Incentive	+	Long-Term Incentives

Historically Prior to the Spin-Off, the Exelis Compensation Committee determined that a number of changes to primary compensation components were appropriate in light of the announced plans for a Spin-Off.

Base Salary – No Fundamental Changes Base salary comprises the smallest component of total compensation for Mr. Hunzeker and the other NEOs, reflecting the Compensation Committee’s commitment to aligning NEO compensation with Vectrus performance. Salary is not a risk-based element of compensation.

Annual Incentive Plan Awards (AIP) – Metric Changes The Exelis Compensation Committee determined that the metrics noted below would be most closely predictive of optimal operating performance in 2014 for the Mission Systems (Vectrus) business.

Revenue Revenue reflects the emphasis on growth by the Mission Systems (Vectrus) business. Revenue is defined as reported GAAP revenue excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures.

Operating Income (OI) Operating income is a measure of profitability. It replaced the earnings per share (EPS) metric that Exelis included in their formula for 2014, as EPS would not be applicable to Mission Systems (Vectrus) for full-year 2014 since the Spin-Off occurred in 2014.

Operating Cash Flow (OCF) Operating cash flow reflects the emphasis on cash flow generation by Mission Systems (Vectrus) business. For purposes of AIP, Operating Cash Flow is GAAP net cash flow from operating activities, less capital expenditures plus interest, cash taxes and other expense (Income), and adjusted for other non-cash special items.

Return on Invested Capital (ROIC) ROIC measures the ability of Mission Systems (Vectrus) business to profitably invest available capital. ROIC = Operating Income ÷ Five Point Average Invested Capital. Invested Capital is defined as: Total Assets-Pension Related Deferred Tax Assets - Non-Interest Bearing Current Liabilities. The Five Point Average describes the year-end invested capital position as well as the invested capital position for each of the preceding four quarters.

Long-Term Incentive Awards – Changes to Award Forms Due to the announcement of the planned Spin-Off, the Exelis Compensation Committee determined that Mission Systems (Vectrus) business senior management should not receive Exelis total shareholder return long-term incentive awards in 2014. Additionally, the Exelis Compensation Committee believed it should not develop a new long-term performance plan for the Mission Systems (Vectrus) business. As a result, for 2014, only RSUs and Non-qualified stock options comprise the Long-Term Incentive Awards. As such, equity awards continue to align NEO compensation with shareholder value.

The 2014 long-term incentive awards were granted on March 6, 2014. A valuation based on the March 6, 2014 grant date was used to determine the number of options and RSUs granted pursuant to this allocation. The number of options granted was based on the Black-Scholes value on the March 6, 2014 grant date. The number of RSUs granted was based on the closing price of Exelis stock on the grant date.

The following table sets forth the long-term incentive awards approved by the Exelis Compensation Committee for the Vectrus NEOs on March 6, 2014, as converted to Vectrus awards following the Spin-Off.

Named Executive Officer	Non-Qualified Stock Option Award (# of Options)	Restricted Stock Unit Awards (# of Units)
Kenneth W. Hunzeker	16,528	16,250
Theodore R. Wright	11,570	11,375
Matthew M. Klein	6,611	6,500
Janet L. Oliver	5,289	5,200
Kelvin R. Coppock	4,958	4,875

Following the Distribution The Vectrus Compensation Committee was responsible for the year-end administration of Vectrus’ Annual Incentive Plan for Executive Officers (the “AIP”) for 2014. The Committee inherited from Exelis an annual incentive plan design for the Mission Systems business that included weighted performance metrics and goals based on operating income, revenue, operating cash flow and return on invested capital and related incentive payout curves as described below.

2014 Metrics	Performance Percentage
Operating Income (OI)	30%
Revenue	30%
Operating Cash Flow (OCF)	20%
Return on Invested Capital (ROIC)	20%

2014 Metric Attainment and Payout Design
	Revenue			Operating Income			Operating Cash Flow			ROIC
Performance Percentage of Target	90%	100%	108%	90%	100%	108%	80%	100%	116%	85%	100%	116%
Payout Percentage of Target	50%	100%	200%	50%	100%	200%	50%	100%	200%	50%	100%	200%

While still using the weightings, the performance metrics, and the incentive payout curves originally approved for the Mission Systems (Vectrus) business, the Vectrus Compensation Committee established 2014 goals under the AIP consistent with the most recently approved budget established by Exelis before the consummation of the Spin-Off of Vectrus from Exelis as being more reflective of the business environment in which Vectrus operates.

2014 AIP Awards Paid in 2015 Effective March 10, 2015, the 2014 AIP awards for Mr. Hunzeker and the other NEOs were approved by the Vectrus Compensation Committee. The Vectrus Compensation Committee approved an award for Hunzeker and, upon the recommendation of Mr. Hunzeker, approved the awards for the other NEOs, at 100% of the AIP payout formula. The approved 2014 AIP awards for NEOs are included in the Summary Compensation Table under “Compensation Tables” in the “Non-Equity Incentive Plan Compensation” column. As permitted by the AIP, the Vectrus Compensation Committee adjusted the impact of acquisitions, dispositions and other special items in computing AIP performance relating to AIP targets. The performance and payout percentages for each component of the AIP were as follows:

Metric (all $ amounts in millions)	Performance Target at 100% Payment and Weighting		2014 Performance	Performance Percentage of Target	Payout Percentage of Target	Weighted Attainment
Mission Systems Business (Vectrus)
Revenue	$1,152.0	30%	$1,172.0	101.7%	102.8%	30.84%
Operating Income	$51.0	30%	$50.0	98.0%	96.7%	29.01%
Operating Cash Flow	$60.0	20%	$70.2	116.0%	200.0%	40.00%
Return on Invested Capital	16.6%	20%	15.1%	91.0%	77.0%	15.40%

The following table illustrates the calculation of the 2014 AIP Awards paid in 2015. (Sum of components may differ from actual award amounts due to rounding.)

Named Executive Officer	Base Salary (a)($)	Annual Incentive Target as a Percent of Base Salary (b)	Revenue Percent Achieved	Operating Income Percent Achieved	Operating Cash Flow Percent Achieved	Return on Invested Capital Percent Achieved	Total Performance Percent Achieved (c)	Approved Total Performance Percent Payout (d)	Actual 2014 AIP Awards (a)x(b)x(d)($)
Kenneth W. Hunzeker	600,000	100	101.7	98.0	116.0	91.0	115.25	100.0	600,000
Theodore R. Wright	350,000	75	101.7	98.0	116.0	91.0	115.25	100.0	262,500
Matthew M. Klein	325,000	65	101.7	98.0	116.0	91.0	115.25	100.0	211,300
Janet L. Oliver	280,000	50	101.7	98.0	116.0	91.0	115.25	100.0	140,000
Kelvin R. Coppock	270,000	50	101.7	98.0	116.0	91.0	115.25	100.0	135,000

2015 Vectrus Long-Term Incentive Program

Following the Distribution, for 2015, the Vectrus Long-Term Incentive Award Program will consist of nonqualified stock options, RSUs and relative TSR cash awards, weighted as follows:

The following table sets forth the 2015 long-term incentive award amounts for the NEOs, as determined by the Vectrus Compensation Committee on March 4, 2015.

Named Executive Officer	TSR (Target Cash Award) ($)	Non-Qualified Stock Option Award Value ($)	Restricted Stock Unit Award Value ($)
	Represents 50% of total award value	Represents 20% of total award value	Represents 30% of total award value
Kenneth W. Hunzeker	$450,000	$180,000	$270,000
Theodore R. Wright	$262,500	$105,000	$157,500
Matthew M. Klein	$205,000	$82,000	$123,000
Janet L. Oliver	$125,000	$50,000	$75,000
Kelvin R. Coppock	$100,000	$40,000	$60,000

The 2015 program provides for a combination of TSR awards, non-qualified stock options and RSUs to comprise the total long-term incentive award for each NEO. These components are incentives for absolute stock price performance and appreciation as well as TSR performance relative to a specific group of companies as discussed below. The Vectrus Compensation Committee set vesting terms for RSUs and non-qualified stock options based on the Compensation Consultant’s review and guidance of current competitive practice and its assessment of appropriate vesting terms and conditions for Vectrus. In determining the total long-term incentive award for each NEO, the Committee also considered individual performance.

Restricted Stock Unit Component

The Vectrus Compensation Committee reviewed all proposed grants of RSUs for executive officers prior to award, including awards based on performance, retention-based awards and awards contemplated for new employees as part of employment offers. Grants of RSUs provide executives with stock ownership of unrestricted shares after the restrictions lapse. Executives were granted RSU awards because, in the judgment of the Vectrus Compensation Committee and based on management’s recommendations, these individuals were in positions most likely to assist in the achievement of the Company’s long-term value creation goals and to create increased shareholder value over time. Key terms and conditions of the Vectrus RSU awards are the same as the terms and conditions of the Vectrus Founders’ Grants as discussed on page 46 of this Proxy Statement.

Non-Qualified Stock Option Component

Non-qualified stock options provide an opportunity for optionees to purchase Vectrus stock in the future at a price equal to the stock’s value on the date the option is granted, which is the option exercise price. Following the Spin-Off, non-qualified stock options awarded to Messrs. Hunzeker, Wright, Klein and Coppock and Ms. Oliver vest in one-third cumulative annual installments on the first, second and third anniversaries of the grant date. For 2014 post spin awards, the fair value of stock options granted under the 2014 Plan was calculated using the Black-Scholes valuation model.

The key terms and conditions of the Vectrus non-qualified stock option awards are the same as the terms and conditions of the Vectrus Founders’ Grants as discussed on page 46 of this Proxy Statement.

Relative Total Shareholder Return (TSR) Award Component

The TSR performance design for 2015 - 2017 compares the Company’s TSR performance relative to the TSR performance of the Aerospace and Defense companies in the S&P 1500 Index. In designing the program, the Compensation Committee determined that this would be an appropriate index for Vectrus to be measured against for relative total shareholder return performance. The Committee also determined that performance could be measured in a more balanced manner with the following four performance periods:

January 1, 2015 through December 31, 2015;

January 1, 2016 through December 31, 2016;

January 1, 2017 through December 31, 2017; and

January 1, 2015 through December 31, 2017.

The actual award payout factor will be determined based on the average of the payout factors for each of the four performance periods, determined as follows:

If the Company’s TSR performance relative to that of the Aerospace and Defense companies in the S&P 1500 Index is:	The Payout Factor is:
Less than the 35th percentile	0%
At the 35th percentile	50%
At the 50th percentile	100%
At the 80th percentile	200%

Actual results between the 35th percentile and the 80th percentile will be interpolated.

Post-Employment Compensation

Vectrus renamed the Exelis Systems Corporation Savings and Retirement Plan as the Vectrus 401(k) Plan. Vectrus employees that previously participated in the Exelis Salaried Investment and Savings Plan (the “ISP”) began participating in the Vectrus 401(k) Plan following the Distribution. Vectrus NEO’s employer match contribution is 50% up to 8% of employer elected deferrals based upon annual base compensation. As before, all contributions are 100% vested.

Active ISP participant balances were transferred to the Vectrus 401(k) Plan on January 12, 2015, including all NEO accounts.

Vectrus established and maintains a non-qualified, unfunded Vectrus Systems Corporation Excess Savings Plan to provide key employees an opportunity to earn benefits in excess of the benefits that may be earned under tax-qualified Vectrus Systems Corporation. This plan is discussed in more detail in the narrative to the “Nonqualified Deferred Compensation” table described in “Compensation Tables - Nonqualified Deferred Compensation”.

Severance Plan Arrangements

Historically Exelis maintained two severance plans for its senior executives - the Senior Executive Severance Pay Plan and the Special Senior Executive Severance Pay Plan. Exelis’ Senior Executive Severance Pay Plan and Special Senior Executive Severance Pay Plan were originally established in 1989 and 1997, respectively and were regularly reviewed by the Exelis Compensation Committee. The severance plans applied to Exelis’ key employees as defined by Section 409A. Exelis’ severance plan arrangements were not considered in determining other elements of compensation. Exelis also adopted the Exelis Severance Policy which provided for severance based on grade level and years of service. Mr. Hunzeker was covered by both the Senior Executive Severance Pay Plan and the Special Senior Executive Severance Pay Plan. Mr. Wright was covered by the “Wright Letter Agreement” (as hereinafter defined) and the Special Senior Executive Severance Pay Plan. Messrs. Klein and Coppock and Ms. Oliver were covered by the Exelis Severance Policy.

Senior Executive Severance Pay Plan

The purpose of this plan was to provide a period of transition for senior executives. Senior executives who are U.S. citizens or who are employed in the United States were covered by this plan. The plan generally provided for severance payments if Exelis terminated a senior executive’s employment without cause.

The exceptions to severance payments were:

•	the executive terminates his or her own employment;

•	the executive’s employment is terminated for cause;

•	termination occurs after the executive’s normal retirement date under the Exelis Salaried Retirement Plan; or

•	termination occurs in certain divestiture instances if the executive accepts employment or refuses comparable employment.

No severance was provided for termination for cause because Exelis believed employees terminated for cause should not receive additional compensation. No severance was provided in the case of termination after a normal retirement date because the executive would be eligible for retirement payments under the Exelis Salaried Retirement Plan. No severance would be provided where an executive accepted or refused comparable employment because the executive had the opportunity to receive employment income from another party under comparable circumstances.

Special Senior Executive Severance Pay Plan

The purpose of this plan was to provide compensation in the case of termination of employment in connection with an acceleration event (defined in “Compensation Tables - Potential Payments Upon Termination or Change in Control”) including a change of control. The provisions of this plan were specifically designed to address the inability of senior executives to influence Exelis’ future performance after certain change of control events. The plan was structured to encourage executives to act in the best interests of shareholders by providing for certain compensation and retention benefits and payments, including change of control provisions, in the case of an acceleration event.

The purposes of these provisions were to:

•	provide for continuing cohesive operations as executives evaluated a transaction, which, without change of control protection, could be personally adverse to the executive;

•	keep executives focused on preserving value for shareholders;

•	retain key talent in the face of potential transactions; and

•	attract talented employees in the competitive marketplace.

As discussed above, this plan provided severance benefits for covered executives, including any named executive officer whose employment was terminated by Exelis other than for cause, or where the covered executive terminated his or her employment for good reason within two years after the occurrence of an acceleration event as described below (including a termination due to death or disability) or if during the two-year period following an acceleration event, the covered executive had grounds to resign with good reason or the covered executive’s employment was terminated in contemplation of an acceleration event that ultimately occurred.

The plan was designed to put the executive in the same position, from a compensation and benefits standpoint, as he or she would have been in without the acceleration event. With respect to incentive plan awards, since the executive would no longer have the ability to influence the corporate objectives upon which the awards were based, the plan provided that any AIP awards be paid out at target (100%). In the event of a change of control, a pro-rata portion of outstanding TSR awards would be paid through the date of the change of control based on actual performance and the balance of the awards would be paid at target (100%).

Following the Distribution The Vectrus Compensation Committee adopted and implemented severance plans similar to the Senior Executive Severance Pay Plan and the Special Senior Executive Severance Pay Plan. The specific arrangements and terms of such severance plans are similar to the severance plans described for Exelis. These plans are described in more detail in “Compensation Tables - Potential Payments Upon Termination or Change in Control.” The severance plans apply to key Vectrus employees as defined by Section 409A. The Vectrus severance plan arrangements are not considered in determining other elements of compensation. Following the Spin-Off, Messrs. Klein and Coppock and Ms. Oliver are covered under the Senior Executive Severance Pay Plan. Mr. Hunzeker is covered under the Hunzeker Employment Letter. Mr. Wright is covered under the Wright Letter Agreement. All of the Vectrus NEOs are covered at the higher level of benefits under the Special Senior Executive Severance Pay Plan.

Change of Control Arrangements

Historically Many of the Exelis short-term and long-term incentive plans, severance arrangements and nonqualified deferred compensation plans provided additional or accelerated benefits upon a change of control. Generally, these change of control provisions were intended to put the executive in the same position he or she would have been in had the change of control not occurred. Executives could focus on preserving value for shareholders when evaluating situations that, without change of control provisions, could be personally adverse to the executive.

Following the Distribution As described more fully in “Compensation Tables - Potential Payments Upon Termination or Change in Control,” the Vectrus Compensation Committee has provided for similar treatment of short term and long-term incentive plans, severance arrangements and excess savings plan upon a change of control. The specific terms of these plans and arrangements are similar to the terms of the Exelis plans and arrangements.

Employee Benefits and Perquisites

Historically Executives were eligible to participate in Exelis’ broad-based employee benefits program. The program included a pension program, an investment and savings plan which included before-tax and after-tax savings features, group medical and dental coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans. These other benefit plans included short- and long-term disability insurance, long-term care insurance and a flexible spending account plan.

Following the Distribution Vectrus executives are eligible to participate in Vectrus’ broad-based employee benefits programs. Vectrus elected not to adopt a pension program similar to the Exelis Salaried Retirement Plan (the “SRP”) and the Excess Pension Plans. Vectrus employees who participated in the Exelis SRP and/or Excess Pension Plans will continue to receive eligibility service credit, but not benefit service credit, through December 31, 2016. In addition, Vectrus executives are eligible to participate in medical, dental, vision coverage, group life insurance, group accidental death and dismemberment insurance and other benefit plans. The other benefit plans include short- and long-term disability insurance, flexible spending accounts and health savings accounts.

Certain Perquisites for the NEOs

Vectrus provides only those perquisites that it considers to be reasonable and consistent with competitive practice. Vectrus discontinued the car allowance for Mr. Hunzeker effective with the Spin-Off and no offsetting salary increase was provided. Perquisites (which are described more fully in “Compensation Tables - Summary Compensation Table - All Other Compensation Table” and the related narrative) available for NEOs include financial planning and an annual physical examination. The Vectrus Compensation Committee continues to review benefits and perquisites to assure they are reasonable and consistent with competitive practice.

Other Considerations and Policies

Clawback Policy

The Vectrus Board of Directors has adopted a clawback policy to provide for recoupment of performance-based compensation if the Vectrus Board of Directors determines that a senior executive has engaged in fraud or willful misconduct. This would include annual cash incentive and bonus awards and all forms of equity-based compensation. If, in the Vectrus Board of Directors’ view, the compensation related to Vectrus’ financial performance would have been lower if it had been based on the restated results, the Vectrus Board of Directors will, to the extent permitted by applicable law, seek recoupment from that senior executive of any portion of such compensation as it deems appropriate after a review of all relevant facts and circumstances. The Vectrus NEOs are covered by this policy.

Equity Grant Policy - Consideration of Material Non-Public Information

Vectrus non-qualified stock option awards and RSU awards granted to NEOs, senior and other executives, and RSU awards with respect to Directors, are awarded and priced on the same date as the approval date or a subsequent date approved by the Compensation Committee for administrative reasons. Vectrus may also award RSUs or non-qualified stock options in the case of the promotion of an existing employee or hiring of a new employee. These non-qualified stock option grants may be made at a time Vectrus is in possession of material non-public information related to the promotion or the hiring of a new employee or other matters. Vectrus does not time its release of material non-public information for the purpose of affecting the value of executive compensation, and executive compensation decisions are not timed to the release of material non-public information.

Consideration of Tax and Accounting Impacts

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) places a limit of $1,000,000 on the amount of compensation that Vectrus could deduct in any one year with respect to its Chief Executive Officer and the three other highest-paid named executive officers, other than the Chief Financial Officer. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements.

However, there may be situations in which the prudent use of discretion in determining pay levels would be in the best interests of Vectrus and its shareholders and, therefore, desirable. In those situations where discretion is used, awards could be structured in ways that would not permit them to qualify as performance-based compensation under Section 162(m).

Vectrus plans are intended to comply with Section 409A, to the extent applicable. While Vectrus endeavors to comply with other applicable sections of the Internal Revenue Code with respect to compensation, Vectrus and the Vectrus Compensation Committee did not consider other tax implications when designing Vectrus’ compensation programs. It should be noted that there may be situations in which the prudent use of discretion in determining pay levels is in the best interests of Vectrus and its shareholders and, therefore, desirable. In those situations where discretion is used, awards may be structured in ways that will not permit them to qualify as performance-based compensation under Section 162(m).

Vectrus continued the “best-net” provisions with respect to any excise tax triggered by a change-of-control.

Policy Against Hedging, Pledging, Speculation in Company Stock and Insider Trading

Vectrus has a policy that prohibits employees from taking advantage of, disclosing, or using any confidential information for the purpose of personal gain, including buying, selling, or trading in any Vectrus security. The policy includes prohibitions against hedging or pledging Vectrus securities, speculation or other investments where the shareowner’s economic interest is disassociated from share ownership. The Board of Directors has adopted a parallel policy. Directors and executives annually receive specific instructions which prohibit engaging in certain trading with respect to equity securities of Vectrus, including short sales and transactions involving puts, calls, and listed and unlisted options (other than exercises of Company granted stock options).

Business Risk and Compensation

Compensation across the enterprise is structured so that unnecessary or excessive risk-taking behavior is discouraged. Total compensation for senior officers is heavily weighted toward long-term compensation consistent with the Vectrus compensation philosophy, which is focused on long-term value creation. This focus on long-term compensation discourages behaviors that encourage short-term risks. The Chief Executive Officer and President and the Senior Vice President and Chief Financial Officer attend those portions of the Vectrus Compensation Committee meetings at which plan features and design configurations of annual and long-term incentive plans are considered and approved. Overall enterprise risk is reviewed and considered at the Committee and Board meetings, providing additional important information to the Vectrus Compensation Committee.

We recently conducted a risk assessment of our compensation policies and programs, including our executive compensation programs. We reviewed and discussed the findings of the assessment with the Vectrus Compensation Committee and the full Board of Directors and concluded that our compensation programs are designed with an appropriate balance of risk and reward in relation to our overall business strategy and do not encourage excessive risk taking behavior. As a result, we do not believe that risks relating to our compensation programs are reasonably likely to have a material adverse effect on the Company. The Vectrus Compensation Committee reviewed management’s summary on the review and assessment of such compensation programs and approved these conclusions.

The Vectrus Compensation Committee considered risk implications of our compensation programs during its deliberations on the design of our 2015 executive compensation programs, with the goal of appropriately balancing short-term and long-term performance.

The following table summarizes representative Vectrus compensation components or policies and relevant risk mitigation factors:

Risk Assessment Across the Enterprise

Vectrus Compensation Component or Policy	Risk Mitigation Factor
Base Salary	Based on market rates. Provides stability and minimizes risk-taking incentives.
Annual Incentive Plan

•       AIP design emphasizes overall performance and collaboration across the enterprise.

•       AIP components focus on metrics that encourage operating performance.

•       Individual AIP components and total AIP awards are capped.

Long-Term Incentive Awards - RSUs and Ten-Year Stock Options	• RSUs and ten-year stock options vest annually over a three-year period.
Stock Options	Stock options vest in one-third cumulative annual installments after the first, second and third anniversary of the grant date. Options awarded by Exelis and Vectrus expire ten years after the grant date.
Total Shareholder Return Awards	TSR awards are based on relative share price performance over four separate periods (e.g., 2015, 2016, 2017 and 2015-2017) during a three-year cycle and encourage behaviors focused on long-term goals, while discouraging behaviors focused on short-term risks.
Perquisites	Limited perquisites are based on competitive market data. Vectrus does not provide tax reimbursements related to financial counseling and tax preparation for senior executives. In addition, Vectrus discontinued the vehicle allowance previously provided by Exelis for Vectrus’ Chief Executive Officer following the Spin-Off from Exelis.
Severance	Severance plans are maintained by the Company in the event of termination not for cause.
Clawback Policy	Provides mechanism for senior executive compensation recapture in certain situations involving fraud or willful misconduct.
Officer Share Ownership Guidelines	Vectrus officers are required to own Vectrus shares or share equivalents up to 5x base salary, depending on the level of the officer. Share ownership guidelines align executive and shareholder interests.
Prohibition Against Pledging or Hedging or Speculation in Vectrus Securities	Vectrus policy prohibits pledging or hedging or speculative trading in and out of Vectrus securities, including short sales and leverage transactions, such as puts, calls and listed and unlisted options.

Compensation Tables

Summary Compensation Table

The following table summarizes the compensation of our NEOs in 2014. The information reflects compensation earned by our NEOs by Exelis prior to our Spin-Off from Exelis and by Vectrus after the Spin-Off.

Name and Principal Position	Year	Salary ($)	Bonus ($) (a)	Stock Awards ($) (b)	Option Awards ($) (c)	Non-equity Incentive Plan Compensation ($) (d)	Change in Pension Value and Deferred Compensation Earnings ($) (e)	All Other Compensation ($) (f)	Total ($)
Kenneth W. Hunzeker Chief Executive Officer and President (formerly Executive Vice President, Exelis and President of Mission Systems)	2014	459,633	149,277	1,137,476	1,070,742	600,000	14,786	75,121	3,507,035
	2013	370,635	—	299,996	200,000	311,000	—	143,838	1,325,469
Theodore R. Wright Executive Vice President and Chief Operating Officer (formerly Executive Vice President of Mission Systems)	2014	363,463	350,000	909,989	268,663	262,500	65,005	174,063	2,393,683
Matthew M. Klein Senior Vice President and Chief Financial Officer (formerly Vice President and Chief Financial Officer of Mission Systems)	2014	293,594	171,620	668,234	229,661	211,300	81,511	25,593	1,681,513
	2013	224,454	—	77,996	52,000	107,500	—	21,300	483,250
Janet L. Oliver Senior Vice President, Business Development (formerly Vice President and Director Business Development of Mission Systems)	2014	285,473	197,211	387,971	168,169	140,000	131,745	65,689	1,376,258
	2013	267,859	150,000	95,995	64,001	116,100	56,998	603	751,556
Kelvin R. Coppock Senior Vice President, Contracts (formerly Vice President, Contracts of Mission Systems)	2014	280,655	164,120	376,239	150,783	135,000	176,642	3,000	1,286,439
	2013	330,400	—	77,996	52,000	109,500	89,307	1,588	660,791

(a)	Amounts in this column represent Transaction Success Incentive (TSI) cash awards paid in October 2014 following the completion of the Spin-Off from Exelis. Mr. Hunzeker did not receive a TSI payment. Transaction Success Incentive payments for Mr. Wright, Mr. Klein, Ms. Oliver and Mr. Coppock were $175,000, $137,500, $137,500 and $130,000 respectively. Mr. Wright received a sign on payment of $175,000 pursuant to the Wright Letter Agreement. The NEOs, except for Mr. Wright, received a cash payment for the outstanding Exelis 2012 TSR awards based on actual performance at the spin for the completed 33 months and based on target for the remaining 3 months of the 36-month performance period as follows: Mr. Hunzeker $149,277, Mr. Klein $34,120, Ms. Oliver $59,711 and Mr. Coppock $34,120.
(b)	Amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for target TSR award units and restricted stock units. The assumptions used by Vectrus in calculating these amounts are incorporated herein by reference to Note 13 to the consolidated financial statements in the Vectrus Form 10-K.
(c)	Amounts in this column represent the aggregate grant date fair values of the 2014 pre Spin-Off option grants of $99,999 for Mr. Hunzeker, $70,001 for Mr. Wright, $40,003 for Mr. Klein, $32,000

for Ms. Oliver and $29,998 for Mr. Coppock and 2014 post Spin-Off option grants (representing certain founder’s grants) of $674,996 for Mr. Hunzeker, $157,499 for Mr. Wright, $122,998 for Mr. Klein, $60,004 for Ms. Oliver and $60,004 for Mr. Coppock. Incremental option expense related to the conversion of outstanding Exelis equity awards of $295,747, $41,163, $66,660, $76,165 and $60,781 also is included for Messrs. Hunzeker, Wright, Klein, Ms. Oliver and Mr. Coppock, respectively. The assumptions used by Vectrus in calculating these amounts are incorporated herein by reference to Note 13 to the consolidated financial statements in the Vectrus Form 10-K.
(d)	Amounts in this column reflect the AIP awards that were earned for performance year 2014.
(e)	Amounts in this column quantify the change in the present value of the Exelis Pension Plan benefit from December 31, 2013 to December 31, 2014. To determine the present value of the SRP benefit as of December 31, 2013, the same assumptions that are described in the 2014 Pension Benefits Table were used, except that a 4.7% discount rate and the 2013 IRS Static Mortality table post commencement replaced the discount rate and mortality assumptions used at December 31, 2014. For 2013, the actuarial present value of the accumulated pension values for Messrs. Hunzeker and Klein declined due to a change in the applicable discount rate. Because their pension benefits were frozen as of December 31, 2011, the effect of the change in the discount rate was not offset by increases in accrued benefits as is the case with the other NEOs.
(f)	Amounts in this column represent items specified in the table below.

All Other Compensation Table

Name	Year	Financial Counseling (a) ($)	Auto Allowances (b) ($)	Relocation Allowances (c) ($)	Other (d) ($)	Total Perquisites (a)+(b)+(c)+ (d)	Excess Savings Plan Contributions (e) ($)	Tax Reimburse- ments (f) ($)	401(k) Matching Contribu- tions (g) ($)	Other (h) ($)	Total All Other Compen- sation ($)
Kenneth W. Hunzeker	2014	700	12,300	—	—	13,000	34,543	—	24,310	3,268	75,121
Theodore R. Wright	2014	—	—	99,424	4,411	103,835	4,508	43,657	20,450	1,613	174,063
Matthew M. Klein	2014	—	—	—	742	742	6,795	—	17,773	283	25,593
Janet L. Oliver	2014	—	—	41,851	1,895	43,746	1,060	19,675	—	1,208	65,689
Kelvin R. Coppock	2014	—	—	—	—	—	443	—	817	1,740	3,000

(a)	Amount in this column represents reimbursement for financial counseling for Mr. Hunzeker.
(b)	Amount reflects auto allowance for Mr. Hunzeker, which was discontinued effective with the Spin-Off.
(c)	Amounts reflected are for relocation reimbursements for Mr. Wright and Ms. Oliver during 2014.
(d)	Amounts in this column represent the cost of spousal travel of $622 for Mr. Wright and $742 for Mr. Klein and the cost of company paid physicals of $3,789 for Mr. Wright and $1,895 for Ms. Oliver.
(e)	Contributions to the Exelis Excess Savings Plan through the distribution date and the Vectrus Systems Corporation Excess Savings Plan are unfunded and earnings are credited at the same rate as the Stable Value Fund available to participants in the ISP and the rate under the Stable Value Fund available to participants in the Vectrus 401(k) plan.
(f)	Amounts in this column represent the tax reimbursements for Mr. Wright and Ms. Oliver associated with relocation during 2014.

(g)	Amounts represent the aggregate of the floor and matching contributions during 2014 to the participants in the ISP account to the distribution date and any match during 2014 under the Vectrus 401(k) plan, as follows:

Mr. Hunzeker (Exelis ISP floor $10,400 and match $13,910; Vectrus 401(k) match $0, met IRS limit on employee deferral);

Mr. Wright (Exelis ISP floor $10,400 and match $9,100; Vectrus 401(k) match $950. before meeting the IRS limit on employee deferral);

Mr. Klein (Exelis ISP floor $7,800 and match $9,973; Vectrus 401(k) match $0, met IRS limit on employee deferral);

Ms. Oliver (Exelis ISP – no match, elected SRP; Vectrus 401(k) match $0, met IRS limit on employee deferral); and

Mr. Coppock (Exelis ISP – no match, elected SRP; Vectrus 401(k) match $817 before meeting IRS limit on employee deferral).

(h)	Amounts represent taxable group term life insurance premiums paid for Messrs. Hunzeker, Wright and Klein, Ms. Oliver and Mr. Coppock.

Grants of Plan-Based Awards in 2014

The following table summarizes awards made to our NEOs during the year ended December 31, 2014, including equity and non-equity awards originally granted by Exelis prior to the Spin-Off. Awards originally granted by Exelis prior to the Spin-Off were converted to Vectrus awards with the same vesting dates. Values for restricted stock units and exercise prices for non-qualified stock options were adjusted to preserve the original economic value for equity awards from Exelis in connection with the Spin-Off. The manner of conversion for each award reflected a mechanism intended to preserve the intrinsic value of each award, and was generally on terms which were, in all material respects, identical to the terms of the awards it replaced. The fair value of the converted Vectrus stock awards immediately following the Spin-Off was higher than the fair value of such awards immediately prior to the Spin-Off. As a result, we incurred incremental compensation expense related to options of approximately $0.65 million, which was recognized immediately.

Each NEO received a special, one-time Founders’ Grant (indicated by †) associated with the founding of Vectrus as a new public company. Founders’ Grants were provided as one-time awards and are not to be considered part of the regular incentive value granted to each NEO.

A discussion of the conversion process for equity awards follows this table. As discussed at the end of the table under “Treatment of Outstanding TSR awards following the Spin-Off,” the Exelis TSR program performance was calculated at the time of the Spin-Off for the completed portion of each of the 2012 and 2013 TSR award performance period. Following the Spin-Off, the target value of the uncompleted portion of the 2013 TSR awards was converted into Vectrus restricted stock units, as discussed below. Grants made to NEOs following the Spin-Off were made under the 2014 Plan. The table includes the grant date for equity-based awards, the estimated future payouts under non-equity incentive plan awards (which consist of potential payouts under the 2014 AIP), and the number of shares underlying all other stock awards, consisting of restricted stock units and non-qualified stock option awards. The table also provides the exercise price of the non-qualified stock option awards, reflecting the closing price of Exelis or Vectrus stock on the grant date and the grant date fair value of each equity award computed under FASB ASC Topic 718.

The table does not show any stock or option awards granted by Exelis prior to 2014 which were not converted to Vectrus awards. Please see the “Outstanding Equity Awards at 2014 Fiscal Year-End” table and accompanying narrative thereto for more information regarding these awards. In the table below, an “ * “ represents awards granted prior to the Spin-Off, “†” represents Founders’ Grants, and

“**” represents replacement awards with respect to outstanding TSR awards as discussed in “Treatment of Outstanding TSR awards following the Spin-Off” at the end of this table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth W. Hunzeker		300,000	600,000	1,200,000
	3/6/2014*							16,250			399,981
	3/6/2014*								16,528	24.61	99,999
	10/10/2014†							32,735			674,996
	10/10/2014**							3,031			62,499
	10/10/2014†								81,917	20.62	674,996
Theodore R. Wright		131,250	262,500	525,000
	3/6/2014*							11,375			279,987
	3/6/2014*								11,570	24.61	70,001
	10/10/2014†							30,553			630,003
	10/10/2014†								19,114	20.62	157,499
Matthew M. Klein		105,650	211,300	422,600
	3/6/2014*							6,500			159,992
	3/6/2014*								6,611	24.61	40,003
	10/10/2014†							23,860			491,993
	10/10/2014**							788			16,249
	10/10/2014†								14,927	20.62	122,998
Janet L. Oliver		70,000	140,000	280,000
	3/6/2014*							5,200			127,994
	3/6/2014*								5,289	24.61	32,000
	10/10/2014†							11,639			239,996
	10/10/2014**							969			19,981
	10/10/2014†								7,282	20.62	60,004
Kelvin R. Coppock		67,500	135,000	270,000
	3/6/2014*							4,875			119,994
	3/6/2014*								4,958	24.61	29,998
	10/10/2014†							11,639			239,996
	10/10/2014**							788			16,249
	10/10/2014†								7,282	20.62	60,004

(1)	Amounts reflect the threshold, target, and maximum payment levels for commensurate performance under the non-equity incentive plan (AIP) (described above in “Compensation Discussion and Analysis - Overview of the AIP and Long-Term Incentive Target Awards”) if certain performance metrics are met. These potential payments are based on achievement of specific performance metrics and are completely at risk. The target award is computed based upon the applicable range of net estimated payments denominated in dollars where the target award is equal to 100% of the award potential, the threshold is equal to 50% of target and the maximum is equal to 200% of target.
(2)	TSR awards were not granted to Vectrus NEOs during 2014.
(3)

Amounts reflect the number of restricted stock units granted in 2014 to the NEOs. Restricted stock units granted to NEOs vest in one-third annual installments on the first, second and third anniversaries of the grant. The number of units underlying the restricted stock unit awards granted on October 10, 2014 was determined based on the closing price of Vectrus stock on that date. During the restriction period, holders of restricted stock units do not have voting rights. Restricted stock units marked by ** represent replacement awards with respect to outstanding TSR awards for 2013 under the Exelis TSR program. Vectrus restricted stock units awarded as replacements for the Exelis TSR awards with respect to the uncompleted portion of the 2013 TSR awards will vest on December 4, 2015. The grant date fair value for restricted stock units awarded as replacements for TSR awards is reflected in the “Stock Awards” column in the Summary Compensation Table. These awards did not have any incremental grant date fair value. The number of shares underlying restricted stock unit awards granted on March 6, 2014 was determined based on the closing price of Exelis stock on the date of grant.
(4)	Amounts reflect the number of non-qualified stock options granted to the NEOs. For the 2014 non-qualified stock option grants, the number of non-qualified stock options was computed by dividing the approved award value by the applicable Black-Scholes option value. For both the March 6, 2014 option grants and the October 10, 2014 grants, options become exercisable in one-third cumulative annual installments after the first, second and third anniversaries of the grant date and expire ten years after the grant date.
(5)	The option exercise price for non-qualified stock options granted on March 6, 2014 was the closing price of Exelis common stock on that date. The number of options and the option exercise price were adjusted to reflect the conversion formula related to the Spin-Off as described below. The option exercise price for non-qualified stock options granted on October 10, 2014 was the closing price of Vectrus common stock on that date.
(6)	Amounts in this column represent the grant date fair value computed in accordance with FASB ASC Topic 718 for equity awards granted to the NEOs in 2014.

Treatment of outstanding TSR awards following the Spin-Off

The Exelis Total Shareholder Return program performance was calculated at the time of the Spin-Off for the completed portion of each of the 2012 and 2013 TSR award performance periods. At the time of the Spin-Off, Exelis’ performance for 33 months of the 36 month performance period (the completed portion) of the 2012 TSR award was at 146% of target. The remaining 3 months of the 36 month performance period was calculated at target. The combined values for the completed and uncompleted portions of the 2012 award were paid in December 2014. At the time of the Spin-Off, Exelis’ performance for the 21 months of the 36 month performance period (the completed portion) of the 2013 TSR award was at 69.4% of target. Those amounts will be paid to participants in January 2016. The remaining target award, representing 15 months of the 36-month performance period, (the uncompleted portion) was converted to Vectrus restricted stock units based on $20.62 per share, the closing price of Vectrus common shares on October 10, 2014, the grant date. Messrs. Hunzeker, Klein, Coppock and Ms. Oliver received 3,031, 788, 788, and 969 restricted stock units respectively, representing the target value for the 15-month uncompleted portion of the 2013 TSR awards. The restricted stock units will vest on December 4, 2015. This treatment was approved by the Exelis Compensation Committee, as it determined that the value of restricted stock units most closely aligns with share price performance, similar to total shareholder return awards.

Conversion of outstanding restricted stock units and non-qualified stock options

With respect to restricted stock units and non-qualified stock options, a valuation was performed to preserve the economic value of such awards following the Spin-Off. The Price Conversion Ratio of 1.181668 was derived by dividing the $21.40 opening price of Vectrus stock on September 29, 2014 by the $18.11 closing price of Exelis stock on September 26, 2014. The Price Conversion Ratio was used to convert the exercise price of each option that was converted from an Exelis option to a Vectrus option. The Share Conversion Ratio of 0.846262 was derived by dividing the $18.11 closing price of Exelis stock on September 26, 2014 by the $21.40 opening price of Vectrus stock on September 29, 2014 to determine the number of shares or restricted stock, restricted stock units and shares underlying options that were converted from Exelis awards to Vectrus awards. These ratios reflect rounding.

Exelis Shares 9/26/14 NYSE Closing Price	$18.11

		Price Conversion Ratio	Share Conversion Ratio
Vectrus Shares 9/29/14 NYSE Opening Price	$21.40	1.181668	0.846262

Special Compensation Arrangements

Kenneth W. Hunzeker Employment Letter

On September 15, 2014, Vectrus and Kenneth W. Hunzeker entered into an employment letter (the “Hunzeker Employment Letter”), setting forth the terms and conditions of his employment as Chief Executive Officer and President of the Company effective upon the consummation of the Spin-Off. The terms of the Hunzeker Employment Letter are set forth below.

1. Compensation and Benefits.

a.	Annual Base Salary. Mr. Hunzeker’s annual base salary is $600,000, subject to review by the Compensation Committee from time to time for consideration of possible increases based on performance and other relevant circumstances.

b.	Target Annual Incentive. Mr. Hunzeker’s annual incentive target will be set at 100% of base salary (“Target Annual Incentive”). The amount earned in respect of the Target Annual Incentive is discretionary and subject to individual and Company performance, as determined by the Vectrus Compensation Committee of the Board.

c.	2015 Long-Term Incentive Awards. Mr. Hunzeker is eligible to participate in the Company’s long-term incentive program with an annual target long-term incentive compensation opportunity of $900,000 for 2015 as approved by the Exelis Compensation Committee. The forms of award will be based on the 2015 Vectrus long-term incentive award program, subject to review and approval of the Vectrus Compensation Committee.

d.

Founders’ Grant. Mr. Hunzeker was entitled to receive a Founders’ Grant on October 10, 2014 valued at $1,350,000. The Vectrus Compensation Committee determined that one half of the Founders’ Grant award be awarded in the form of nonqualified stock options, with a per-share exercise price equal to the fair market value of a share of the Company’s stock on the date of grant and a ten-year term. The stock options will vest in equal annual installments on the first, second and third anniversaries of the grant date subject to Mr. Hunzeker’s continued employment through each such vesting date. Should Mr. Hunzeker’s employment be terminated by the Company other than for Cause (as defined below) before the stock options vest in full, they will continue to vest for the period during which Mr. Hunzeker receives Severance Pay (as defined below), notwithstanding any provision of the applicable award agreement to the contrary. In addition, the Vectrus Compensation Committee determined that one half of the Founders’ Grant award be granted in the form of restricted stock units, which will vest in equal annual installments on the first, second and third anniversaries of the grant date, subject to Mr. Hunzeker’s continued employment through such vesting date. Upon vesting, these units will be settled immediately in shares of common stock of the Company, subject to satisfaction of all taxes due. Should Mr. Hunzeker’s employment be terminated by the Company other than for Cause before such units vest, a prorated portion of such units will vest and be settled immediately upon his termination date, with his termination date considered to be the Scheduled Termination Date (as defined below), it being understood that in determining the prorated portion of such units that will vest, Mr. Hunzeker shall be deemed to have continued employment until the last day of the Severance Pay Period (as defined below), notwithstanding any provision of the applicable award agreement to the contrary.

2. Termination of Employment.

a.	Termination of Employment for Cause. Mr. Hunzeker will not be eligible for Severance Pay if his employment is terminated by the Company for Cause or if he voluntarily terminates his employment for any reason (including as a result of retirement after reaching the Normal Retirement Date (as defined below) or failing to return from an approved leave of absence, including a medical leave of absence).

“Cause” shall mean action involving willful malfeasance or gross negligence or failure to act involving material nonfeasance that would tend to have a materially adverse effect on the Company. No act or omission on your part shall be considered “willful” unless it is done or committed in bad faith or without reasonable belief that the action or omission was in the best interests of the Company.

i.	“Normal Retirement Date” shall mean the first day of the month which coincides with or follows Mr. Hunzeker’s 65th birthday.

b.	Severance Pay Upon Termination of Employment Not for Cause. If the Company terminates Mr. Hunzeker’s employment other than for Cause and other than as a result of death or disability, and prior to the Normal Retirement Date, Mr. Hunzeker shall be provided severance pay in an amount equal to two times the annual base salary in effect on the effective date of the termination of employment (the “Scheduled Termination Date”).

c.	Terms and Conditions Applicable to Severance Pay. Severance Pay shall be paid in the form of periodic payments over a period of 24 months after the Scheduled Termination Date according to the regular payroll schedule (the “Severance Pay Period”).

1.	Severance Pay will, subject to timely execution and deliverance to the Company (and no revocation of the Release) (as defined herein), commence on the first business day after the 60th day following the Scheduled Termination Date, with any installments of Severance Pay that would otherwise have been paid during the first 60 days after the Scheduled Termination Date delayed and paid in a lump sum on such 60th day after the Scheduled Termination Date.

2.	In the event of death during the Severance Pay Period, the amount of Severance Pay remaining shall be paid in a discounted lump sum to Mr. Hunzeker’s spouse or to such other designated beneficiary or beneficiaries and failing such designation, to Mr. Hunzeker’s estate.

3.	During the Severance Pay Period Mr. Hunzeker must continue to be available to render to the Company reasonable assistance.

4.	Severance Pay will cease if Mr. Hunzeker is rehired by the Company.

d.	Benefits During Severance Pay. During the Severance Pay Period, except as provided herein, Mr. Hunzeker will continue to be eligible for participation in Company employee benefit plans in accordance with the provisions of such plans as in effect from time to time.

e.	Excluded Executive Compensation Plans, Programs, Arrangements, and Perquisites. During the Severance Pay Period, Mr. Hunzeker will not be eligible to accrue any paid time off or participate in or receive awards under any (i) annual incentive plan or bonus program, (ii) special termination programs, (iii) tax or financial advisory services, (iv) stock option or stock related plans for executives (provided that he will be eligible to exercise any outstanding stock options in accordance with the terms of any applicable stock option plan), (v) new or revised executive compensation programs that may be introduced after the Scheduled Termination Date or (vi) other executive compensation program, plan, arrangement, practice, policy or perquisites (except as provided otherwise in clause (v) above), unless specifically authorized by the Company in writing.

f.	Disqualifying Conduct. If during the Severance Pay Period, Mr. Hunzeker (i) engages in any activity which is inimical to the best interests of the Company; (ii) disparages the Company, its business, employees or directors; (iii) fails to comply with any Company Covenant Against Disclosure and Assignment of Rights to Intellectual Property; (iv) without the Company’s prior written consent, induces any employee of the Company to leave his or her Company employment; (v) without the Company’s prior written consent, engages in, becomes affiliated with, or becomes employed by any business competitive with the Company; or (vi) fails to comply with applicable provisions of the Company’s Code of Conduct or applicable Company Corporate Policies or any applicable Company Subsidiary Code or policies, then the Company will have no further obligation to provide Severance Pay.

g.	Release. The Company shall not be required to pay or continue any installments of Severance Pay or provide any termination benefits in accordance with this agreement unless Mr. Hunzeker executes and delivers to the Company within 52 days following the Scheduled Termination Date a release, in a form provided by the Company, pursuant to which he discharges and releases the Company, its affiliates, and their respective directors, officers, employees and employee benefit plans from all claims (other than for benefits to which he is entitled under any Company employee benefit plans) arising out of employment or termination of employment (the “Release”), and such Release is not revoked within the seven-day statutory revocation period.

h.	Treatment of Severance Pay and Other Compensation. Any Severance Pay or other compensation, including but not limited to any equity awards provided under the Hunzeker Employment Letter shall be treated in a manner consistent with the provisions of Section 409A of the Code.

i.	Any outstanding long term incentive awards will be treated in accordance with the applicable plans and award agreements.

3. Termination due to an Acceleration Event.

If Mr. Hunzeker’s employment is terminated due to a severance-qualifying termination under the terms of the Special Senior Executive Severance Pay Plan, Mr. Hunzeker will be entitled to receive the severance benefits provided under the terms of the Special Senior Executive Severance Pay Plan in lieu of any benefits described in the Employment Agreement.

4. Compliance with Section 409A.

The Hunzeker Employment Letter is intended to comply with Section 409A and will be interpreted in a manner intended to comply with Section 409A.

Theodore R. Wright Letter Agreement

On December 2, 2013, Exelis and Theodore R. Wright entered into a letter agreement (the “Wright Letter Agreement”) setting forth the terms and conditions of his employment as Executive Vice

President and Chief Operating Officer of Vectrus Systems Corporation (formerly called Exelis Systems Corporation). The terms of the Wright Letter Agreement are set forth below.

1.	Compensation and Benefits.

a.	Annual Base Salary. Mr. Wright’s initial base salary was $350,000.

b.	2014 Target Annual Incentive. For the performance year 2014, Mr. Wright’s annual incentive target was set at 75% of base salary (“Target Annual Incentive”). The amount earned in respect of the Target Annual Incentive was discretionary and subject to individual and Company performance.

c.	2014 Long-Term Incentive Awards. Mr. Wright was eligible to participate in the Exelis 2014 long-term incentive program with an annual target long-term incentive compensation opportunity of $350,000, and the form of the award, vesting provisions and other provisions/requirements were determined at the discretion of the Board of Directors.

d.	Cash Sign-on Payment. Mr. Wright was paid a sign-on payment in January 2014 in the amount of $175,000. In the event that Mr. Wright’s employment with Exelis or Vectrus is voluntarily terminated within two years from the date of payment, he is required to pay back the $175,000 payment, net of taxes.

e.	Transaction Success Incentive Award. Mr. Wright was eligible for a Transaction Success Incentive Award in cash the amount of $175,000 at the time of the Spin-Off.

f.	Founders’ Grant. Mr. Wright was entitled to receive a Founders’ Grant on October 10, 2014 in the amount of $787,500. The Vectrus Compensation Committee determined that twenty percent (20%) of the Founders’ Grant be granted in the form of stock options and eighty percent (80%) in the form of restricted stock units.

2.	Termination of Employment.

In the event that Exelis or Vectrus terminates Mr. Wright’s employment within his first two years of his employment, for any reason other than cause and without an offer of comparable employment, the Wright Letter provided that he would receive one full year of his current salary paid as a severance payment. Following two years of employment, he will revert to severance eligibility under the company severance policy that is in effect at that time.

Janet Oliver Letter Agreements

Ms. Oliver entered into agreements with ITT Corporation on April 26, 2011 which were amended on January 31, 2012, to substitute Exelis for ITT Corporation following the Exelis spin-off and provided for certain incentives to be paid to Ms. Oliver in exchange for the execution of a Non-Competition and Non-Solicitation Agreement. These agreements are collectively referred to as the “Janet Oliver Letter Agreements.” The terms of the Janet Oliver Letter Agreements are summarized below.

Term: The Janet Oliver Letter Agreements provided incentives for Ms. Oliver to remain with Exelis through at least March 31, 2015.

Incentives: Exelis agreed to make three separate incentive payments beyond the awards for which Ms. Oliver might otherwise qualify under the Annual Incentive Plan. Specifically, Exelis agreed to increase by $150,000 any bonus awarded and paid to Ms. Oliver in each of March 2012, 2013 and 2014. In the event Ms. Oliver voluntarily terminates her employment with Exelis or is terminated for cause (as defined in the Non-Competition and Non-Solicitation agreements which are part of the Janet Oliver Letter Agreements), Ms. Oliver forfeits any and all claims to any payments not made prior to the date of such termination.

Amendment: As described above, the Janet Oliver Letter Agreements were amended effective January 31, 2012 to substitute Exelis for ITT Corporation to reflect the Exelis spin-off. Further, Ms. Oliver is not precluded from working for businesses deemed to be in competition with the business of the Mission Systems business, if and only if a portion of the Mission Systems business is sold directly to such business.

No other terms of the Janet Oliver Letter Agreements were amended, and the Letter Agreements expired on their own terms on March 31, 2015.

Outstanding Equity Awards at 2014 Fiscal Year-End

Following the “Grants of Plan-Based Awards in 2014” table, we have provided an explanation of the process by which Exelis restricted stock units and non-qualified stock options awarded prior to the Spin-Off were converted to Vectrus restricted stock units and non-qualified stock options. We have also provided an explanation of the treatment of TSR awards for 2013 granted by Exelis prior to the Spin-Off. TSR awards were converted to Vectrus restricted stock units because the measurement period for the Exelis TSR was terminated as of the Distribution. The following table sets forth summary information regarding the outstanding equity awards held by our NEOs at December 31, 2014.

	Option Awards					Stock Awards

Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Kenneth W. Hunzeker	18-Apr-11	2,880	—	15.49	4/18/2021	—	—
	7-Nov-11	38,566	—	12.94	11/7/2021	—	—
	6-Mar-12	—	20,148	13.22	3/6/2022	7,940	217,556
	8-Mar-13	—	58,463	13.13	3/8/2023	11,425	313,045
	6-Mar-14	—	16,528	24.61	3/6/2024	16,250	445,250
	110-Oct-14	—	81,917	20.62	10/10/2024	35,766 (2)	979,988
Theodore R. Wright	6-Mar-14	—	11,570	24.61	3/6/2024	11,375	311,675
	10-Oct-14	—	19,114	20.62	10/10/2024	30,553	837,152
Matthew M. Klein	6-Mar-12	—	4,605	13.22	3/6/2022	1,815	49,731
	8-Mar-13	—	15,200	13.13	3/8/2023	2,970	81,378
	6-Mar-14	—	6,611	24.61	3/6/2024	6,500	178,100
	10-Oct-14	—	14,927	20.62	10/10/2024	24,648 (2)	675,355
Janet L. Oliver	6-Mar-12	—	8,058	13.22	3/6/2022	3,176	87,022
	8-Mar-13	—	18,708	13.13	3/8/2023	3,655	100,147
	6-Mar-14	—	5,289	24.61	3/6/2024	5,200	142,480
	10-Oct-14	—	7,282	20.62	10/10/2024	12,608 (2)	345,459
Kelvin R. Coppock	6-Mar-12	—	4,605	13.22	3/6/2022	1,815	49,731
	8-Mar-13	—	15,200	13.13	3/8/2023	2,970	81,378
	6-Mar-14	—	4,958	24.61	3/6/2024	4,875	133,575
	10-Oct-14	—	7,282	20.62	10/10/2024	12,427 (2)	340,500

(1)	The dates presented in this column represent the date the awards were granted (a) by Exelis for awards prior to the Spin-Off and (b) by us for all other awards. The pre-Spin-Off awards were converted to Vectrus restricted stock units as explained in more detail in the paragraphs following the “Grants of Plan-Based Awards in 2014” table. The same vesting dates were retained by Vectrus.
(2)	For the October 10, 2014 RSU awards, the awards for Messrs. Hunzeker, Klein and Coppock and Ms. Oliver included 3,031, 788, 788, and 969 RSUs, respectively, representing 15 out of 36 months of the 2013 performance period for the Exelis TSR awards.

Option Vesting Schedule

Generally, options vest on the applicable anniversary of the grant date. Options vest in one-third cumulative annual installments on the first, second and third anniversaries of the grant.

Name		Vesting Schedule (#s)
	Grant Date	2015	2016	2017
Kenneth W. Hunzeker	6-Mar-12	20,148
	8-Mar-13	29,232	29,231
	6-Mar-14	5,510	5,509	5,509
	10-Oct-14	27,306	27,306	27,305
Theodore R. Wright	6-Mar-14	3,857	3,856	3,857
	10-Oct-14	6,372	6,371	6,371
Matthew M. Klein	6-Mar-12	4,605
	8-Mar-13	7,600	7,600
	6-Mar-14	2,204	2,204	2,203
	10-Oct-14	4,976	4,976	4,975
Janet L. Oliver	6-Mar-12	8,058
	8-Mar-13	9,354	9,354
	6-Mar-14	1,763	1,763	1,763
	10-Oct-14	2,428	2,427	2,427
Kelvin R. Coppock	6-Mar-12	4,605
	8-Mar-13	7,600	7,600
	6-Mar-14	1,652	1,653	1,653
	10-Oct-14	2,428	2,427	2,427

Stock Vesting Schedule

Generally, restricted stock units vest on the applicable anniversary of the grant date, except as indicated below. The restricted stock units granted in 2012 and 2013 cliff vest three years from the grant date. The restricted stock units granted in 2014 vest in one-third annual installments on the first, second and third anniversaries of the grant.

		Vesting Schedule (#s)
Name	Grant Date	2015	2016	2017
Kenneth W. Hunzeker	6-Mar-12	7,940
	8-Mar-13		11,425
	6-Mar-14	5,416	5,417	5,417
	10-Oct-14	10,912	10,912	10,911
	10-Oct-14	3031 *
Theodore R. Wright	6-Mar-14	3,792	3,792	3,791
	10-Oct-14	10,185	10,184	10,184
Matthew M. Klein	6-Mar-12	1,815
	8-Mar-13		2,970
	6-Mar-14	2,167	2,166	2,167
	10-Oct-14	7,954	7,953	7,953
	10-Oct-14	788 *
Janet L. Oliver	6-Mar-12	3,176
	8-Mar-13		3,655
	6-Mar-14	1,733	1,734	1,733
	10-Oct-14	3,880	3,880	3,879
	10-Oct-14	969 *
Kelvin R. Coppock	6-Mar-12	1,815
	8-Mar-13		2,970
	6-Mar-14	1,625	1,625	1,625
	10-Oct-14	3,880	3,880	3,879
	10-Oct-14	788 *

* Restricted stock units awarded as a replacement for the 2013 Exelis TSR awards. The vesting date is December 4, 2015.

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of RSUs for each of our NEOs in 2014.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting(#) (2)	Value Realized on Vesting ($) (3)
Kenneth W. Hunzeker	72,691	561,586	29,902	668,112
Theodore R. Wright	—	—	—	—
Matthew M. Klein	21,594	171,711	4,510	85,117
Janet L. Oliver	26,999	225,310	3,416	64,479
Kelvin R. Coppock	15,677	123,623	5,325	100,503

(1)	Represents the difference between the market price of a share of Exelis common stock on the date of exercise, and the exercise price per share, multiplied by the number of shares acquired upon exercise.
(2)	For Messrs. Klein and Coppock and Ms. Oliver, shares acquired upon vesting were Exelis shares acquired prior to the Spin-Off from Exelis. For Mr. Hunzeker, out of the 29,902 shares acquired on vesting, 9,615 were Exelis shares acquired prior to the Spin-Off from Exelis, and 20,287 were Vectrus shares. The 20,287 Vectrus shares resulted from 23,973 Exelis RSUs which were converted to Vectrus RSUs that subsequently vested on November 7, 2014.
(3)	For Messrs. Klein and Coppock and Ms. Oliver, the aggregate value realized on the date of vesting of the RSUs granted in 2011 is based on the average of high and low prices of Exelis common stock on the date of vesting, multiplied by the number of shares acquired upon vesting. The value realized for these NEOs is based on $18.8725 per share on the vesting date of March 3, 2014. For Mr. Hunzeker, the aggregate value realized on the date of vesting of the RSUs is based on the average of high and low prices of the applicable Exelis or Vectrus shares on the date of vesting. Mr. Hunzeker held 9,615 Exelis RSUs that vested as to 6,833 shares at $18.8725 per share on March 3, 2014 and 2,782 shares at $17.2511 per share on April 18, 2014, as well as 20,287 Vectrus RSUs that vested on November 7, 2014 at $24.21 per share.

Pension Benefits for 2014

Exelis Pension Benefits

Exelis Salaried Retirement Plan

Under the SRP, eligible participants had the option, through December 31, 2011, to elect to be covered under either the Traditional Pension Plan (“TPP”) or the Pension Equity Plan (“PEP”) formula for future pension accruals. Effective January 1, 2012, the PEP was discontinued. Also, the Exelis Compensation Committee adopted and implemented modifications to the SRP effective January 1, 2012. All eligible Exelis employees, including the NEOs, had a one-time opportunity to choose participation in the ISP or SRP. Employees who chose the Investment Savings Plan (“ISP”) stopped accruing benefits under the SRP on January 1, 2012.

The SRP is a funded and tax-qualified retirement program. The plan is described in detail below.

All of the NEOs participate only in the TPP formula of the Exelis SRP.

Under the TPP, a participant first employed prior to January 1, 2000 would receive an annual pension that would be the total of:

•	2% of his or her “average final compensation” (as described below) for each of the first 25 years of benefit service, plus

•	1 1/2% of his or her average final compensation for each of the next 15 years of benefit service up to a combined maximum of 40 years benefit service, reduced by

•	1 1/4% of his or her primary Social Security benefit multiplied by the number of years of benefit service up to a maximum of 40 years.

A participant first employed on or after January 1, 2000, under the TPP would receive an annual pension that would equal:

•	1 1/2% of his or her average final compensation (as defined below) for each year of benefit service up to 40 years, reduced by

•	1 1/4% of his or her primary Social Security benefit multiplied by the number of years of benefit service up to a maximum of 40 years.

For a participant first employed prior to January 1, 2005, average final compensation (including salary and approved bonus or AIP payments) is the total of:

•	the participant’s average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service that would result in the highest average annual base salary amount, plus

•	the participant’s average annual pension eligible compensation, not including base salary, for the five calendar years of the participant’s last 120 consecutive calendar months of eligibility service that would result in the highest average annual compensation amount.

For a participant first employed on or after January 1, 2005, average final compensation is the average of the participant’s total pension eligible compensation (salary, bonus and annual incentive payments for NEOs and other exempt salaried employees) over the highest five consecutive calendar years of the participant’s final 120 months of eligibility service.

Under the TPP, Standard Early Retirement is available to employees at least 55 years of age with 10 years of eligibility service. For participants first employed prior to January 1, 2000, Special Early Retirement is available to employees at least age 55 with 15 years of eligibility service or at least age 50 whose age plus total eligibility service equals at least 80. For Standard Early Retirement, if payments begin before age 65, payments from anticipated payments at the normal retirement age of 65 (the “Normal Retirement Age”) are reduced by 1/4 of 1% for each month that payments commence prior to the Normal Retirement Age. For Special Early Retirement, if payments begin between ages 60-64, benefits will be payable at 100%. If payments begin prior to age 60, they are reduced by 5/12 of 1% for each month that payments start before age 60 but not more than 25%.

For participants first employed from January 1, 2000 through December 31, 2004, under the TPP, Standard Early Retirement is available as described above. Special Early Retirement is also available to employees who have attained at least age 55 with 15 years of eligibility service (but not earlier than age 55). For Special Early Retirement, the benefit payable at or after age 62 would be at 100%; if payments commence prior to age 62 they would be reduced by 5/12 of 1% for each of the first 48 months prior to age 62 and by an additional 4/12 of 1% for each of the next 12 months and by an additional 3/12 of 1% for each month prior to age 57.

For participants first employed on or after January 1, 2005, and who retire before age 65, benefits may commence at or after age 55 but they would be reduced by 5/9 of 1% for each of the first 60 months prior to age 65 and an additional 5/18 of 1% for each month prior to age 60.

Under the PEP, offered to all employees as of January 1, 2000, a single sum payment was available when an employee terminated employment regardless of age or the employee may elect to receive the benefit in monthly installments. Employees had an opportunity to choose the PEP formula when they were first hired or during the open enrollment period. Prior to January 1, 2012, employees could switch their pension plan formula annually; the last election on file continued absent any changes. The PEP single sum benefit was determined using the following percentages for each year the PEP formula was in effect multiplied by the employee’s final average pay: under age 30-3% for each year, between 30 and 39 years of age-4% for each year, between 40 and 49 years of age-5% for each year, and 6% for age 50 and over.

When an employee leaves Exelis, their total SRP benefit will be determined by the benefit earned under the TPP formula plus the PEP formula for the periods elected under each formula.

For employees who elected to participate in the ISP rather than the SRP, as of January 1, 2012, their benefits will be determined by the benefit earned under the TPP formula plus the PEP formula for the periods elected under each formula as of January 1, 2012. For those participants, the final average pay used under the TPP and PEP formula was frozen as of January 1, 2012 and any PEP formula will accrue interest at the 10-year Treasury rate as of the prior December 31, but rate shall not be less than 3.25%.

The accumulated benefit an employee earns over his or her career with Exelis is payable on a monthly basis starting after retirement. Pensions may be reduced if retirement starts before age 65. Possible pension reductions are described above.

Benefits under the SRP are subject to the limitations imposed under Sections 415 and 401(a) (17) of the Code in effect as of December 31, 2014. Section 415 limits the amount of annual pension payable from a qualified plan. For 2014, this limit is $210,000 per year for a single-life annuity payable at an IRS-prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distribution and different annuity starting dates. Section 401(a) (17) limits the amount of compensation that may be recognized in the determination of a benefit under a qualified plan. For 2014, this limit is $260,000.

Excess Pension Plans

Since Federal law limits the amount of benefits paid under and the amount of compensation recognized under tax-qualified retirement plans, Exelis maintains the unfunded Excess Pension Plans, which are not qualified for tax purposes. The purpose of the Excess Pension Plans is to restore benefits calculated under the SRP formula that cannot be paid because of the IRS limitations noted above. Exelis has not granted any extra years of benefit service to any employee under either the SRP or the Excess Pension Plans. In the event of a change of control, certain extra years of service may be allowed in accordance with the terms of the Special Senior Executive Severance Pay Plan which is described in “Potential Payments upon Termination or Change of Control-Special Senior Executive Severance Pay Plan.”

In the event of a change of control, any Excess Pension Plans benefits would be immediately payable, subject to any applicable Section 409A restrictions with respect to form and timing of payments, and would be paid in a single discounted sum. Amendments to the Excess Pension Plans related to Section 409A compliance, while not modifying the previously disclosed definition of change in control in the Excess Pension Plans, provide that payouts of pension amounts earned since January 1, 2005 require a change in control involving an acceleration event of 30% or more of Exelis outstanding stock.

Freezing of the SRP

On May 29, 2013, the Exelis Compensation Committee approved amendments to the SRP, a qualified defined benefit pension plan, effective December 31, 2016, to freeze all benefit accruals for all persons entitled to benefits under the Pension Plan by freezing the accrual of “Benefit Service” and the crediting of “Compensation,” as such terms are defined in the SRP, as of December 31, 2016. As a result, final average pay formulas will not reflect future compensation increases or benefit service after December 31, 2016.

Freezing of the Excess Pension Plans

On May 29, 2013, the Exelis Compensation Committee approved similar amendments to the Excess Pension Plans, which include the Exelis Excess Pension Plan IA, Exelis Excess Pension Plan IB, Exelis Excess Pension Plan IIA and Exelis Excess Pension Plan IIB, each a non-qualified defined benefit pension plan. The amendments will freeze all further benefit accruals under the Excess Plans as of December 31, 2016 for all persons entitled to benefits thereunder. As a result, final average pay formulas in the Excess Pension Plans will not reflect future compensation increases or benefit service after December 31, 2016. Messrs. Hunzeker and Coppock and Ms. Oliver participate in the Excess Pension Plans. Mr. Hunzeker and Mr. Klein’s final average pay for the Exelis Pension Plans were frozen as of December 31, 2011 as they elected to participate in the ISP. Mr. Wright’s final average pay for the Exelis Pension Plan was frozen as of his previous termination date of October 7, 2004.

The Pension Benefits table provides information on the pension benefits for the Vectrus NEOs. At the present time, all of the NEOs listed in the summary compensation table under “Compensation Tables” have elected to accrue benefits under the TPP formula. Messrs. Hunzeker and Wright and Ms. Oliver participate in the post-2005 TPP formula. Mr. Klein participates in the pension plan in effect for employees hired prior to January 1, 2000. Mr. Coppock participates in the pension plan in effect for employees hired on or after January 1, 2000. Benefits for Messrs. Hunzeker and Klein were frozen as of December 31, 2011 when each elected to participate in the ISP. Mr. Wright’s benefits were frozen as of his previous termination date of October 7, 2004.

Following Distribution Vectrus elected to not adopt plans similar to the SRP and the Excess Pension Plans. Benefits under the SRP and Excess Pension Plans were frozen as of the date of the Spin-Off for all participating Vectrus employees. Exelis will generally recognize future employment with Vectrus until December 31, 2016, for purposes of determining eligibility for a subsidized early retirement benefit, if applicable.

Pension Benefits

No pension benefits were paid to any of the Named Executive Officers in the last fiscal year.

Name (a)	Plan Name(b)	Number of Years Credited Service (c)(#)	Present Value of Accumulated Benefit at Normal Retirement (d) (1) (2) ($)	Present Value of Accumulated Benefit at Earliest Date for Unreduced Benefit (d) (3) (4) ($)	Payments During Last Fiscal Year (e) ($)
Kenneth W. Hunzeker	Exelis Salaried Retirement Plan	1.32	53,484	53,484	–
	Exelis Excess Pension Plan	1.32	30,142	30,142	–
	Exelis Salaried Retirement Plan	9.02	305,946	305,946	–
Theodore R. Wright	Exelis Excess Pension Plan	9.02	27,020	27,020	–
Matthew M. Klein	Exelis Salaried Retirement Plan	15.50	279,716	279,716	–
	Exelis Salaried Retirement Plan	4.87	170,313	170,313	–
Janet L. Oliver	Exelis Excess Pension Plan	4.87	172,703	172,703	–
	Exelis Salaried Retirement Plan	9.87	414,353	414,353	–
Kelvin R. Coppock	Exelis Excess Pension Plan	9.87	236,710	236,710	–

(1)	Assumptions used to determine present value as of December 31, 2014 are as follows: Measurement date: December 31, 2014; Discount Rate: 4.0% for the SRP benefit and 3.9% for the Exelis Excess Pension Plan; Mortality (pre-commencement): None; Mortality (post-commencement): RP-2014 with Buck Modified MP-2014 Project Scale; Termination of Employment: Age 65 for all participants; Present value is based on the single life annuity payable beginning on the first day of the month at normal retirement age 65 (first column (d)) or the earliest time at which a participant may retire under the plan without any benefit reduction due to age (second column (d)). The six-month delay under the Pension Plan for “specified employees” as required under Section 409A of the Internal Revenue Code was disregarded for this purpose. All results shown are estimates only; actual benefits will be based on precise credited service and compensation history, which will be determined at termination of employment. The 2014 row of the column titled “Change in Pension Plan Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table quantifies the change in the present value of the SRP benefit from December 31, 2013 to December 31, 2014. To determine the present value of the SRP benefit as of December 31, 2013 and 2014 the same assumptions that are described above to determine present value as of December 31, 2014 were used, except that a 4.7% discount rate and the 2013 IRS Static Mortality table post commencement replaced the discount rate and mortality assumptions used at December 31, 2014.
(2)	The accumulated benefit is based on service and earnings (base salary and bonus and/or AIP payment) considered by the plans for the period through December 31, 2014, and represents the actuarial present value under ASC Topic 715 of pension earned to date and payable at the assumed normal retirement age for the NEOs as defined under each plan. All benefit obligations for plans shown in this table are payable by Exelis.
(3)	The amounts represent the actuarial present value of the accumulated benefit at December 31, 2014, for the NEOs under each plan based upon actuarial factors and assumptions as described in (1) above, where the retirement age is assumed to be the earliest age at which the individual can receive undiscounted early retirement benefits.
(4)	This column is not required, but it is being added to supplement the understanding of the information in the table.

Nonqualified Deferred Compensation for 2014

Excess Savings Plan

Historically Exelis maintained a supplemental retirement savings plan, the Exelis Excess Savings Plan, to provide key employees with an opportunity to earn retirement savings benefits in excess of the retirement benefits they may contribute under our tax-qualified retirement savings plan. (Federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts ($260,000 in 2014) to the tax-qualified plan.) The Exelis Excess Savings Plan is a non-qualified unfunded savings plan. All balances under this plan are maintained on the books of Exelis. For those NEOs who selected the ISP alternative in 2014, Exelis credited the participant’s excess savings account based on 3 1⁄2% of eligible pay and the age-based contributions based on eligible salary in excess of these limits under the Exelis Excess Savings. Earnings are credited to the accumulated savings under the plan based on the earnings in the Stable Value Fund in the tax-qualified plan. Benefits will be paid in a lump sum in the seventh month following the last day worked.

Following the Distribution Vectrus adopted a supplemental retirement savings plan, the Vectrus Systems Corporation Excess Savings Plan, following the Distribution to provide our key employees with an opportunity to earn retirement savings benefits in excess of the retirement benefits they may contribute under our tax-qualified retirement savings plan. (Federal law limits the amount of compensation that can be used to determine employee and employer contribution amounts ($260,000 in 2014) to the tax-qualified plan.) The Vectrus Systems Corporation Excess Savings Plan is a non-qualified unfunded savings plan. All balances under this plan are maintained on the books of Vectrus. Vectrus credits the participant’s excess savings account based on 4% of eligible base compensation to be credited to the accumulated savings under the plan based on the earnings in the Guaranteed Income Fund - Stable Value Fund in the tax-qualified plan. Benefits will be paid in a lump sum in the seventh month following the last day worked. Previous balances under the Exelis Excess Savings were transferred following the Distribution.

Deferred Compensation

All NEOs participate in the Vectrus Excess Savings Plan. No NEOs participated in the Exelis Deferred Compensation Plan. The following table shows the activity within the Excess Savings Plan for the NEOs for 2014.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)(1)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)(d)	Aggregate Balance at Last FYE ($)(e)(2)
Kenneth W. Hunzeker	—	34,543	1,841	—	115,950
Theodore R. Wright	—	4,508	9	—	4,517
Matthew M. Klein	—	6,795	331	—	23,259
Janet L. Oliver	—	1,060	40	—	3,135
Kelvin R. Coppock	—	443	—	—	443

(1)	The amounts in column (b) regarding non-qualified savings are also reflected in column (e) of the all other compensation table under “Compensation Tables” as Excess Saving Plan Contributions and included in the summary compensation table under “Compensation Tables.”
(2)	For all Vectrus NEOs, amounts in the table above do not include any amounts reported in previous summary compensation tables.

Payments Upon Termination or Change in Control

The Potential Post-Employment Compensation table below reflects the amount of compensation payable to each of the NEOs in the event of employment termination under several different circumstances, including voluntary termination, termination for cause, death, disability, termination without cause or termination in connection with a change of control. Messrs. Klein and Coppock and Ms. Oliver are covered under the Senior Executive Severance Pay Plan and the Special Senior Executive Severance Pay Plan. Mr. Hunzeker is covered under the Hunzeker Employment Letter and the Special Senior Executive Severance Pay Plan (applicable to change of control). Mr. Wright is covered under the Wright Letter Agreement and the Special Senior Executive Severance Pay Plan.

The amounts shown in the Potential Post-Employment Compensation table are estimates, assuming that the triggering event was effective as of December 31, 2014, including amounts which would be earned through such date (or that would be earned during a period of severance), and where applicable, are based on Vectrus closing stock price on December 31, 2014, the last trading day of 2014, which was $27.40.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from Vectrus.

Payments and Benefits Provided Generally to Salaried Employees

The amounts shown in the table below do not include payments and benefits to the extent these payments and benefits are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued salary and paid time off, and;

•	Distributions of plan balances under the Vectrus 401(k) Plan and amounts currently vested under the Vectrus Excess Savings Plan.

No perquisites are available to any NEOs in any of the post-employment compensation circumstances.

Senior Executive Severance Pay Plan

The purpose of this plan is to provide a period of transition for senior executives. Senior executives who are U.S. citizens or who are employed in the United States are covered by this plan. The plan generally provided for severance payments if Vectrus terminates a senior executive’s employment without cause. The amount of severance pay under this plan depends on the executive’s base pay and years of service. The amount will not exceed 24 months of base pay or be greater than two times the executive’s total annual compensation during the year immediately preceding termination. Exelis considers these severance pay provisions appropriate transitional provisions given the job responsibilities and competitive market in which senior executives function. Vectrus’ obligation to continue severance payments stops if the executive does not comply with the Vectrus Code of Conduct. Vectrus considers this cessation provision to be critical to Vectrus’ emphasis on ethical behavior. Vectrus’ obligation to continue severance payments also stops if the executive does not comply with non-competition provisions of the Senior Executive Severance Pay Plan. These provisions protect the integrity of our business and are consistent with typical business arrangements. Messrs. Klein and Coppock and Ms. Oliver are covered under the Senior Executive Severance Pay Plan. Mr. Hunzeker is covered under the Hunzeker Employment Letter and Mr. Wright is covered under the Wright Letter Agreement. If a covered executive receives or is entitled to receive other compensation from another company, the amount of that other compensation could be used to offset amounts otherwise payable under the Senior Executive Severance Pay Plan. During the severance payment period, the executive will have a limited right to continue to be eligible for participation in certain benefit plans. Severance pay will start within sixty days following the covered executive’s scheduled termination date.

The exceptions to severance payments are:

•	the executive terminates his or her own employment;

•	the executive’s employment is terminated for cause;

•	termination occurs after the executive’s normal retirement date, which is the first day of the month which coincides with or follows the executive’s 65th birthday; or

•	termination occurs in certain divestiture instances if the executive accepts employment or refuses comparable employment.

No severance would be provided where an executive accepted or refused comparable employment because the executive had the opportunity to receive employment income from another party under comparable circumstances.

Special Senior Executive Severance Pay Plan

The purpose of this plan is to provide compensation in the case of termination of employment in connection with an acceleration event (defined in “Compensation Tables - Payments Upon Termination or Change in Control”) including a change of control. The provisions of this plan were specifically designed to address the inability of senior executives to influence Vectrus’ future performance after certain change of control events. The plan was structured to encourage executives to act in the best interests of shareholders by providing for certain compensation and retention benefits and payments, including change of control provisions, in the case of an acceleration event.

The purposes of these provisions were to:

•	provide for continuing cohesive operations as executives evaluated a transaction, which, without change of control protection, could be personally adverse to the executive;

•	keep executives focused on preserving value for shareholders;

•	retain key talent in the face of potential transactions; and

•	attract talented employees in the competitive marketplace.

As discussed above, this plan provides severance benefits for covered executives, including any NEO whose employment was terminated by Vectrus other than for cause, or where the covered executive terminated his or her employment for good reason within two years after the occurrence of an acceleration event as described below (including a termination due to death or disability) or if during the two-year period following an acceleration event, the covered executive had grounds to resign with good reason or the covered executive’s employment was terminated in contemplation of an acceleration event that ultimately occurred.

The plan was designed to put the executive in the same position, from a compensation and benefits standpoint, as he or she would have been in without the acceleration event. With respect to incentive plan awards, since the executive would no longer have the ability to influence the corporate objectives upon which the awards were based, the plan provides that any AIP awards be paid out at target (100%). In the event of a change of control, a pro-rata portion of outstanding TSR awards would be paid through the date of the change of control based on actual performance and the balance of the awards would be paid at target (100%).

This plan provides two levels of benefits for covered executives, based on their position within Vectrus. The Compensation Committee considered two levels of benefits appropriate based on the relative ability of each level of employee to influence future Vectrus performance. Under the Special Senior Executive Severance Pay Plan, if a covered executive is terminated within two years after an acceleration event in a change of control or in contemplation of an acceleration in a change of control event that ultimately occurs or if the covered executive terminates his or her employment for good reason within two years after an acceleration event in the event of a change of control, he or she would be entitled to:

•	any accrued but unpaid base salary, bonus (AIP payment), unreimbursed expenses and employee benefits, including paid time off;
•	two or three times the annual base salary rate immediately preceding the date of the acceleration event or termination and two or three times the target AIP immediately preceding the acceleration event or termination;
•	continuation of health (medical/dental) and life insurance benefits and certain perquisites at the same levels for two or three years;
•	credit for an additional two or three years of age and two or three years of eligibility service under the retiree health and retiree life insurance benefits;
•	a lump-sum payment equal to two or three times the annual base salary rate immediately preceding the acceleration event or termination times two or three times the highest percentage rate of Vectrus’ contributions to the Vectrus 401(k) Plan and the Vectrus Excess Savings Plan, such payments not to exceed 4% per year;
•	if payments triggered by a change-of-control would be subject to an excise tax, then either: (1) reduction of payments by the amount needed to avoid triggering the tax, or (2) no reduction of payments, depending on which alternative left the executive in the best after-tax position; and
•	one year of outplacement services

Messrs. Hunzeker, Wright, Klein and Coppock and Ms. Oliver are covered at the higher level of benefits. The Potential Post-Employment Compensation table below provides additional information.

Change of Control Arrangements

The payment or vesting of awards or benefits under each of the plans listed below would be accelerated upon the occurrence of a change of control of Vectrus. The change of control provisions in these plans are intended to provide protections in the context of change of control transaction so that the executives can focus on preserving value for shareholders when evaluating situations that, without change of control provisions, could be personally adverse to the executive. For substantially all of the plans listed below there would be a change of control of Vectrus if one of the following acceleration events occurred:

1.	A report on Schedule 13D was filed with the SEC disclosing that any person, other than Vectrus or one of its subsidiaries or any employee benefit plan that is sponsored by Vectrus or a subsidiary, had become the beneficial owner of 20% or more of Vectrus’ outstanding stock;

2.	A person other than Vectrus or one of its subsidiaries or any employee benefit plan that is sponsored by Vectrus or a subsidiary purchased Vectrus shares in connection with a tender or exchange offer, if after consummation of the offer the person purchasing the shares is the beneficial owner of 20% or more of Vectrus outstanding stock;

3.	The consummation of:

(a) any consolidation, business combination or merger of Vectrus other than a consolidation, business combination or merger in which the shareholders of Vectrus immediately prior to the merger would hold 50% or more of the combined voting power of Vectrus or the surviving corporation of the merger and would have the same proportionate ownership of common stock of the surviving corporation that they held in Vectrus immediately prior to the merger; or

(b) any sale, lease, exchange or other transfer of all or substantially all of the assets of Vectrus;

4.	A majority of the members of the Board of Directors of Vectrus changed within a 12-month period, unless the election or nomination for election of each of the new Directors by Vectrus’ shareholders had been approved by two-thirds of the Directors still in office who had been Directors at the beginning of the 12-month period or whose nomination for election or election was recommended or approved by a majority of Directors who were Directors at the beginning of the 12-month period; or

5.	Any person other than Vectrus or one of its subsidiaries or any employee benefit plan sponsored by Vectrus or a subsidiary became the beneficial owner of 20% or more of Vectrus outstanding stock.

The following Vectrus plans have change of control provisions:

•	Vectrus, Inc. 2014 Omnibus Incentive Plan;
•	Vectrus, Inc. Annual Incentive Plan for Executive Officers;
•	Vectrus, Inc. Special Senior Executive Severance Pay Plan;
•	Vectrus, Inc. Enhanced Severance Pay Plan; and
•	Vectrus Systems Corporation Excess Savings Plan.

Potential Post-Employment Compensation

Executive	Resignation (a)($)	Termination for Cause (b)($)	Death (c) ($)	Disability (d)($)	Termination Not For Cause (e)($)	Termination Not For Cause or With Good Reason After Change of Control (f)($)
Kenneth W. Hunzeker
Cash Severance (1)	—	—	—	—	1,200,000	3,600,000
2013 - 2015 TSR Award (2)	—	—	60,722	60,722	60,722	60,722
Unvested Equity Awards (3)	—	—	3,677,406	3,677,406	3,677,406	3,677,406
Non-Qualified Retirement Benefits (4)	—	—	—	—	—	67,202
Other Non-Qualified Benefits (5)	—	—	—	—	24,784	113,454

Total	—	—	3,738,128	3,738,128	4,962,912	7,518,784
Theodore R. Wright
Cash Severance (1)	—	—	—	—	350,000	1,837,500
2013 - 2015 TSR Award (2)	—	—	—	—	—	—
Unvested Equity Awards (3)	—	—	1,310,700	1,310,700	1,310,700	1,310,700
Non-Qualified Retirement Benefits (4)	—	—	—	—	—	37,200
Other Non-Qualified Benefits (5)	—	—	—	—	11,739	112,698

Total	—	—	1,310,700	1,310,700	1,672,439	3,298,098
Matthew M. Klein
Cash Severance (1)	—	—	—	—	650,000	1,608,750
2013 - 2015 TSR Award (2)	—	—	15,788	15,788	15,788	15,788
Unvested Equity Awards (3)	—	—	1,386,463	1,386,463	1,150,130	1,386,463
Non-Qualified Retirement Benefits (4)	—	—	—	—	—	34,200
Other Non-Qualified Benefits (5)	—	—	—	—	36,376	131,446

Total	—	—	1,402,251	1,402,251	1,852,294	3,176,647
Janet L. Oliver
Cash Severance (1)	—	—	—	—	326,667	1,260,000
2013 - 2015 TSR Award (2)	—	—	19,431	19,431	19,431	19,431
Unvested Equity Awards (3)	—	—	1,120,525	1,120,525	712,866	1,120,525
Non-Qualified Retirement Benefits (4)	—	—	—	—	—	28,801
Other Non-Qualified Benefits (5)	—	—	—	—	20,674	131,302

Total	—	—	1,139,956	1,139,956	1,079,638	2,560,059
Kelvin R. Coppock
Cash Severance (1)	—	—	—	—	427,500	1,215,000
2013 - 2015 TSR Award (2)	15,788	—	15,788	15,788	15,788	15,788
Unvested Equity Awards (3)	929,046	—	950,637	950,637	950,637	950,637
Non-Qualified Retirement Benefits (4)	—	—	—	—	—	27,601
Other Non-Qualified Benefits (5)	—	—	—	—	1,139	77,237

Total	944,834	—	966,425	966,425	1,395,064	2,286,263
(1)

Mr. Hunzeker is covered under the Hunzeker Employment Letter. Under the Hunzeker Employment Letter, Vectrus will pay a severance benefit equal to two times the annual base salary ($600,000 on December 31, 2014) in effect on the scheduled termination date, if terminated other than for cause unless termination occurs after the normal retirement date (Normal retirement date is the first day of the month which follows Mr. Hunzeker’s 65th birthday.) Mr. Wright is covered under the Wright Letter Agreement under which Vectrus will pay a severance benefit equal to one times the annual base salary ($350,000 on December 31, 2014) in effect on the scheduled termination date, if terminated other than for cause within two years of Mr. Wright’s rehire date of December 2, 2013. Messrs. Klein and Coppock and Ms. Oliver are covered under the Vectrus Senior Executive Severance Pay Plan.

Under that plan Mr. Klein will receive a severance benefit equal to 24 months, Mr. Coppock will receive a severance benefit equal to 19 months and Ms. Oliver will receive a severance benefit equal to 14 months, if terminated other than for cause unless the termination occurs after the normal retirement date. In the event of a change of control Messrs. Hunzeker, Wright, Klein, Coppock and Ms. Oliver are covered under the Vectrus Special Senior Executive Severance Pay Plan, described in this Proxy Statement and would be paid a benefit equal to three times the current annual base salary rate ($600,000, $350,000, $325,000, $270,000 and $280,000, respectively) plus three times the target AIP amount. Further information regarding post-employment compensation is provided in the Pension Benefits and Nonqualified Deferred Compensation tables.
(2)	The numbers reflect the deferred cash value of the completed portion of the Exelis 2013 TSR awards based on performance at the Spin-Off.
(3)	Unvested equity awards reflect the market value of restricted stock units and in-the-money value of stock options based on $27.40, the closing price of Vectrus common shares on December 31, 2014. The amounts for Mr. Coppock in column (a) reflect his satisfaction of the retirement eligibility requirements for equity awards as of December 31, 2014. All NEOs have accepted the terms and conditions with respect to their awards, including restrictive covenants on non-solicitation and non-competition.
Treatment of unvested RSUs and Stock Options Upon Termination of Employment: In the event of termination due to resignation, or for cause, awards are forfeited. Termination due to death or disability results in full vesting of awards. In the event of termination by the Company, other than for cause, RSU awards are subject to prorata vesting according to the number of full months of employment from the grant date through the termination date, including any period of severance. In the event of termination by the Company, other than for cause, stock options continue to vest according to the terms of each award, through the termination date, including through any period of severance. In the event that an executive satisfies the retirement eligibility requirements upon termination, including any period of severance, awards continue to vest according to the terms of each award. RSUs and stock options granted in 2014 vest in one-third annual installments after the first, second and third anniversaries of the grant date. Upon a change in control, RSUs and stock options vest in full. Stock options expire ten years from date of grant.
(4)	No additional Vectrus Excess Savings Plan contributions are made in the event of voluntary or involuntary termination, or termination for cause. In the case of death or disability, the participant is 100% vested in the Vectrus match. Column (f) reflects the additional cash payment representing Vectrus contributions which would be made following a change in control as described in the Special Senior Executive Severance Pay Plan in this Proxy Statement.
(5)	Amounts shown in column (e) represent, in the event of termination not for cause, that Vectrus will pay the Company’s portion of medical and life insurance premiums for two years for Mr. Hunzeker ($23,524 and $1,260, respectively) and Mr. Klein ($35,680 and $696, respectively), one year for Mr. Wright, ($11,379 and $360, respectively), fourteen (14) months for Ms. Oliver ($20,334 and $340, respectively) and nineteen (19) months for Mr. Coppock ($688 and $451, respectively). In the event of a change in control, amounts shown in column (f) include, as provided in the Vectrus Special Senior Executive Severance Pay Plan, one year of outplacement services estimated at $75,000, and Vectrus will also pay medical and life insurance premiums for three years for Mr. Hunzeker ($36,510 and $1,944, respectively), Mr. Klein ($55,366 and $1,080, respectively), Mr. Wright ($36,510 and $1,188, respectively), Ms. Oliver ($55,366 and $936, respectively), and Mr. Coppock ($1,325 and $912, respectively).

Directions to the Vectrus 2015 Annual Meeting of Shareholders

Driving

Located in Colorado Springs, Cheyenne Mountain Resort is just a 20-minute drive from the Colorado Springs Airport, offering 120 daily flights from 10 commercial airlines. The property is approximately an hour’s drive from Denver and Denver International Airport.

From the Colorado Springs Airport

Go west on Milton E Proby Pkwy approximately 3 miles to Academy Blvd. Turn left on Academy and stay in the left-hand lane. Follow Academy approximately 4 miles to Highway 115.Exit north at Highway 115. Proceed approximately one mile to Cheyenne Mountain Blvd. Turn left on Cheyenne Mountain Blvd. and go one block to Broadmoor Valley Rd. Turn left and go three blocks to Cheyenne Mountain Resort.

From I-25

Exit 138 - Circle Drive. Turn West (toward the mountains).Two miles to Highway 115 South - Canon City. Continue under the overpass and turn left onto ramp. First traffic light, Cheyenne Mountain Boulevard, turn right. Take the first left, Broadmoor Valley Road - (Resort’s sign on the corner). One half mile to Cheyenne Mountain Resort - Main Entrance is on the left.

VECTRUS, INC. 655 SPACE CENTER DRIVE COLORADO SPRINGS, CO 80915 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Vectrus, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vectrus, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M82590-P60684 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VECTRUS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2, AND 3. Vote on Class I Directors 1. ELECTION OF THREE CLASS I DIRECTORS For Against Abstain Nominees: 1a. Bradford J. Boston 1b. Kenneth W. Hunzeker 1c. Phillip C. Widman Vote on Proposals Vote on Proposals 2. Ratification of the appointment of Deloitte & Touche LLP as the Vectrus, Inc. Independent Registered Public Accounting Firm for 2015. 3. Approval, on an advisory basis, of the compensation paid to our named executive officers. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “ONE YEAR” ON THE FOLLOWING PROPOSAL: 1 For Against Abstain 1 Year 2 Years 3 Years Abstain For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Yes No 4. To determine, on an advisory basis, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years. Please sign your name(s) exactly as it/they appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

VECTRUS, INC. Annual Meeting of Shareholders 8:00 a.m., Mountain Time, May 15, 2015 Cheyenne Mountain Resort, 3225 Broadmoor Valley Road Colorado Springs, CO 80906 PLEASE PRESENT THIS CARD AT THE ENTRANCE TO THE MEETING ROOM Note: If you plan to attend the Annual Meeting of Shareholders, please so indicate by marking the appropriate box on the attached proxy card. If you plan to attend the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated. This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting. SEC Proxy Access Notice Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be held on May 15, 2015 at 8:00 a.m., Mountain Time at the Cheyenne Mountain Resort, 3225 Broadmoor Valley Road, Colorado Springs, CO 80906. The proxy materials for the Vectrus 2015 Annual Meeting of Shareholders, including the 2015 Proxy Statement and the 2014 Annual Report to Shareholders are available over the Internet. To view these proxy materials, please visit www.proxyvote.com. M82591-P60684 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VECTRUS, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 15, 2015 The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Michele L. Tyler and Kathryn S. Lamping, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this form, all of the shares of Common Stock of Vectrus, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 a.m., Mountain Time, on May 15, 2015 at the Cheyenne Mountain Resort, 3225 Broadmoor Valley Road, Colorado Springs, CO 80906, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. In either case, if this form is signed and returned, the proxies will be authorized to vote in their discretion on any other matters that may be presented for a vote at the meeting and at adjournments or postponements. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE